UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM 10/A
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934
RESEARCH PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-4322769 (IRS Employer Identification Number)

520 Virginia Drive Fort Washington, PA (Address of principal executive offices)	19034 (Zip code)
(215) 540-0700
(Registrant’s telephone number, including area code)
Steven Bell
Executive Vice President of Finance and Chief Financial Officer
ReSearch Pharmaceutical Services, Inc.
520 Virginia Drive
Fort Washington, PA 19034
(215) 540-0700
Copies to:
Stephen T. Burdumy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.0001 per share
Warrants to purchase Common Stock

PART I

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
          This registration statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond our control. Our actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in this registration statement. Important factors that may cause actual results to differ from projections include, but are not limited to:
•	adverse economic conditions;

•	inability to raise sufficient additional capital to operate our business;

•	unexpected costs, lower than expected sales and revenues, and operating deficits;

•	adverse results of any legal proceedings;

•	changes in laws, rules and regulations affecting our business

•	inability to attract or retain qualified personnel, including sales and marketing, and scientific personnel; and

•	other specific risks that may be referred to in this registration statement, including those set forth in the “Risk Factors” section of the Registration Statement.
          All statements, other than statements of historical facts, included in this registration statement regarding our strategy, future operations, financial position, estimated revenue or losses, projected costs, prospects, current expectations, forecasts, and plans and objectives of management are forward-looking statements. When used in this registration statement, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “should,” “project,” “plan,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this registration statement. We do not undertake any obligation to update any forward-looking statements or other information contained in this registration statement, except as required by federal securities laws. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this registration statement are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. We have disclosed important factors that could cause our actual results to differ materially from our expectations under the “Risk Factors” section of this Registration Statement and elsewhere in this registration statement. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
          Information regarding market and industry statistics contained in this registration statement are included based on information available to us that we believe is accurate. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We undertake no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. See the “Risk Factors” section of this Registration Statement for a more detailed discussion of uncertainties and risks that may have an impact on our future results.

Item 1. Business
          ReSearch Pharmaceutical Services, Inc. (“RPS”) provides a broad range of clinical development services to its bio-pharmaceutical industry clients including clinical trial project management, site management and study monitoring, patient enrollment, data collection and management, statistical analysis and report writing, quality assurance, and regulatory and medical affairs services. These services support the design, initiation and management of clients’ clinical trials programs that are required as part of the regulatory approval process for bio-pharmaceutical products. RPS has performed services in connection with trials in many therapeutic areas, including cardiovascular, oncology, infectious diseases, neurology, allergy/immunology, endocrinology/metabolism, gastroenterology, obstetrics/gynecology, orthopedics, pediatrics and psychiatry. RPS derives substantially all of its revenue from the research, development and marketing expenditures of the pharmaceutical, biotechnology and medical device industries.
Background
          RPS was incorporated in Delaware on January 30, 2006 as Cross Shore Acquisition Corporation (“Cross Shore”), a blank check company formed to serve as a vehicle for the acquisition of a then unidentified operating business engaged in the delivery of business services to consumers and companies in the United States. On April 24, 2006, Cross Shore consummated an initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange, and on April 26, 2007, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReSearch Pharmaceutical Services, Inc. (“Old RPS”). Upon the completion of the merger with Old RPS on August 30, 2007, the Company changed its name to ReSearch Pharmaceutical Services, Inc. Prior to the merger with Old RPS, Cross Shore had no operating business other than searching for an acquisition target.
          Old RPS was originally incorporated under the name ReSearch Pharmaceutical Search, Inc. under the laws of Pennsylvania on November 21, 1994. Old RPS changed its name to ReSearch Pharmaceutical Services, Inc. on March 10, 2003. Longxia Acquisition, Inc., a wholly owned subsidiary of Cross Shore, merged with and into Old RPS with Old RPS being the surviving corporation. Old RPS subsequently merged with and into a wholly-owned subsidiary of Cross Shore on August 30, 2007. As a result of this merger, Old RPS became a limited liability company organized under the laws of Delaware under the name ReSearch Pharmaceutical Services, LLC, and Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc. RPS is now a holding company for, and conducts all of its operations through its wholly-owned subsidiary, ReSearch Pharmaceutical Services, LLC. Our stock is listed on AIM under the symbol “RPSE” and our warrants are listed on AIM under the symbol “RPSW”. The business of ReSearch Pharmaceutical Services, LLC is now the sole business of RPS. As used herein, unless the context otherwise requires or specifies, RPS, the registrant, its wholly-owned direct and indirect subsidiaries, and together with Old RPS, are referred to in this registration statement as “we”, “us”, “our”, and “the Company”.
          We provide integrated clinical development solutions and services to the bio-pharmaceutical industry. RPS began as a permanent placement company focused on the pharmaceutical industry, and has expanded to build an outsourcing organization that combines staffing and recruiting capabilities with clinical expertise and infrastructure. This expansion served as the foundation for the creation of our business model as a Pharmaceutical Resource Organization (“PRO”) and the solution we offer to the bio-pharmaceutical industry as a Clinical Master Service Provider.
          Our operations are primarily based in the United States. We have expanded our international operations and the Company has wholly owned subsidiaries in Canada, Brazil, Chile, Argentina, Uruguay, Peru, and Mexico. We continue to evaluate expanding our operations into markets in Asia and Europe.
          Our senior management team is composed of highly experienced veterans of the clinical research organization (“CRO”), pharmaceutical, staffing and outsourcing industries. Daniel M. Perlman, our chief executive officer, has over 17 years of experience in outsourcing services to the pharmaceutical industry, and Dr. Harris Koffer, our president and chief operating officer, has over 25 years of experience in clinical drug development.
Business Overview and Business Model
          Our PRO model was launched with the introduction of a new solution structured to allow bio-pharmaceutical companies to continue to manage the strategic aspects of clinical research and development, which are their core competencies, while outsourcing the management of operations and supplying resources to trials, their “non-core” competencies. RPS’ operating model provides support to bio-pharmaceutical companies in areas of providing resources and implementation for their in-house research and development functions. The model focuses on the internal operations of its customers — and in doing so, targets the portion of Phase II and Phase III research and development that is not currently outsourced to a CRO.
          Our PRO model continues to attract interest from pharmaceutical companies as demonstrated by our growth in service revenues of 42.1% for the period ended September, 30, 2007 and 34.4% for the year ended December 31, 2006 over the respective comparable prior periods. We believe that our approach addresses certain shortcomings of the traditional CRO model by providing clients with more control of the strategic aspects of their studies, greater integration of in-house capabilities with outsourced resources, and reduced costs. By focusing on creating strategic relationships with our clients for their entire pipeline of drugs in development, we attempt to create effective partnerships with our clients with the goal of enhancing long-term revenue opportunities and minimizing dependence on individual trials.
          The PRO model contrasts with that of a traditional CRO, which focuses on performing individual clinical trials on behalf of its client by duplicating the pharmaceutical company’s infrastructure — with limited interface with clients until the final deliverable is achieved. We believe that RPS’ PRO model uses the existing resources, processes and systems of its clients more effectively, while enhancing real-time communication and coordination with clients, avoiding duplicative infrastructure costs.
          We believe that our PRO model results in more collaboration between the customer and RPS than the services offered by traditional CROs. In addition, we believe that the PRO model offers the following benefits to our customers:
•	Control. The PRO model offers the savings and benefits of outsourcing while permitting the client to maintain continued control of its development portfolio. Clients can selectively outsource only those functions required to complete their clinical studies while retaining control of their own core competencies, systems and processes. For example, with the PRO model, clients can outsource the components of their clinical studies associated with the greatest headcount, such as site monitoring and data management, while retaining their own personnel for medical and regulatory strategy and proprietary study data.

•	Integration. The PRO model differs from the individual project model traditionally performed by CROs. The PRO model is a collaborative, integrated approach and offers the flexibility to customize solutions based on the client’s needs. RPS personnel often work at the clients’ facilities and function as part of their internal development staff, which allows the client to use the resources we provide across multiple studies, in contrast to the individual study approach used under the traditional CRO model. This provides our clients with flexibility that would not be possible in an outsourcing relationship with a CRO.

•	Core Competencies. The PRO model gives the client dedicated use of outsourced staff with technical competency in specific therapeutics or disease states and functional expertise in specific aspects of clinical studies. This approach supplements the client’s existing capabilities because RPS’ personnel work side by side with the client’s staff, extending the breadth of skills available to the client.

•	Dedicated Resources. RPS builds customized and dedicated clinical teams of experienced professionals to operate with the client in a seamless and integrated manner. Teams are selected according to client requirements, are fully committed to a client’s needs and are not shared across multiple clients.

•	Reduced Costs. An important aspect of the PRO model is RPS’ ability to integrate with the client by using client processes, structures and standard operating procedures that are already in place. This minimizes duplication of overhead and support structures for the client, resulting in lower overall research study costs. In addition, by integrating into the client’s existing team, planning is greatly facilitated, reducing or replacing costs associated with bidding out new studies and significantly reducing the need for costly change orders.
          In summary, the PRO model is designed to increase trial control for the client, provide better on-time delivery of programs, and meaningfully reduce the overall lifecycle costs associated with outsourcing programs. By gaining more control over the management of trials without losing the benefits of outsourcing expertise, our PRO model is designed to help clients improve the overall productivity of their drug development initiatives.
The PRO model has important attributes that benefit RPS as well:
•	Strategic relationships with our clients. RPS attempts to develop strategic relationships with our clients at senior management levels, turning visibility into additional opportunities to expand our scope of services and revenue potential with clients. Since our employees are embedded in the infrastructure of our clients, we believe that RPS has an opportunity to solicit new business opportunities for individual trial projects, expansion into other functional areas as well as geographical expansion of programs, before they reach the normal procurement process.

•	Reduced dependency on individual trials. Unlike most CROs, which are awarded individual clinical trials of a finite length (typically one to two years), RPS provides outsourced solutions relating to functional areas that are more permanent aspects of its client’s infrastructure, which potentially provides revenue streams that are more stable and less dependent on the new contract awards tied to individual trials.
          From 1999 to 2004, we grew the PRO model by providing a mix of staffing and recruiting services, integrated functional and cross-functional clinical development solutions as well as traditional full-service, project-based CRO services to a wide range of bio-pharmaceutical clients.
          In 2004, while continuing to provide services under the PRO model, including clinical development solutions, project-based CRO services, and staffing and recruiting services, we continued the evolution of the PRO model with the introduction of the Clinical Master Service Provider (“CMSP”) solution. CMSP solutions are long-term, strategic relationships developed with senior management within a client’s clinical, financial and procurement departments that generally involve a partial or full ‘carve-out’ of functional areas of the client’s development effort. CMSP solutions currently represent RPS’ fastest growing service area. CMSP revenues have grown 201.5% to $43.2 million for the nine months ended September 30, 2007 and 175.3% to $22.8 million for the year ended December 31, 2006 over the comparable prior periods. Payroll related and other direct costs to provide CMSP services have grown consistently with the growth in revenues, increasing 208.0% to $31.2 million for the nine months ended September 30, 2007 and 162.5% to $16.2 million for the year ended December 31, 2006 over the comparable prior periods. CMSP provides fully integrated resource, implementation and management services to bio-pharmaceutical customers, within and across functions in support of their full pipeline of research and development for Phase II and Phase III drug trials. The CMSP solution embeds RPS employees into the operations of the client — working in partnership with the management and employees of the bio-pharmaceutical company.
          Our first CMSP contract was signed in 2005, with significant build-out and expansion commencing in both North America and Latin America throughout 2006. In 2006 and 2007 RPS added a number of new CMSP customers, including several large and mid-sized bio-pharmaceutical companies.
          The Company views its operations, manages its business, and reports its financial information as one operating segment, as that term is defined under generally accepted accounting principals. As such, we report our financial information, including revenues, net income or loss, and total assets, as it pertains to the entire Company’s business of clinical development services to its bio-pharmaceutical industry clients including clinical trial project management, site management and study monitoring, patient enrollment, data collection and management, statistical analysis and report writing, quality assurance, and regulatory and medical affairs services. The Company’s financial information and financial statements are set forth in this registration statement under the headings entitled “Financial Information” and “Financial Statements and Supplementary Data”.
Proprietary Technology
          Although RPS has developed a number of processes that enable it to deliver services efficiently, our business is not dependent on any particular patents or other intellectual property. RPS has developed a proprietary database used to recruit employees for our customers. RPS is organized into six “niche” specialty recruiting teams: clinical research; biometrics; regulatory affairs, safety and medical writing; physicians; scientific and analytical chemistry; and health outcomes and pharmacoeconomics. Each team is staffed by a marketing recruiter, a project leader, senior recruiters, recruiters and researchers. We refer to each team as an “engine”, whose niche expertise and experience provides the ability to identify, develop and process candidates. Over the years, we have developed a database of over 100,000 clinical trial professionals. This database contains not only general contact information for candidates, but also includes specific candidate job requirements such as travel preferences and salary requirements, work history, current clinical trials experience, specialty and sub-specialty information. To ensure security of the data, our database system has both physical and application security restrictions, as well as role-based access restrictions. We are not aware of another provider of outsourcing services to the bio-pharmaceutical industry with a database comprising the depth or breadth of its staffing engines for functions tied to the drug development process.
Customers

          We provide pharmaceutical development services to, among others, the pharmaceutical and biotechnology industries. Our current customers range from the world’s largest pharmaceutical companies and biotechnology companies to small and start-up organizations. Of our top twenty customers by 2006 revenue, five are included in the top-ten pharmaceutical companies by revenues and two are included in the top-ten biotechnology companies by revenues.
          Many of our contracts with our clients are based on fixed hourly, monthly, or yearly fees per professional, plus reimbursable expenses. Some of our contracts are for a flat fee, subject to fixed inflation increases. Some of our fees are contractually capped. In some cases, our contracts contain provisions providing for increased discounts as the fees increase. In cases where the contracts are fixed price, we generally bear the cost of overruns, but we benefit if the costs are lower than we anticipated. Contracts may range in duration from a few months to several years or longer depending on the nature of the work performed. In some cases, a portion of the contract fee is paid at the time the study or trial is started with the balance of the contract fee payable over the course of the study.
          Many of our contracts may be terminated by the customer either immediately or upon short notice. These contracts typically require payment to RPS of expenses to wind down a program and payment to RPS of fees earned to date.
           RPS’ revenues depend on the outsourcing trends and the research and development expenditures of the pharmaceutical and biotechnology industries. The majority of the Company’s revenues and accounts receivable are derived from pharmaceutical companies located in the United States. The Company’s largest customer accounted for approximately 24% and 13% of service revenues during the nine-month periods ended September 30, 2007 and 2006, respectively. The Company’s largest customer accounted for approximately 15% of service revenues during the year ended December 31, 2006, 9% of service revenues during the year ended December 31, 2005, and 8% of service revenues during the year ended December 31, 2004.
          Our largest customer represented approximately 23% of the accounts receivable balance at September 30, 2007, 26% of the accounts receivable balance at December 31, 2006 and 20% of the accounts receivable balance at December 31, 2005.
          Our dependence on certain customers for a percentage of our revenue and our net revenue backlog are discussed in this registration statement under the sections entitled “Risk Factors”, “Financial Information”, and “Financial Statements and Supplementary Data”. As discussed in more detail in those sections, a significant portion of our service revenues are represented by relatively few of our clients. The loss of our single largest client or the loss or reduction in scope of a single material contract or several smaller contracts could materially adversely affect our results of operations, revenues, or cash flow. For the nine-month period ending September 30, 2007, our largest customer, Wyeth, accounted for approximately 24% of our service revenues. We provide Wyeth with our CMSP solutions.
Competition
          The CRO industry has many participants ranging from hundreds of small, limited-service providers to a limited number of full service contract research organizations with global capabilities. We primarily compete against in-house departments of pharmaceutical companies, full-service and limited service contract research organizations and, to a lesser extent, selected universities and teaching hospitals.
          Our significant competitors include, among others, Covance Inc. PPD, Inc., Quintiles Transnational Corp., Parexel International Corporation, Kendle International Inc., Icon PLC., eResearch Technology, Inc., PRA International, i3 Research, Pharmanet Development Group Inc., and Quest Diagnostics Incorporated.
          There is competition for customers on the basis of many factors, including the following: reputation for on-time quality performance; expertise and experience in specific areas; scope of service offerings; strengths in various geographic markets; price; technological expertise and efficient drug development processes; ability to acquire, process, analyze and report data in a rapid and accurate manner; historic experience and ability to manage large-scale clinical trials both domestically and internationally; quality of facilities; and size.
Government Regulation
          In the United States, the FDA governs the conduct of clinical trials of drug products in human subjects, the form and content of regulatory applications, including, but not limited to, investigational new drug applications (“IND”) for human clinical testing and the development, approval, manufacture, safety, labeling, storage, record keeping, and marketing of drug products. The FDA has similar authority and similar requirements with respect to the clinical testing of biological products. Outside the United States, the European Agency for the Evaluation of Medicinal Products (EMEA) and other regulatory agencies require that test results submitted to such authorities be based on studies conducted in accordance with GCP.

          Governmental regulation directly affects our business. Increased regulation leads to more complex clinical trials and an increase in potential business for us. Conversely, a relaxation in the scope of regulatory requirements, such as the introduction of simplified marketing applications for pharmaceutical and biological products, could decrease the business opportunities available to us. Changing levels of business opportunities and government regulation will result in a corresponding change in our direct and indirect costs incurred in providing services. For example, additional legislation or regulation governing the possession, use and dissemination of medical record information and other personal health information might require us to implement new security measures that require substantial expenditures or limit RPS’ ability to offer some of its services and products. These regulations might also increase costs by creating new privacy procedures and requirements.
          In the United States, we must perform our clinical drug and biologic services in compliance with applicable laws, rules and regulations, including the FDA’s good clinical practice, or GCP, which govern, among other things, the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials. Before a human clinical trial may begin, the manufacturer or sponsor of the clinical product candidate must file an IND with the FDA, which contains, among other things, the results of preclinical tests, manufacturer information, and other analytical data. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Each clinical trial must be conducted pursuant to, and in accordance with, an effective IND.
          In addition, under GCP, each human clinical trial we support is subject to the oversight of an institutional review board, which is an independent committee that has the authority to review, approve, monitor, and suspend a clinical trial for which the institutional review board has responsibility. FDA, an institutional review board, or our client may suspend or terminate a clinical trial at any time on various grounds, including a finding that the study subjects are being exposed to an unacceptable health risk.
          In order to comply with GCP and other regulations, either we and/or our clients must, among other things:
•	comply with specific requirements governing the selection of qualified investigators;

•	obtain specific written commitments from the investigators;

•	obtain institutional review board approval of the clinical trial;

•	verify that appropriate patient informed consent is obtained before the patient participates in a clinical trial;

•	ensure adverse drug reactions resulting from the administration of a drug or use of a device during a clinical trial are medically evaluated and reported in a timely manner;

•	monitor the validity and accuracy of data;

•	verify drug or device accountability;

•	instruct investigators and study staff to maintain records and reports; and

•	permit appropriate governmental authorities access to data for review.
          We must also maintain reports and other related information and documents in compliance with applicable regulatory requirements for each study. These reports, other information and documents may be audited by our client, the FDA, or similar regulatory authorities.
          A failure to comply with applicable regulations relating to the conduct of clinical trials or the preparation of marketing applications could lead to a variety of sanctions. For example, violations of the GCP regulations could result, depending on the nature of the violation and the type of product involved, in the issuance of a warning letter, suspension or termination of a clinical study, refusal by the FDA to approve clinical trial or marketing applications or withdrawal of such applications, injunction, seizure of investigational products, civil penalties, criminal prosecutions, or debarment from assisting in the submission of new drug applications.
          We monitor our clinical trials to test for compliance with applicable laws and regulations in the United States and the foreign jurisdictions in which we operate. We have adopted standard operating procedures that are designed to satisfy regulatory requirements and serve as a mechanism for controlling and enhancing the quality of our clinical trials. In the United States, our procedures were developed to ensure compliance with the FDA’s GCP regulations and associated guidelines.
          The Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”), issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, restrict the use and disclosure of certain protected health information. Under the Privacy Rule, certain entities may not use or disclose protected health information without the authorization of the individual whose information is protected, unless the use or disclosure of the information is specifically permitted by regulation or law.

          RPS is not a covered entity under the HIPAA Privacy Rule. However, in connection with our clinical development activities, we do receive protected health information from covered entities subject to HIPAA. In order for those covered entities to disclose protected health information to us, the covered entity must obtain an authorization meeting Privacy Rule requirements from the research subject, or make a disclosure under an exception to the Privacy Rule’s authorization requirement. As part of our research activities, we require covered entities that perform research activities on our behalf to comply with HIPAA, including the Privacy Rule’s authorization requirement.
Employees
          As of September 30, 2007, we had 1,082 staff in the United States and 96 staff located in Canada, Brazil, Argentina, Chile, Mexico and Peru.
Item 1A. Risk Factors
We depend on the bio-pharmaceutical industry for substantially all of our revenue and factors or trends affecting that industry could adversely affect RPS’ business.
          RPS provides services and products to the pharmaceutical and biotechnology industries and RPS’ revenues depend on the outsourcing trends and research and development expenditures of the pharmaceutical and biotechnology industries. Economic factors and industry trends that affect companies in those industries affect RPS’ business. In the past, mergers, product withdrawal, liability lawsuits, product failures and other factors in the pharmaceutical industry appear to have slowed decision-making by pharmaceutical companies and delayed drug development projects. The continuation of or increases in these trends could have an adverse effect on RPS’ business.
We compete with the existing in-house personnel already employed by our customers, and use of these personnel could reduce our revenues.
          The use of in-house personnel by current or potential clients to perform RPS’ function or a reduction in research and development expenditures by pharmaceutical and biotechnology companies could have an adverse effect on RPS’ business. The increased use of in-house personnel would decrease the likelihood that RPS would obtain additional new contracts or extensions of existing contracts and participate in our customers’ drug development process, which could eliminate or substantially reduce our revenues.
Government regulation has and could continue to negatively impact the pharmaceutical and medical device industry.
          Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost-containment efforts limit the profits that can be derived on new drugs, RPS’ customers might reduce their drug discovery and development spending, which could reduce RPS’ revenue.
RPS’ contracts may be delayed, terminated or reduced in scope with little or no notice, which could adversely impact our profitability.
          Many of RPS’ contracts with its clients may be terminated or reduced in scope with little or no notice. Cancellations may occur for a variety of reasons, including the failure of the client’s product to satisfy safety and/or efficacy requirements, unexpected results of the client’s product or the client’s decision to reduce its research and development activities. In addition, if we are unable to provide the sufficient number of staff required for a project, the contract may be delayed, terminated, or reduced in scope.
          In addition, for the year ended December 31, 2006, RPS’ top five clients represented approximately 41.6% of service revenues and RPS’ twenty top clients comprised approximately 72.6% of service revenues. For the nine-month period ended September 30, 2007, our largest customer, Wyeth, was responsible for 24% of our revenues. The loss of RPS’ single largest client or the loss or reduction in scope of a single material contract or several smaller contracts could materially adversely affect RPS’ results of operations, revenues or cash flow. No assurance can be given that RPS will be able to realize the service revenues included in backlog and accordingly that its aggregate backlog is not a necessarily meaningful indicator of future results. RPS’ current total backlog as of September 30, 2007 is $99 million, of which approximately $38.8 million will be recognized in 2008.
If RPS is unable to reassign billable personnel, it will be difficult for RPS to achieve its financial and operational goals.
          RPS’ success depends to a significant extent upon RPS’ senior management team and its ability to reassign billable personnel from one project to another as projects are completed. The number of billable personnel who are unassigned could have an impact on RPS’ ability to meet its financial and operational goals.

The fixed price nature of some of RPS’ contracts could result in financial losses.
Certain of RPS’ contracts are structured as fixed price contracts. If RPS underbids its fixed price contracts or overruns the initial cost estimates, such under-bidding or significant cost overruns could have a material adverse effect on RPS’ business, results of operations, financial condition and cash flow.
Outsourcing to the bio-pharmaceutical industry is highly competitive, and our failure to compete could harm our business.
          There is a wide range of providers of outsourcing services to the bio-pharmaceutical industry that compete with RPS, including small, niche providers and full-service global contract research organizations. Outsourcing service providers compete based on a variety of factors, including reputation for quality, performance, price, scope of service offerings and geographic presence. A number of RPS’ competitors also possess substantially greater resources than RPS, which may adversely affect RPS’ competitive position within the industry. Additionally, many of RPS’ current and potential clients have in-house capabilities to perform services that are provided by RPS and may elect to perform such services themselves, which would increase competitive pressure on RPS, and may have a material adverse effect on RPS’ business, results of operations, financial condition and cash flows.
If RPS fails to hire, retain and integrate qualified personnel, it will be difficult for RPS to achieve its goals.
          RPS’ success depends to a significant extent upon the efforts of RPS’ senior management team and its ability to hire qualified personnel in the regions in which it operates. There is substantial competition within the bio-pharmaceutical industry for qualified personnel, and difficulty in recruiting or retaining qualified personnel will impact RPS’ ability to meet its financial and operational goals.
RPS’ business depends on its senior management team, and the loss of any member of the team could harm RPS’ business.
          RPS believes that its success will depend on the continued employment of its senior management team, which has significant experience in the administration of bio-pharmaceutical services businesses. RPS’ future business and financial results could be adversely affected if the services of members of RPS’ senior management or other key managers cease to be available. If one or more members of RPS’ senior management team were unable or unwilling to continue in their present positions, those persons could be difficult to replace and RPS’ business could be harmed. If any of RPS’ key employees were to join a competitor or form a competing company, some of RPS’ clients might choose to use the services of that competitor or new company instead of its own. In addition, RPS cannot assure you that a court would enforce the non-competition provisions in employment agreements with senior management. Further, if non-competition provisions were enforced, they are limited in time and scope and RPS cannot assure you that the provisions are adequate in this regard to protect RPS’ business.
RPS may not be able to expand through acquisitions successfully.
          RPS evaluates from time to time acquisition opportunities globally and in the United States in order to increase market share and presence in servicing the pharmaceutical and biotechnology industry. Its ability to grow successfully through acquisitions could be affected by, among other things, the following:
•	Identification of acquisition targets. RPS may have difficulty identifying suitable acquisition opportunities and successfully consummating proposed transactions.

•	Competition for acquisitions. Competition in the acquisition market could limit RPS’ ability to grow through acquisitions or could raise the prices of acquisitions and make them less accretive or possibly non-accretive.

•	Financing of acquisitions. RPS may not be able to obtain necessary financing or may need to incur significant cash expenditures to consummate desirable strategic acquisitions.

•	Expense of acquisitions. The costs and expenses of these proposed acquisitions, including integration expenses and exposure to unforeseen liabilities, could have a material adverse effect on RPS’ financial condition and results of operations and the overall effectiveness of the acquisitions for RPS.
          To the extent that RPS is unable to successfully execute its acquisition strategy, this may have an adverse effect on the RPS’ ability to expand domestically and internationally and may ultimately have a negative impact on RPS’ business and financial condition.
International operations are subject to numerous risks.
          RPS has international operations in Canada and Latin America and intends to pursue the development of operations globally through acquisitions and subsequent organic growth in China, India, Europe and other markets based on client demand. RPS’ current foreign operations and its future foreign operations are subject to risks inherent in operating in foreign countries, including government regulations, currency restrictions and fluctuations, and other restraints, burdensome taxes and political and civil instability and unrest. The ability of RPS to manage these issues could be affected by applicable U.S. laws and the need to protect its assets in those locations. Although RPS intends to take steps to mitigate these risks where possible, political, economic or social instability or other developments could make less developed countries less suitable for RPS’ expansion plans and may have a material adverse effect on RPS’ ability to operate in and contract with persons in countries which are, or become, politically, socially, or economically unstable.
     RPS’ financial statements are denominated in U.S. dollars. As a result, factors associated with current and future international operations, including changes in foreign currency exchange rates, could significantly affect RPS’ results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including foreign currency translation risk related to RPS’ revenue and expenses of foreign operations being generally denominated in local currencies, and foreign currency transaction risk related to RPS’ foreign contracts that may be denominated in a currency other than the currency in which it incurs expenses related to such contracts. In the future, RPS may seek to limit these risks through exchange rate fluctuation provisions stated in such contracts, or by hedging its transaction risk with foreign currency exchange contracts or options. Despite these efforts, RPS may still experience fluctuations in financial results from its operations outside the United States, and we cannot assure that it will be able to favorably reduce its currency transaction risk associated with its contracts.
RPS’ future success depends on its ability to keep pace with rapid technological changes that could make its services and products less competitive or obsolete.
          The bio-pharmaceutical industry generally and drug discovery and development more specifically are subject to increasingly rapid technological changes, such as in the field of genomics and proteomics. RPS’ competitors or others might develop technologies, services or products that are more effective or more commercially attractive than RPS’ current or future technologies, services or products, or which render its technologies, services or products less competitive or obsolete. If competitors introduce superior technologies, services or products and RPS cannot make enhancements to remain competitive, RPS’ competitive position, and in turn its business, revenues and financial condition, would be materially and adversely affected.
Proposed and future legislation or regulations may increase the cost of RPS’ business or limit its service or product offerings.
          Federal, state, or local authorities might adopt healthcare legislation or regulations that are more burdensome than existing regulations. For example, recent product safety concerns and the creation by the FDA of the Drug Safety Oversight Board could change the regulatory environment for drug products including the process for FDA product approval and post-approval safety surveillance. These and other future changes in regulation could increase RPS’ expenses or limit its ability to offer some of its services or products. For example, additional legislation or regulation governing the possession, use and dissemination of medical record information and other personal health information might require us to implement new security measures that require substantial expenditures or limit RPS’ ability to offer some of its services and products. These regulations might also increase costs by creating new privacy procedures and requirements.
RPS might lose business opportunities as a result of healthcare reform.
          Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with healthcare providers and drug companies. Healthcare reform could reduce demand for RPS’ services and products, and, as a result, RPS’ revenue. In the last several years, the U.S. Congress has reviewed several comprehensive health care reform proposals. The proposals are intended to expand healthcare coverage for the uninsured and reduce the growth of total healthcare expenditures. The U.S. Congress has also considered and may adopt legislation that could have the effect of putting downward pressure on the prices that pharmaceutical and biotechnology companies can charge for prescription drugs. Any such legislation could cause RPS’ discovery and development customers to spend less on research and development. Similarly, pending or future healthcare reform proposals outside the United States could negatively impact RPS’ revenues from RPS’ international operations.
RPS’ business and the businesses of its customers are subject to extensive regulation, and the results of operations could be harmed if regulatory standards change significantly or if RPS fails to maintain compliance with evolving, complex regulations.
          Laws and regulations regarding the development and approval of drug and biological products have become increasingly stringent in both the United States and foreign jurisdictions, resulting in a need for more complex and often larger clinical studies. Human pharmaceutical products, biological products, and medical devices are subject to rigorous regulation by the U.S. government — principally the FDA, but also the Federal Trade Commission, and other agencies — and by foreign governments if products are tested or marketed abroad. Additional legislation or regulation governing the possession, use and dissemination of medical record information and other personal health information might require us to implement new security measures that require substantial expenditures or limit RPS’ ability to offer certain services and products. Further, a relaxation of the scope of regulatory requirements, such as the introduction of simplified marketing applications for pharmaceuticals and biologics, such as those made by generic drug manufacturers, could decrease the business opportunities available to RPS.
          In addition, because RPS offers services relating to the conduct of clinical trials and the preparation of marketing applications, RPS is required to comply with applicable regulatory requirements governing, among other things, the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of these trials. In the United States, the FDA governs these activities pursuant to the agency’s Good Clinical Practice, or GCP, regulations. A failure to maintain compliance with the GCP or other applicable regulations could lead to a variety of sanctions, including, among other things, and depending on the nature of the violation and the type of product involved, the suspension or termination of a clinical study, civil penalties, criminal prosecutions, or debarment from assisting in the submission of new drug applications, or NDAs. In addition such failures could result in RPS being required to pay monetary damages to its client. While RPS monitors clinical trials to test for compliance with applicable laws and regulations in the United States and foreign jurisdictions in which it operates, and has adopted standard operating procedures that are designed to satisfy regulatory requirements, RPS’ business spans multiple regulatory jurisdictions with varying, complex regulatory frameworks, and therefore we cannot assure that RPS’ systems will ensure compliance in every instance in the future. If RPS is forced to incur significant costs in complying with new regulations, or if its incurs fines or damage to its reputation as a result of its failure to comply with such regulations, the RPS’ business, results of operations and financial condition may be adversely affected.
RPS’ clinical research services create a risk of liability and, if it were required to pay damages or to bear the costs of defending any claim not covered by contractual indemnity, this could cause material harm to its business.
          Clinical research services by pharmaceutical companies involve the testing of new drugs, biologics, and devices on human volunteers, and, if marketing approval is received for any of their drug, biologic and device candidates, their use by patients. This testing by pharmaceutical companies creates risks of liability for personal injury, sickness or death of patients resulting from their participation in the study. These risks include, amongst other things, unforeseen adverse side effects, improper application or administration of a new drug or device, and the professional malpractice of medical care providers. Many volunteer patients already are seriously ill and are at heightened risk of future illness or death. In connection with its provision of contract research services, RPS contracts, together with its clients, with physicians to serve as investigators in conducting clinical trials on human volunteers. Although RPS does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that RPS could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom RPS or its client contracts in the event of personal injury to or death of persons participating in clinical trials. RPS also could be held liable for errors or omissions in connection with the services it performs. While RPS believes its current insurance coverage is adequate, RPS’ business could be materially harmed if it were required to pay damages or bear the costs of defending any claim outside the scope of, or in excess of, the contractual indemnification provided by our agreements with our customers that is beyond the level or scope of insurance coverage in effect, or if an indemnifying party does not fulfill its indemnification obligations, or if indemnification agreements are not enforced in accordance with their terms.
RPS’ business could be harmed if it is unable to manage growth effectively.
          RPS has experienced growth and believes that sustained growth places a strain on operational, human, and financial resources. To manage RPS’ growth, it must continue to improve operating and administrative systems and services and to attract and retain qualified management, professional, scientific, and technical operating personnel. RPS believes that maintaining and enhancing both its systems and personnel at reasonable cost are instrumental to its success. RPS cannot give any assurances that it will be able to attract and retain qualified personnel. RPS cannot give any assurance that it will be able to enhance its current technology or obtain new technology that will enable systems to keep pace with developments and the sophisticated needs of RPS’ clients. The nature and pace of RPS’ growth introduces risks associated with quality control and client dissatisfaction due to delays in performance or other problems. In addition, foreign operations involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language and cultural barriers. It is also possible that with any future acquisitions, RPS will assume the liabilities and problems of the acquired entity. RPS anticipates additional growth in the future and may face integration and related issues. Failure to manage growth effectively could have an adverse effect on RPS.
RPS’ business depends significantly on the continued effectiveness of its information technology infrastructure, and failures of such technology could harm operations.
          To remain competitive, RPS must employ information technologies that capture, manage, and analyze the large streams of data generated during clinical trials in compliance with applicable regulatory requirements. In addition, because RPS provides services on a global basis, it relies extensively on technology to allow the concurrent conduct of studies and work sharing around the world. As with all information technology, RPS’ system is vulnerable to potential damage or interruptions from fires, blackouts, telecommunications failures, computer related hardware and software failures and disruptions and other unexpected events, as well as to break-ins, sabotage, or intentional acts of vandalism. Given the extensive reliance of its business on this technology, any substantial disruption or resulting loss of data that is not avoided or corrected by backup measures could harm RPS’ business and operations.
RPS’ ability to provide personnel depends significantly on its proprietary database, and loss or damage to this database would harm our business.
          RPS’ database of clinical trial professionals and pharmaceutical company profiles is a key element in RPS’ ability to compete with other providers of outsourcing services to the bio-pharmaceutical industry. The loss, damage, or misappropriation of RPS’ database could result in an inability of RPS to meet its contractual obligations with its customers, a loss of a competitive edge with other outsourcing service providers, a loss of potential growth opportunities, and may have a material adverse effect on RPS’ business, results of operations, financial conditions, and cash flow.
RPS’ operations may be affected by the occurrence of a natural disaster, communications technology disruption, or other catastrophic event.

          Natural disasters or other catastrophic events, including terrorist attacks, pandemic flu, hurricanes, floods and ice storms, could disrupt RPS’ operations or those of its clients, partners or suppliers which could also affect RPS. Loss of communication services, such as telephone, e-mail, or internet service could disrupt RPS’ ability to communicate with its clients and recruit clinical trial professionals. A malfunction or an attack on RPS’ website or internet infrastructure could disrupt RPS’ internet communications abilities. While RPS carries business interruption insurance policies it believes to be adequate, RPS might suffer losses as a result of business interruptions that exceed the coverage available under its insurance policies or for which the policies do not provide coverage. Any natural disaster or catastrophic event affecting RPS, its clients, partners, or suppliers could have a significant negative impact on its operations and financial performance.
RPS may face significant employment liability risk.
          RPS employs and places people in the workplaces of its clients. An inherent risk of such activity includes possible claims of errors and omissions, misuse or misappropriation of client proprietary information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity, torts or other claims. RPS has policies and guidelines in place to reduce exposure to such risks. However, failure of any employee or personnel to follow these policies and guidelines may result in negative publicity, loss of client relationships and business, injunctive relief, payment by RPS of monetary damages or fines or other material adverse effects upon its business. Moreover, RPS could be held responsible for the actions at a workplace of persons not under its immediate control. To reduce exposure, RPS maintains insurance covering general liability, workers compensation claims, errors and omissions, and employee theft. Due to the nature of its assignments, in particular, access to client information systems and confidential information, and the potential liability with respect thereto, RPS may not be able to obtain insurance coverage in amounts adequate to cover any such liability on acceptable terms. In addition, it faces various employment-related risks not covered by insurance, such as wage and hour laws and employment and withholding tax responsibilities.
Significant increases in payroll-related costs could adversely affect RPS’ business.
          RPS is required to pay a number of federal, state, and local payroll and related costs, including unemployment taxes, workers compensation and insurance, FICA, and Medicare, among others, for its employees. Significant increases in the effective rates of any payroll-related costs, or the imposition of additional or new payroll related costs, likely would have a material adverse effect upon profitability. Costs could also increase as a result of health care reforms or the possible imposition of additional requirements and restrictions related to the placement of personnel. Recent federal and state legislative proposals have included provisions extending health insurance benefits to personnel who currently do not receive such benefits. RPS may not be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs, if any such proposals are adopted.
We are a holding company and derive substantially all of our cash flow from our subsidiaries.
          We rely upon revenues and distributions from our subsidiaries to generate the funds necessary to meet our obligations. Our subsidiaries are separate and independent legal entities and have no obligation, contingent or otherwise, to make funds available to us, whether in the form of loans, dividends or otherwise. The ability of our subsidiaries to pay dividends to us is also subject to, among other things, the availability of sufficient funds in such subsidiaries and applicable state laws. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and our creditors and shareholders. In addition, we have pledged the ownership interests in ReSearch Pharmaceutical Services, LLC to the bank extending us a line of credit as security for that line of credit, and therefore, if we are in default of any of the provisions of our agreement for the line of credit, our bank could foreclose on the pledged ownership interests of ReSearch Pharmaceutical Services, LLC. If the bank were to foreclose on the pledged ownership interests, we would no longer be entitled to receive revenues or distributions from our United States operating subsidiaries, which would have a material adverse effect on our business, results of operations, financial conditions, and cash flow.
The stock price may be volatile, and could negatively impact your investment.
          The trading price of RPS’ stock may be volatile. The market price of such investments may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, rumors about the Company’s performance, changes in expectations of future financial performance or changes in estimates of securities analysts, governmental regulatory action, healthcare reform measures, client relationship developments, and other factors, many of which are beyond the Company’s control.
An active trading market for our common stock may not develop in the United States, and you may not be able to resell your stock at or above the current price.
          There is currently no public market for shares of our common stock in the United States. Our common stock and warrants have been listed on AIM, under the symbol RPSE and RPSW, respectively, since August 31, 2007, and the common stock and warrants of Cross Shore were listed on AIM since April 24, 2006. However, there is currently a limited trading volume in our common stock on the AIM market, which limits the liquidity of our common stock on that market. We cannot predict when or whether investor interest in our common stock on the AIM market might lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.
The market for RPS’ stock may be, or become, relatively illiquid.

          Although the Company’s common stock and certain warrants are traded on AIM, and will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this should not be taken as an implication that there will be a liquid market in the stock. In addition, the Company cannot assure investors that it will always retain a listing on AIM or remain registered under the Exchange Act. Additionally, if the Company decides to list its stock on both AIM and an exchange in the United States, such dual listing may cause the level of liquidity of the shares and warrants to decline. A dual listing of our common stock may dilute the liquidity of our common stock in one or both markets and may adversely affect the development of an active trading market for our shares in the United States.
Securities traded on AIM may carry a higher risk than shares traded on other exchanges.
          The Company’s stock is currently traded on AIM. Investment in stock traded on AIM is perceived to carry a higher risk than an investment in stock quoted on exchanges with more stringent listing requirements, such as the London Stock Exchange, the New York Stock Exchange or the NASDAQ markets. This is because AIM imposes less stringent corporate governance and ongoing reporting requirements. In addition, AIM requires only semi-annual, rather than quarterly, financial update reports. Investors should be aware that the value of the stock may be influenced by many factors, some of which may be specific to the Company and some of which may affect quoted companies generally, including the depth and liquidity of the market, the performance of the Company, a large or small volume of trading in the Company’s stock, legislative changes and general economic, political or regulatory conditions, and that the prices may be volatile and subject to extensive fluctuations. Therefore, the market price of the stock may not reflect the underlying value of the Company. The value of an investment in the Company may increase or decrease; therefore investors may realize less than, or lose all of, their investment.
Provisions in our bylaws will require disclosure of information by stockholders that would not otherwise be required to be disclosed under applicable U.S. state of U.S. federal laws.
          In accordance with the rules of the AIM market, we are required to disclose information regarding beneficial owners of 3% or more of our outstanding common stock to the AIM market. In order to allow us to comply with the AIM rules, our bylaws contain a provision requiring any beneficial owner of three percent or more of our outstanding common stock to notify us of his or her stockholdings, as well as of any change in his or her beneficial ownership of one percent or more of our outstanding common stock. Comparatively, none of the U.S. state or U.S. federal laws that will be applicable to us after the offering or the rules of the SEC require stockholders to report this beneficial ownership information to us or to disclose this information to the public or a regulatory body.
Fluctuations in currency exchange rates could have a material adverse effect on the Company’s financial condition.
          Currency risk exposure will affect the Company’s operations when revenues are denominated in currencies that are different from those in which costs are incurred. If, after the time that the Company has agreed to provide a service to a customer for a fixed price, the value of the currency in which the price is to be paid weakens relative to the currency in which the costs are incurred, there would be a negative impact on the profit margin for any such transaction. Currently, a substantial amount of the Company’s revenues and costs are denominated in U.S. Dollars. The Company may in the future be exposed to currency fluctuations between the U.S. Dollar and other currencies as a result of its intended international growth or as a result of the acquisition of a company which does not report in U.S. Dollars. To the extent not hedged, currency fluctuations could have a material adverse affect on the Company’s financial condition, results of operations or cash flow.
The exercise of the Company’s outstanding warrants and options may have an adverse effect of the market price of the Company’s stock.
          Approximately 1.4 million warrants and approximately 2.7 million options for the Company’s stock are currently outstanding. In addition, the Company cannot assure investors that the holders of Company stock subject to lock-up restrictions will not sell substantial amounts of their stock upon any waiver, expiration or termination of the restrictions. The sale or even the possibility of sale of such stock or the stock underlying the warrants and options could have an adverse effect on the market price for the Company’s securities or on its ability to obtain a future public financing. If and to the extent that warrants and/or options are exercised, stockholders could be diluted.
Becoming a reporting company under the Exchange Act may affect the Company’s profitability.
          The cost of registering the Company’s stock under the Exchange Act and continued compliance with the provisions of the Exchange Act, the “blue sky” laws of various states, and other U.S. or foreign securities laws may have an adverse effect on the Company’s results of operations. In addition, the level of liquidity of stock traded on AIM may be volatile and may decline following the effectiveness of this registration statement.
The stock and warrants will continue to be represented by definitive certificates in the near term, which could reduce their liquidity.
          Due to U.S. securities law requirements, the stock and warrants will be represented by definitive certificates. The lack of a fully electronic trading mechanism may reduce the liquidity of the securities due to consequential delays in the settlement of sales and purchases on AIM.

Item 2. Financial Information
          The following selected financial data should be read together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this registration statement. The selected financial data in this section is not intended to replace our consolidated financial statements and the accompanying notes. Our historical results are not necessarily indicative of our future results.
          The selected consolidated financial data set forth below are derived from our consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements included elsewhere in this registration statement. The consolidated statement of operations data for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2004, 2003, and 2002 are derived from our audited consolidated financial statements which are not included in this registration statement. The consolidated statement of operations data for the nine months ended September 30, 2007 and September 30, 2006 and the consolidated balance sheet data as of September 30, 2007 have been derived from our unaudited consolidated financial statements and related notes appearing elsewhere in this registration statement. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements contained in this registration statement and include, in the opinion of management, all adjustments necessary for the fair presentation of our financial position and results of operations for these periods.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)		(in thousands except per share data)

Consolidated Statements of Operations Data:
Service revenue	$85,785	$60,350	$84,418	$62,799	$63,043	$49,585	$47,857
Reimbursement revenue	10,245	7,168	10,273	8,074	6,210	3,900	3,295

Total revenue	96,030	67,518	94,691	70,873	69,253	53,485	51,152

Direct costs	62,291	43,755	61,365	45,744	46,240	37,085	36,791
Reimbursable out-of-pocket costs	10,245	7,168	10,273	8,074	6,210	3,900	3,295
Selling, general and administrative	18,319	13,951	19,070	16,747	15,866	14,899	10,266
Depreciation and amortization	718	627	901	864	866	647	370

Income (loss) from operations	4,457	2,017	3,082	(556)	71	(3,046)	430
Interest (income) expense, net	5,872	902	1,245	1,127	858	300	303

Net income (loss) before provision (benefit) for income taxes	(1,415)	1,115	1,837	(1,683)	(787)	(3,346)	127
Provision for income taxes (benefit)	(3,240)	28	45	—	—	(1,006)	116

Net income (loss)	$1,825	$1,087	$1,792	$(1,683)	$(787)	$(2,340)	$11
Accretion of preferred stock	(321)	(364)	(485)	(485)	(485)	(322)	(322)
Net income (loss) applicable to common shares	$1,504	$723	$1,307	$(2,168)	$(1,272)	$(2,662)	$(311)

Net income (loss) per common share:

Basic	$0.17	$0.13	$0.24	$(0.39)	$(0.22)	$(0.48)	$(0.05)
Diluted	$0.09	$0.12	$0.21	$(0.39)	$(0.22)	$(0.48)	$(0.05)

Weighted average number of common shares outstanding
Basic	8,622	5,502	5,502	5,506	5,774	5,545	5,916
Diluted	19,316	15,485	15,484	5,506	5,774	5,544	5,916

	As of September 30,	As of December 31,

Consolidated Balance Sheet Data	2007	2006	2005	2004	2003	2002

	(unaudited)
Cash and cash equivalents	$21,268	$197	$540	$—	$331	$—
Working capital	39,864	6,603	4,351	5,164	5,459	2,215
Total assets	56,034	26,124	17,983	16,887	14,318	14,971
Capital leases	941	21	73	154	224	206
Long term debt	—	4,165	3,980	3,814	3,643	—
Redeemable convertible preferred stock	—	8,002	7,517	7,032	6,548	4,202
Stockholders’ equity (deficit)	38,129	(4,350)	(5,788)	(3,755)	(2,084)	(153)
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
          RPS has been providing services to the bio-pharmaceutical industry since its incorporation in 1994. The Company began as a permanent placement company but has expanded to build an outsourcing organization that combines clinical drug development expertise and infrastructure with staffing and recruiting capabilities.
          The bio-pharmaceutical industry continues to increase its spending on clinical drug development as it looks for more rapid introduction of new, innovative drugs. Further economic pressures including the rising costs of developing a new drug as a result of the increasing complexity, size and duration of trials and recruiting patients have made it more difficult for bio-pharmaceutical companies to generate significant revenues to exceed the development costs of their drugs.
          In light of the economic pressures seen by its bio-pharmaceutical clients, the Company believed that its unique model of providing integrated outsourcing solutions would be an attractive alternative to traditional outsourcing to CROs as well as to research activities performed in-house.
          Over the last five years, the Company has invested in building an infrastructure to support the expected demand for its services. While the Company’s revenues increased over the last five years, at times, the investment in infrastructure outpaced the increase in revenues and this investment, along with other factors such as flat revenues in 2004 and 2005, resulted in the Company reporting only marginal net income or operating losses from 2002 through 2005. Additionally, in late 2005 the Company began its investment in global expansion with the opening of offices across Latin America.
          Towards the end of 2005, and continuing into 2006, the Company experienced a significant shift in the demand for its integrated outsourcing solutions. Accordingly, 2006 and interim 2007 operating results have shown increases in revenues and profitability metrics.
Critical Accounting Policies
          RPS’ consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which require management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates. The following discussion highlights what we believe to be the critical accounting policies and judgments made in the preparation of these consolidated financial statements.
•	Revenue and Cost Recognition
          The majority of the Company’s service revenues are derived from fee-for-service contracts, some of which are fixed price contracts. Revenues and the related costs of fee-for-service contracts are recognized in the period in which services are performed. Fixed price contract revenue is recognized as services are performed, on a proportional performance basis, based on the ratio that costs incurred to date bear to estimated total costs at completion. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract estimates are made in the periods in which the facts that require the revisions become known. When the revised estimate indicates a loss, such loss is provided for in the financial statements during that period. Deferred revenue represents amounts billed to customers in excess of revenues recognized.
          The Company accounts for expense reimbursement in accordance with Emerging Issues Task Force (EITF) Issue No. 01-14 (“EITF 01-14”), Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. EITF 01-14 requires reimbursable out-of-pocket expenses to be characterized as revenue in the statements of operations.
          The Company excludes investigator fees from its out-of-pocket expenses because these fees are funded from the customer’s restricted cash and are recorded on a “pass-through basis” without risk or reward to the Company.
•	Income Taxes

          The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, (“SFAS 109”) which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized. We evaluate if our deferred tax assets are realizable on an ongoing basis by assessing the valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization is our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income might affect the ultimate realization of the net deferred tax assets.
          Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). This authoritative interpretation clarified and standardized the manner by which companies are required to account for uncertain income tax positions. Under the guidance of FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The amount of the accrual for which an exposure exists is measured as the largest amount of benefit determined on a cumulative probability basis that the Company believes is more likely than not to be realized upon ultimate settlement of the position.
          The Company’s annual provision for income taxes and the determination of the resulting deferred tax assets and liabilities involve a significant amount of management judgment. Our judgments, assumptions and estimates relative to the current provision for income tax take into account current tax laws, our interpretation of current tax laws and possible outcomes of current and future audits conducted by foreign and domestic tax authorities. The Company operates within federal, state and international taxing jurisdictions and is subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve.
•	Stock Based Compensation
          Prior to 2006, we accounted for our stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and the related interpretations. Under APB 25, no compensation expense was recognized if the exercise price of our stock options equaled or exceeded the fair value of the underlying common stock at the date of grant. We provided pro forma disclosures in our financial statements as required by SFAS 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, related to these fiscal periods prior to January 1, 2006.
          The fair value of our common stock during the years ended December 31, 2005 and December 31, 2004 was determined by our Board of Directors with the assistance of our management. Until 2006, we did not obtain contemporaneous valuations by an unrelated valuation specialist because we were focused on growth and our financial and managerial resources for doing so were limited. The Board of Directors and management considered numerous objective and subjective factors in the assessment of fair value, including the prices for our preferred stock that was sold to investors and the rights, preferences and privileges of the preferred stock and common stock, and our financial condition and results of operations during the relevant periods. These estimates involve a significant level of judgment.
          In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which replaces SFAS No. 123 and supersedes Accounting Principles Board (APB) Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after December 15, 2005. SFAS No. 123(R) requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such award over the period during which the employee is required to provide service in exchange for the award (vesting period). The pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition. We adopted SFAS No. 123(R) on January 1, 2006 using the prospective transition method, which requires that all new stock-based awards granted subsequent to adoption be recognized in the financial statements at fair value.
          In 2006 and through August 30, 2007, we engaged an unrelated valuation firm, SMART Business Advisory and Consulting, LLC (“Smart”) to provide its opinion as to the fair value per share of our common stock as of stated dates in 2006 and August 30, 2007. Subsequent to the merger with Cross Shore, the Company uses the quoted stock price on AIM as the determinant of fair value. In performing its analysis, Smart used valuation methodologies consistent with the requirements of AICPA Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation. Specifically, Smart considered the following methodologies in arriving at its opinion as to the fair value of our common stock:
•	an estimate of the value of the Company based on the values of publicly held companies with similar businesses;

•	an estimate of the value of the Company based on a discounted cash flow analysis, utilizing the present value of anticipated future cash flows, discounted at an appropriate discount rate reflecting the risk inherent in the investment; and

•	allocation of our Company’s equity value, as determined by reference to the above analyses, to our outstanding classes of equity securities based on the relative risks, preferences, and privileges of such securities.

          The following table sets forth the fair value of our common stock determined by Smart for each of the stated periods during which the Company granted options, as well as the number of options granted by the Company during those periods:

Date	Options Granted	Fair Value Per Share
First Quarter 2006	130,732	$0.51
Second Quarter 2006	144,419	$0.51
Third Quarter 2006	913,245	$0.51
First Quarter 2007	25,057	$4.10
          The per-share weighted average fair value of the options granted during the nine months ended September 30, 2007 and the year ended December 31, 2006 was estimated at $1.42 (unaudited) and $0.15 on the date of grant, respectively, using the Black-Scholes option-pricing model with the following weighted average assumptions which are based upon our history or industry comparative information:

	September 30, 2007	Year ended
	(unaudited)	December 31, 2006
Expected dividend yield	0.00%	0.00%
Expected volatility	50%	55%
Risk-free interest rates	5.19%	5.04%
Expected life	6 years	6 years
          Prior to August 30, 2007, Old RPS’ stock was not publicly traded, and the expected volatility was calculated for each date of grant based on an alternative method (defined as “calculated value”). Subsequent to August 30, 2007 the Company will continue to utilize the calculated value for expected volatility until a sufficient level of history is available as a publicly traded company. We identified similar public entities for which share price information is available and have considered the historical volatility of these entities’ share prices in estimated expected volatility. We used the average volatility of these guideline companies over a six-year period, consistent with the expected term calculated pursuant to Staff Accounting Bulletin No. 107.
          The Company estimated the fair value of its common stock during 2006 and through August 30, 2007 utilizing retrospective, third party valuations performed by Smart. The estimated fair value of common stock ranged from $0.50 to $0.51 per share in 2006 and from $4.10 to $5.26 per share (unaudited) in 2007 prior to the merger with Cross Shore on August 30, 2007. Between those time periods there were a number of favorable developments in our business that we believe contributed to the increase in the fair value of our common stock. Prior to 2006, the Company generated a net loss for three consecutive years and relatively flat revenues for a two year period, as new customer wins were often offset by customer attrition and the Company continued to struggle with increasing the revenue base and generating operating profits. In 2006, the Company began to gain market traction, specifically with CMSP customers, and revenues and operating profits began to trend upward. As such, the Company reported its first year of material profitability in 2006. However, the valuations of the Company in 2006 are reflective of the Company’s historical operating trends, as well as the uncertainty of continued growth and customer acceptance of the CMSP program.
          In 2007, the Company’s revenue growth and growth in income from operations continued to accelerate. Revenue increased 42.1% to $85.8 million for the nine months ended September 30, 2007 from $60.4 million for the nine months ended September 30, 2006 (of which CMSP revenue increased 201.5% over the same period), and income from operations increased 121% to $4.5 million for the nine months ended September 30, 2007 from $2.0 million for the nine months ended September 30, 2006. This sustained growth is primarily the result of the continued acceptance of the CMSP program during 2007, as evidenced by a significant CMSP customer win in August of 2007, which will continue to drive revenue growth in the fourth quarter of 2007 and into 2008. Accordingly, the 2007 valuations are reflective of sustained positive operating trends and clear customer acceptance of the CMSP program.
          As of September 30, 2007, the aggregate amount of stock-based compensation expense associated with all the options we granted since January 1, 2006 determined in accordance with SFAS 123(R) is $212,366, net of estimated forfeitures. This amount will be recognized on a straight-line basis over the vesting period of the related options. Under the true-up provisions of SFAS 123(R), we will record additional expense if the actual forfeiture rate is lower than we have initially estimated, and we will record a recovery of prior expense if the actual forfeiture rate is higher than we estimated.
•	Valuation of Long-lived Assets
          Intangible assets consist primarily of non-compete agreements, customer contracts and lists, and goodwill. The non-compete agreements and customer contracts and lists are amortized over the shorter of their contractual lives or the period over which the assets are expected to contribute to the Company’s cash flows, generally ranging from 2 to 5 years. Goodwill represents the excess of the cost over the fair value of net assets acquired in a business combination. The Company accounts for goodwill and customer lists in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets. If we determine that the carrying value of definite lived long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, we perform an undiscounted cash flow analysis to determine if impairment exists. If impairment exists, we measure the impairment based on the difference between the asset’s carrying amount and its fair value. Goodwill is tested for impairment on an annual basis (as of December 31 of each year) and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value. If the fair value of the Company is less than the carrying value, goodwill may be impaired, and will be written down to its estimated fair market value, if necessary.
Results of Operations
          Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006:
          Revenues. Service revenues increased 42.1% to $85.8 million for the nine months ended September 30, 2007 from $60.4 million for the nine months ended September 30, 2006 as the Company generated additional business from existing and new customers. Specifically, the majority of the increase is related to significant new contracts awarded during 2007 from several pharmaceutical companies for CMSP programs (see “Business Overview and Business Model” for further information on our CMSP solutions). CMSP revenue has grown 201.5% over the comparable prior period, and currently makes up 50.4% of our total service revenue.
          Reimbursement revenues and offsetting reimbursable out-of-pocket costs fluctuate from period to period due primarily to the level of pass-through expenses in a particular period. Reimbursable out-of-pocket costs increased 42.9% to $10.2 million during the nine months ended September 30, 2007 from $7.2 million during the nine months ended September 30, 2006. The increase is due primarily to an increase in the number of studies for which the Company is providing its various services.
          Direct Costs. Direct costs increased 42.4% to $62.3 million or 72.6% of service revenues for the nine months ended September 30, 2007 as compared to $43.8 million or 72.5% of service revenues for the nine months ended September 30, 2006. The increase in direct costs is directly correlated with the increase in revenues as described above. The primary cost included in direct costs is operational staff payroll and related taxes and benefits.
          Selling, general and administrative expenses. Selling, general and administrative expenses (“SG&A”) increased 31.3% to $18.3 million for the nine months ended September 30, 2007 from $14.0 million for the nine months ended September 30, 2006 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee-related costs such as new salaries, increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $12.1 million for the nine months ended September 30, 2007 as compared to $9.7 million for the nine months ended September 30, 2006. Although the total SG&A expense increased during the periods, as a percentage of service revenues, SG&A expenses decreased to 21.4% for 2007 as compared to 23.1% for 2006. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi-variable overhead costs at a slower rate than the growth in revenues.
          Depreciation and amortization expense. Depreciation and amortization expense increased 14.5% to $718,000 for the nine months ended September 30, 2007 as compared to $627,000 for the nine months ended September 30, 2006. The increase is due primarily to an increase in the depreciable asset base.
          Income from operations. Income from operations increased 121% to $4.5 million for the nine months ended September 30, 2007 as compared to $2.0 million for the nine months ended September 30, 2006. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.
          Interest expense. Interest expense for the nine months ended September 30, 2007 increased to $6.0 million from $902,000 for the nine months ended September 30, 2006. The majority of the increase in interest expense relates to a non-cash charge of $4.7 million recorded during the nine months ended September 30, 2007, to mark the Company’s put warrant liability to its market value during the period. The put warrants were then exchanged for a combination of common stock and cash on August 30, 2007 in connection with the reverse merger of Cross Shore Acquisition Corporation. In addition, interest expense also increased during the period as a result of additional interest charges related to higher average outstanding loan balances necessary to support revenue growth as well as higher average interest rates.
          Interest income. Interest income increased to $108,000 during the nine months ended September 30, 2007 due to the level of investable cash on hand subsequent to our August 30, 2007 merger with Old RPS.
          Provision (benefit) for income taxes. The provision for income taxes decreased to a benefit of $3.2 million during the nine months ended September 30, 2007 from a provision of $27,000 during the nine months ended September 30, 2006. In 2006, the Company utilized net operating loss carry forwards to offset the majority of their taxable income, and therefore, the Company’s effective tax rate was minimal. No significant net operating loss carry-forwards remain to offset 2007 taxable income. The Company’s effective tax rate for 2007 is significant as the $4.7 million interest charge recorded related to the put warrant liability discussed above is non-deductible for income tax purposes. Accordingly, the income tax benefit recorded during the nine months ended September 30, 2007 is reflective of this significant effective tax rate. The Company expects the income tax benefit to reverse during the fourth quarter of 2007.

          Net income. Net income for the nine months ended September 30, 2007 increased to $1.8 million or $0.17 per basic share and $0.09 per diluted share from net income of $1.1 million or $0.13 per basic share and $0.07 per diluted share for the nine months ended September 30, 2006. The increase in net income is due to the factors discussed above.
          Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005:
               Revenues. Service revenues increased 34.4% to $84.4 million for 2006 from $62.8 million for 2005 as the Company generated additional business from existing and new customers. Specifically, the majority of the increase is related to significant new contracts awarded during 2006 with several pharmaceutical companies for CMSP programs. CMSP revenue for the year ended December 31, 2006 grew 175.3% over the comparable prior period, and accounted for 27.0% of our total service revenue for the year ended December 31, 2006. (see “Business Overview and Business Model” for further information on our CMSP solutions).
          Reimbursement revenues and offsetting reimbursable out-of-pocket costs fluctuate from period to period due primarily to the level of pass-through expenses in a particular period. Reimbursable out-of-pocket costs increased 27.2% to $10.3 million in 2006 from $8.1 million in 2005. The increase is due primarily to an increase in the number of studies for which the Company is providing its various services.
          Direct Costs. Direct Costs increased 34.1% to $61.4 million or 72.7% of service revenues for 2006 as compared to $45.7 million or 72.8% of service revenues for 2005. The increase is cost of revenues is directly correlated with the increase in revenues as described above. The primary cost included in direct costs is operational staff payroll and related taxes and benefits.
          Selling, general and administrative expenses, Selling, general and administrative expenses (“SG&A”) increased 13.9% to $19.1 million for 2006 from $16.7 million for 2005 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee-related costs such as new salaries, increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $13.0 million for the year ended December 31, 2006 as compared to $11.6 million for the year ended December 31, 2005. Although the total increased during the periods, as a percentage of service revenues, SG&A expenses decreased to 22.6% for 2006 as compared to 26.7% for 2005. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi-variable overhead costs at a slower rate of growth than revenues.
          Depreciation and amortization expense. Depreciation and amortization expense increased 4.3% to $901,000 for 2006 as compared to $864,000 for 2005 due primarily to an increase in the depreciable asset base.
          Income (loss) from operations. Income from operations increased to $3.1 million for 2006 as compared to a loss from operations of $556,000 for 2005. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.
          Interest expense. Interest expense for 2006 increased 10.4% to $1.2 million from $1.1 million for 2005 as a result of additional interest charges related to higher average outstanding loan balances on our working capital line of credit necessary to support revenue growth as well as higher average interest rates during the year.
          Provision for income taxes. The provision for income taxes for 2006 was insignificant as the Company utilized net operating loss carry-forwards generated in prior years to offset pretax income. The Company did not record a benefit for losses incurred in 2005 as the realization of such benefit was uncertain.
          Net income (loss). Net income for 2006 increased to $1.8 million or $0.24 per basic share and $0.12 per diluted share from a loss of $1.7 million for 2005 or $(0.39) per share, basic and diluted. The increase in net income is due to the factors discussed above.
Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004:
          Revenues. Service revenues decreased 0.4% to $62.8 million for 2005 from $63.0 million for 2004. The consistency in revenues during the two year period is due primarily to revenues from new contracts, approximating the loss of revenues related to completed projects.
          Reimbursement revenues and offsetting reimbursable out-of-pocket costs fluctuate from period to period due primarily to the level of pass through expenses in a particular period. Reimbursable out-of-pocket costs increased 30.0% to $8.1 million in 2005 from $6.2 million in 2004. The increase is due primarily to an increase in the number of studies for which the Company is providing its various services.
          Direct Costs. Direct costs decreased 1.1% to $45.7 million for 2005 from $46.2 million for 2004 to coincide with the decrease in revenues. As a percentage of service revenues, cost of revenues for 2005 was 72.8% as compared to 73.3% of net revenues for 2004, reflecting a slight reduction in costs. The primary cost included in direct costs is operational staff payroll and related taxes and benefits.

          Selling, general and administrative expenses. Selling, general and administrative expenses (“SG&A”) increased 5.5% to $16.7 million for 2005 from $15.9 million for 2004 as the Company continued to invest in an overhead structure to support the additional revenues expected in future periods. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee-related costs such as new salaries, increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $11.6 million for the year ended December 31, 2005 as compared to $11.0 million for the year ended December 31, 2004. As a percentage of service revenues, selling general and administrative expenses increased to 26.7% for 2005 as compared to 25.2% for 2004.
          Depreciation and amortization expense. Depreciation and amortization expense was consistent during the periods, decreasing to $864,000 for 2005 from $866,000 for 2004.
          Income (loss) from operations. The loss from operations decreased to a loss of $556,000 as compared to income from operations of $71,000 for 2004, primarily as a result of the increase in SG&A costs during 2005 as described above.
          Interest expense. Interest expense for 2005 increased 31.4% to $1.1 million from $858,000 for 2004 as a result of additional interest charges related primarily to higher average outstanding balances on our working capital line of credit during 2005, as well as higher average interest rates during the year.
          Net loss. The net loss for 2005 increased to $1.7 million or $(0.39) per basic and diluted share from a loss of $787,000 or $(0.22) per basic and diluted share for 2004, primarily as a result of the increase in SG&A and interest expense during 2005 as described above.
Liquidity and Capital Resources
          In the United States, the Company manages its cash function using collection and cash management accounts. Daily collections are swept into its operating account with excess funds invested in high quality money market funds of short duration. Disbursements presented for payment are funded daily out of the money market accounts. Outside of the United States, cash balances are maintained at levels necessary to support operating activities. As in the United States, cash balances for foreign subsidiaries are generally maintained in the functional currency of the applicable subsidiary.
          Our expected primary cash needs on both a short and long-term basis are for capital expenditures, expansion of services, possible future acquisitions, global expansion, working capital and other general corporate purposes.
          RPS maintains a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At September 30, 2007, there were no outstanding borrowings under this facility. Interest on outstanding borrowings under this facility are at the Federal Funds open rate, plus 1/2%. The credit facility contains various financial and other covenants, including a prohibition on paying dividends or distributions (other than dividends or distributions payable in our stock). At September 30, 2007, the Company was in compliance with these covenants. The facility is secured by all of the assets of the Company. At September 30, 2007, we had available cash and cash equivalent balances of $21.3 million and working capital of $39.7 million which RPS believes will provide sufficient liquidity for the next twelve months.

          During the nine months ended September 30, 2007, our operating activities provided cash of $7.3 million, an increase of $7.8 million from the corresponding amount for the nine months ended September 30, 2006. This increase during the period can be attributed to an increase in net income of $0.7 million, and an increase in non-cash operating charges, primarily a $4.7 million increase in the interest charge related to the put warrant liability. In addition, we experienced favorable changes in our operating assets and liabilities of $2.3 million over the prior comparable periods. These favorable changes can be attributed to positive changes of $2.5 million in accounts receivable, $4.0 million in customer deposits, $0.7 million in accrued expenses and other liabilities, and $0.4 million in deferred revenue. The positive change in accounts receivable is due primarily to more timely cash collections during the nine months ended September 30, 2007 versus the prior year. The positive changes in deferred revenue and accrued expenses and other liabilities are due to significant increases in service revenues and the overall increase in the level of business operations during the nine months ended September 30, 2007. The $4.0 million increase in customer deposits is due primarily to a $4.5 million customer deposit received in August 2007. This deposit will be applied to customer invoices in future years or returned to the customer upon expiration of the contract.
          These net positive changes were offset by negative changes, including changes in accounts payable of $0.9 million and prepaid expenses and other current assets of $0.4 million, both of which are driven by significant increases in service revenue and the overall increase in the level of business operations. In addition, the net change in operating assets and liabilities decreased by $3.9 million during the nine months ended September 30, 2007 due to the income tax recoverable. There was no such income tax recoverable during the prior year as the Company’s effective tax rate was minimal in 2006 due to the use of net operating losses.
          Cash used in investing activities for the nine months ended September 30, 2007 totaled $1.3 million, consisting primarily of the purchase of property and equipment.
          Cash provided by financing activities for the nine months ended September 30, 2007 totaled $15.0 million. This net cash provided by financing activities consisted primarily of inflows relating to the $51.4 million of net cash proceeds received in connection with our merger. This cash provided by financing activities was offset by paying down the Company’s working capital line of credit of $9.0 million, distributions to the Company’s stockholders of $20 million in connection with the Cross Shore merger, payment of $2.6 million of accrued dividends on the Company’s preferred stock prior to the merger with Cross Shore, as well as the payoff of a note payable totaling $4.5 million during the period. As of September 30, 2007, the Company has no outstanding debt balances, other than capital lease obligations.
          During the year ended December 31, 2006, our operating activities used cash of $3.8 million, an increase of $2.5 million from the corresponding amount for the year ended December 31, 2005. This further use of cash from operating activities during the period can be attributed to a negative change in accounts receivable of $6.5 million, which is due primarily to the timing of cash collections during the year ended December 31, 2006 versus the prior year. In addition, we experienced a negative change in deferred revenues during the year ended December 31, 2006 of $0.7 million, due to the timing of the receipt of up-front payments during the applicable periods.
          These negative changes were offset by an increase in net income of $3.5 million to $1.8 million from the prior comparable period, and additional positive changes in non-cash operating charges of $0.1 million. In addition, we experienced favorable changes of $0.3 million in accounts payable, $0.3 million in accrued expenses, and $0.7 million in customer deposits. These favorable changes are associated with normal business cycles.
          Cash used in investing activities for the year ended December 31, 2006 totaled $0.8 million, consisting primarily of the purchase of property and equipment for normal business operations.
          Cash provided by financing activities for the year ended December 31, 2006 totaled $4.2 million. This net cash provided by financing activities consisted primarily of borrowings of $4.2 million relating to the Company’s working capital line of credit to support operations.
          During the year ended December 31, 2005, our operating activities used cash of $1.3 million, a reduction in the use of cash of $1.6 million from the corresponding amount for the year ended December 31, 2004. This reduction in the use of cash from operating activities during the period can be attributed to favorable changes in our operating assets and liabilities of $2.5 million consisting primarily of positive changes of $1.5 million in accounts receivable, $1.2 million in deferred revenues, and $0.6 million in accrued expenses, offset by a negative change in customer deposits of $0.7 million. The positive change in accounts receivable is due primarily to more timely cash collections during the year ended December 31, 2005 versus the prior year. The positive change in deferred revenues is due to the timing of the receipt of up-front payments during the applicable periods, and the positive change in accrued expenses, as well as the negative change in customer deposits, is due to our normal business cycles.
          These net positive changes in operating assets and liabilities were offset by an increase in the net loss of $0.9 million to a loss of $1.7 million from the prior comparable period.
          Cash provided by investing activities for the year ended December 31, 2005 totaled $0.4 million, consisting of an increase in our restricted cash balance of $0.6 million, offset by purchases of property and equipment for normal business operations.
          Cash provided by financing activities for the year ended December 31, 2005 totaled $1.5 million. This net cash provided by financing activities consisted primarily of borrowings of $1.4 million relating to the Company’s working capital line of credit to support operations.
Contractual Obligations
          Set forth below is information concerning our known contractual obligations as of December 31, 2006.

	Payments Due by Period
		Less than 1			More than
	Total	Year	1—3 Years	3—5 Years	5 Years
Contractual Obligations
Capital leases	$22,189	$22,189	$0	$0	0
Operating leases	12,101,647	1,009,089	3,295,312	2,285,196	5,512,050

Total	$12,123,836	$1,031,278	$2,193,751	$2,223,132	6,675,675

Off-Balance Sheet Arrangements
          At September 30, 2007, RPS was not a party to any off-balance sheet arrangements as defined by Regulation S-K Item 303(a)(4)(i), promulgated under the Exchange Act.
Inflation
          Certain of RPS’ revenues are earned under long-term contracts (having terms in excess of one year) and generally include an inflation or cost of living adjustment for the portion of services to be performed one year from the contract date. As a result, RPS believes that the effects of inflation generally do not have a material effect on its operations or financial condition.
Recently Issued Accounting Standard
          In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007. The adoption did not have a material impact on our consolidated financial statements.
Quantitative and Qualitative Disclosures About Market Risk
          Foreign currency risks. Since RPS operates in countries other than the United States, it is exposed to various foreign currency risks. The majority of client services are contracted in U.S. dollars. However, at times, a portion of the work performed under these contracts is performed by one of the Company’s subsidiaries under which costs are incurred in the local denomination of that subsidiary. In these instances, where expenses are incurred in a denomination that is other than U.S. dollars, the Company’s net earnings can be affected by fluctuations in exchange rates. In addition, any fluctuation in the exchange rates of the net assets of our foreign subsidiaries denominated in local currency would be reflected in translation gains or losses, which are accounted for in other comprehensive income in our statements of changes in equity. We do not believe that a change of 10% in the foreign currency exchange rates would have a material impact on our financial position or results of operations (see “Risk Factors”).
          For the nine months ended September 30, 2007, approximately 5% of our net revenues were derived from our operations outside of the United States. We currently do not engage in derivative or hedging activities related to our potential foreign exchange exposures. However, we contemplate future anticipated foreign currency working capital requirements, capital asset acquisitions of our foreign operations, and our planned international expansion, and we will consider maintaining a portion of our cash and cash equivalents denominated in foreign currencies sufficient to satisfy these possible future requirements. We will also evaluate the need and cost of financial instruments to hedge currency exposures on an ongoing basis and may hedge against exchange rate exposure in the future.
          Interest rate risk. The primary objective of our investment activity is to preserve principal, provide liquidity and maximize income without increasing risk. Our investments have limited exposure to market risk. To minimize this risk, we maintain our portfolio of cash and cash equivalents in a variety of investments, consisting primarily of bank deposits and money market funds. The interest rates are variable and fluctuate with current market conditions. The risk associated with fluctuating interest rates is limited to this investment portfolio, and we do not believe that a 10% change in interest rates would have a material impact on our financial position or results of operations.
Item 3. Properties
     Our headquarters are located in Fort Washington, Pennsylvania in approximately 56,454 square feet of leased space. This facility accommodates our executive offices, recruiting and management operations. The term of the lease commenced on April 1, 2007 with an initial term of 123 months. The initial annual base rent is approximately $1,016,000. The base rent is increased by $0.50 per square foot annually effective on the annual anniversary of the lease commencement date.
     In addition to our headquarters, we lease additional office space in Fort Washington, Pennsylvania, as well as office space in Sherman Oaks, California, Buenos Aires, Argentina, Mexico City, Mexico, and Sao Paolo, Brazil.
Item 4. Security Ownership of Certain Beneficial Owners and Management
          The following table shows those persons known to the Company as of January 7, 2008 to be the beneficial owners of more than five percent (5%) of the Company’s Common Stock.

Security Ownership of Certain Beneficial Owners and Management

		(3)
(1)		Amount and Nature
Title Of	(2)	of Beneficial		(4)
Class	Name and Address of Beneficial Owner	Ownership		Percent of Class

Common Stock	Daniel M. Perlman 520 Virginia Drive Fort Washington, PA 19034	2,308,733	(1)	7.2%

Common Stock	The Productivity Fund IV(2) One South Wacker Drive Suite 3900 (39th floor) Chicago, Illinois 60606	3,125,341	(1)	9.7%

Common Stock	The Argentum Group (3) 60 Madison Avenue, Suite 701 New York, NY 10010	5,175,027	(1)	16.1%

Common Stock	Pangaea One Acquisition Holdings (4) 505 Fifth Avenue 15th Floor New York, NY 10017	8,941,470		27.8%

Common Stock	Lehman Brothers International (Europe) 25 Bank Street London E14 5LE United Kingdom	2,179,425	(5)	6.8%

(1)	1.5 million shares were placed in escrow pursuant to the merger with Cross Shore on August 30, 2007 and are beneficially owned on a pro-rated basis by the stockholders of Old RPS. Assuming no claims are made against the escrow fund, 60% of the escrow shares (900,000 shares) will be released from the escrow account on August 30, 2008, and the remainder will be released on August 30, 2009. Mr. Perlman will receive approximately 242,880 shares, The Productivity Fund IV, L.P. will receive approximately 316,611 shares, and Argentum Capital Partners II, L.P. will receive approximately 458,211 shares, respectively, if all the shares are released from escrow on or before August 30, 2009. The number of shares currently in escrow are not included in the number of shares listed in this table because the parties listed in this table do not have the right to acquire beneficial ownership of the shares in escrow within 60 days of January 7, 2008.

(2)	Consists of 3,009,602 shares held by The Productivity Fund IV, L.P. and 115,739 shares held by The Productivity Fund IV Advisors Fund, L.P. James Macdonald, one of our directors, is affiliated with First Analysis Corporation, the manager of The Productivity Fund IV, L.P and The Productivity Fund IV Advisors Fund, L.P., as described in footnote 4 to the “Security Ownership of Management” table in this registration statement. Mr. Macdonald may be deemed to have beneficial ownership over the shares held by these entities. Mr. Macdonald disclaims such beneficial ownership.

(3)	The Argentum Group is an entity affiliated with Argentum Capital Partners, L.P., which holds 819,428 shares and Argentum Capital Partners II, L.P., which holds 4,355,599 shares. Daniel Raynor, one of our directors, is affiliated with The Argentum Group, as described in footnote 2 to the “Security Ownership of Management” table in this registration statement. Mr. Raynor may be deemed to have beneficial ownership over the shares held by these entities. Mr. Raynor disclaims such beneficial ownership.

(4)	Consists of 7,354,146 shares held by Pangaea One Acquisition Holdings I, LLC, 1,452,324 held by Pangaea One Acquisition Holdings II, LLC, and 135,000 shares held by Pangaea One Holdings I, LLC, and reflects the repurchase of 750,000 shares from Pangaea One Acquisition Holdings I, LLC on October 4, 2007 as described in this registration statement under the heading entitled “Certain Relationships and Related Transactions”. Pursuant to an agreement between RPS and Pangaea One Acquisition Holdings I, LLC (a copy of which is filed as Exhibit 10.11 to this registration statement), Pangaea One Acquisition Holdings I, LLC has the right to appoint and have elected up to two directors to our Board of Directors as long as they own at least 20% of our outstanding common stock, and one director as long as they own at least 10% of our outstanding common stock. As of the date of this registration statement, Pangaea One Acquisition Holdings I, LLC has not appointed any directors to our Board of Directors.

(5)	Consists of 2,077,425 shares and 102,000 warrants exercisable for our common stock within 60 days of January 7, 2008.

Security Ownership of Management

		(3)
		Amount and Nature
(1)	(2)	of Beneficial		(4)
Title Of Class	Name of Beneficial Owner	Ownership		Percent of Class

Common Stock	Daniel M. Perlman (1)	2,308,733		7.2%
Common Stock	Harris Koffer	424,612	(5)	1.3%
Common Stock	Daniel Raynor (1)(2)(3)	5,217,701		16.2%
Common Stock	James R. Macdonald (1)(4)	3,125,341		9.7%
Common Stock	Stephen E. Stonefield	33,333		*
Common Stock	Janet L. Brennan (1)	594,793	(6)	1.8%
Common Stock	Steven Bell (1)(7)	213,399	(7)	*
Common Stock	Samir Shah (1)(8)	220,466	(8)	*
Common Stock	Joseph D. Arcangelo (1)(9)	487,161	(9)	1.5%
Common Stock	All Named Executive Officers and Directors as a group (10)	12,625,587		39.2%

*	represents a beneficial ownership of less than one percent of our outstanding common stock

(1)	1.5 million shares were placed in escrow pursuant to the merger with Cross Shore on August 30, 2007 and are beneficially owned on a pro-rated basis by the stockholders of the Company prior to the merger with Cross Shore. Assuming no claims are made against the escrow fund, 60% of the escrow shares (900,000 shares) will be released from the escrow account on August 30, 2008, and the remainder will be released on August 30, 2009. Mr. Perlman will receive approximately 242,880 shares, The Productivity Fund IV, L.P. will receive approximately 316,611 shares, The Productivity Fund IV Advisors Fund, L.P. will receive approximately 12,176 shares, Argentum Capital Partners II, L.P. will receive approximately 458,211 shares, Argentum Capital Partners, L.P. will receive approximately 86,204 shares, CGM IRA Custodian FBO Daniel Raynor will receive approximately 4,489 shares, Janet Brennan will receive approximately 46,288 shares, Steven Bell will receive approximately 16,725 shares, Joseph Arcangelo will receive approximately 46,288 shares, and Samir Shah will receive approximately 14,224 shares, respectively, if all the shares are released from escrow on or before August 30, 2009. The number of shares currently in escrow are not included in the number of shares listed in this table because the officers and directors listed in this table do not have the right to acquire beneficial ownership of the shares in escrow within 60 days of January 7, 2008.

(2)	Mr. Raynor is the managing member of Argentum Investments, LLC, which is the managing member of Argentum Partners II, L.P., which is the general partner of Argentum Capital Partners II, L.P. Mr. Raynor is also the chairman of B.R. Associates, Inc., which is the general partner of Argentum Capital Partners, L.P. Argentum Capital Partners, L.P beneficially owns 819,428 shares of our common stock and Argentum Capital Partners II, L.P. beneficially owns 4,355,599 shares of our capital stock. Mr. Raynor may be deemed to have beneficial ownership over the shares held by these entities. Mr. Raynor disclaims such beneficial ownership.

(3)	42,674 of these shares are owned by CGM IRA Custodian FBO Daniel Raynor.

(4)	Mr. Macdonald is an executive with First Analysis Corporation, which, through one or more intermediate partnerships, controls or shares control of The Productivity Fund IV, L.P. and The Productivity Fund IV Advisors Fund, L.P. The Productivity Fund IV, L.P beneficially owns 3,326,213 shares of our common stock and The Productivity Fund IV Advisors Fund, L.P. beneficially owns 127,914 shares of our common stock. Mr. Macdonald may be deemed to have beneficial ownership over the shares held by these entities. Mr. Macdonald disclaims such beneficial ownership.

(5)	All the shares listed for Dr. Koffer are fully vested but unexercised stock options. Dr. Koffer has the right to acquire beneficial ownership of these shares within 60 days of January 7, 2008.

(6)	83,445 of the listed shares are unexercised but fully vested stock options. Ms. Brennan has the right to acquire beneficial ownership of these shares within 60 days of January 7, 2008.

(7)	54,419 of the listed shares are unexercised but fully vested stock options. Mr. Bell has the right to acquire beneficial ownership of these shares within 60 days of January 7, 2008.

(8)	85,258 of the listed shares are unexercised but fully vested stock options. Mr. Shah has the right to acquire beneficial ownership of these shares within 60 days of January 7, 2008.

(9)	47,164 of the listed shares are unexercised but fully vested stock options. Mr. Arcangelo has the right to acquire beneficial ownership of these shares within 60 days of January 7, 2008.

(10)	Pursuant to an agreement between RPS and Pangaea One Acquisition Holdings I, LLC (a copy of which is filed as Exhibit 10.11 to this registration statement), Pangaea One Acquisition Holdings I, LLC has the right to appoint and have elected up to two directors to our Board of Directors as long as they own at least 20% of our outstanding common stock, and one director as long as they own at least 10% of our outstanding common stock. As of the date of this registration statement, Pangaea One Acquisition Holdings I, LLC has not appointed any directors to our Board of Directors.
Item 5. Directors and Executive Officers
     Directors

Name	Age	Position
Daniel M. Perlman	51	Chairman of the Board of Directors and Chief Executive Officer
Harris Koffer	54	President, Chief Operating Officer, and Director
Daniel Raynor	48	Director
James R. Macdonald	51	Director
Stephen E. Stonefield	59	Director

          Set forth below is biographical information concerning the directors of RPS:
          Daniel M. Perlman joined RPS’ predecessor company, ReSearch Pharmaceutical Search, Inc. in 1998 as President and became Chief Executive Officer in 2001. He was Chief Executive Officer of Old RPS until August of 2007 and became our Chief Executive Officer in August of 2007. Prior to joining RPS, Mr. Perlman served as Vice President — Operating Specialties, at Kforce Inc., where he started the contract staffing divisions in the pharmaceutical, healthcare, engineering, legal and scientific industries. From 1990 to 1993, Mr. Perlman served as Managing Director of a local division of CDI Corporation, where he specialized in pharmaceutical outsourcing. Prior to that, Mr. Perlman worked at a private label division of Goodyear where he last served as Vice President - Sales and Marketing, Private Label Division. From 1985 until 1990, Mr. Perlman was President of TKA, a tire company in eastern Pennsylvania. He graduated from The Haverford School and University of Pennsylvania Wharton School.
          Harris Koffer joined Old RPS in July 2006 as President and Chief Operating Officer and became our President and Chief Operating Officer in August of 2007. Prior to joining RPS, from December, 2005 to June, 2006, Dr. Koffer served as Corporate Executive Vice President and President, Cardiac Safety Services, for Medifacts International. Dr. Koffer resigned from all positions he held at Medifacts International in June, 2006. On January 28, 2007, Medifacts International filed for Chapter 11 bankruptcy protection. Dr. Koffer also served as Vice President, Clinical Trials and Pharmaceutical Business Development, for Quest Diagnostics from 2000 to 2005, and served in various positions at Covance Inc. and its predecessor companies from 1981 to 2000, including as Vice President and General Manager of Covance Clinical Services and President of Covance Periapproval Services from 1998 to 2000. Dr. Koffer has served as Adjunct Assistant Professor of Pharmacy in Medicine at the University of Pennsylvania School of Medicine and Clinical Associate Professor of Pharmacy at the Philadelphia College of Pharmacy and Science. Dr. Koffer has published and presented numerous papers in the fields of cardiovascular clinical pharmacology and pharmacoeconomics. He earned both a bachelor of science in pharmacy and a doctor of pharmacy degree from the Philadelphia College of Pharmacy and Science and completed a Fellowship in Clinical Pharmacology at Thomas Jefferson University Hospital in Philadelphia.
          Daniel Raynor served as a director of Old RPS starting in 2001 and continues to serve as a director of the Company following the merger with Old RPS on August 30, 2007. He is a managing partner of The Argentum Group, a private equity firm, a position he has held since co-founding the firm in 1987. Mr. Raynor also serves as a director of NuCO2, Inc. and Comforce, Inc., both public companies. Mr. Raynor also serves as a director of several private companies in which Argentum’s managed funds have an equity interest. He received a B.S. in economics from The Wharton School, University of Pennsylvania.
          James Robert Macdonald served as a director of Old RPS since 2001 and continues to serve as a director of the Company since the merger with Old RPS on August 30, 2007. Mr. Macdonald is a Managing Director of First Analysis Corporation, an investment research and private equity management company. Mr. Macdonald joined First Analysis in 1997. Prior to that, he was employed by Nalco Chemical Company from 1983 to 1997. Mr. Macdonald is on the boards of several other private companies as part of his investment role with First Analysis. Mr. Macdonald graduated with a BS in Civil Engineering from Cornell University and an MBA from Harvard Business School.
          Stephen E. Stonefield has been a director of Cross Shore since 2006 and is now a director of RPS. Mr. Stonefield has also served as Executive Chairman of Precise Asset Management Pte. Ltd. since 2004. In 2003, Mr. Stonefield retired after three decades of senior positions in investment banking, largely in Asia, most recently as Chairman, Pacific Region, of Credit Suisse First Boston (CSFB), and former Vice-Chairman and member of the Executive Board of CSFB. Prior to CSFB, Mr. Stonefield was a Managing Director at Smith Barney in New York, where he was head of Equity Capital Markets and Financing Services and a member of the Firm’s Steering Committee. Prior to that, he was a Managing Director at Morgan Stanley in Tokyo and New York. He began his career in finance at Continental Illinois Ltd. Mr. Stonefield has also served as a member of the Economic Review Committee for financial services in Singapore, the Securities Industry Council of Singapore, and as a member of the International Advisory Board Kuala Lumpur Stock Exchange in Malaysia. Mr. Stonefield graduated summa cum laude from Dartmouth College and has an M.A. from Harvard University. Pursuant to the terms of the Merger Agreement, Mr. Stonefield was named as a Director of the Company.
          Executive Officers

Name	Age	Position
Janet L. Brennan	47	Chief Clinical Officer and Executive Vice President of Global Operations
Steven Bell	49	Executive Vice President of Finance and Chief Financial Officer
Samir Shah	33	Vice President-Strategic Development
Joseph D. Arcangelo	48	Executive Vice President-Recruitment Operations

          Janet L. Brennan joined Old RPS in 1999 as Vice President of Clinical Operations and was promoted to Chief Operating Officer in 2001 and her current position in 2006, and remained in that position following our merger. She has been instrumental in building the Clinical Affairs and Operations divisions of RPS, and is responsible for the international expansion of RPS in global markets. In her current position, Ms. Brennan directs all merger and acquisitions activity. Ms. Brennan has over sixteen years of experience in the outsourcing industry, and previously worked for Kendle International, IBAH Worldwide Development Services (now Omnicare), and at the PACT Division of Covance. She has a wide range of experience which includes holding positions as a Safety Associate, Clinical Research Associate, Project Manager, Director of Clinical Monitoring, Director of Project Management, and Director of Clinical Operations. In addition to this experience, Ms. Brennan has extensive experience in strategic planning, budget development and maintenance, personnel oversight, business development, and acquisition due diligence and integration activities. Ms. Brennan’s clinical trial experience includes Phase I, Phase II, Phase III, Phase IV, and Treatment Investigational New Drug applications. Ms. Brennan is a registered nurse and holds a Bachelors of Science Degree in nursing.
          Steven Bell joined Old RPS in 2003 as Executive Vice President, Finance and Chief Financial Officer, and remained in that position following our merger. Prior to joining RPS, Mr. Bell served as Chief Financial Officer for CareScience, Inc., a publicly traded healthcare technology company located in Philadelphia. Before that, Mr. Bell spent four years at The MRC Group, Inc., a national medical transcription company, where he served as Senior Vice President of Finance. In addition to his executive experience, Mr. Bell’s career includes thirteen years in public accounting, first at Price Waterhouse, and then as a partner in the firm Zelenkofske, Axelrod and Co. Mr. Bell is a certified public accountant. He received his Bachelor’s Degree in Business Administration from Temple University in Philadelphia, Pennsylvania.
          Samir Shah serves as the Vice President, Strategic Development and has been with the Company since 2000. Mr. Shah oversees business development and has responsibilities for corporate expansion. From 1992 until he joined RPS, Mr. Shah worked in the pharmaceutical, biotech and CRO industries in various roles in both clinical research and business operations including Parexel International, US Bioscience, Zeneca Pharmaceuticals, and IBAH (Bio-Pharm) Clinical Services. Mr. Shah began his career in the Department of Psychiatry/Pharmacology at the University of Pennsylvania Medical Center where he was a Research Scientist.
          Joseph D. Arcangelo serves as the Vice President of Recruitment Operations, and has more than 21 years of experience in the pharmaceutical recruitment and staffing industry. Prior to joining Old RPS in 1996, he was founder and CEO of an executive search firm dedicated to the pharmaceutical research and development area, and previously spent five years at a division of Management Recruiters International where he managed an office dedicated to the bioanalytical and scientific sales fields. He is an accredited Certified Senior Account Manager.
Item 6. Executive Compensation
          Compensation Discussion and Analysis
          Background
          From April 24, 2006, the date of Cross Shore’s initial public offering on AIM, to August 29, 2007, the date in which Daniel Perlman, Harris Koffer, and Steven Bell became Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of RPS, respectively, the Cross Shore executive management team was not compensated for their services, except reimbursement for out-of-pocket expenses related to identifying and performing due diligence on a potential acquisition target and the arrangements described in the section of this registration statement entitled “Certain Relationships and Related Party Transactions, and Director Independence”. The information disclosed in this section of this registration statement describes the executive compensation of the named executive officers of Old RPS for the entirety of fiscal year 2006, and of Old RPS and RPS during fiscal year 2007, including executive compensation changes that occurred after the merger with Old RPS on August 30, 2007, as indicated throughout this section of this registration statement.
          Overview of Compensation Program
          Prior to the merger, the compensation committee of the Board of Directors of Old RPS consisted of at least two, but no more than three of Old RPS’ directors. The members of the Old RPS compensation committee could not be employees of Old RPS, but the Old RPS compensation committee was permitted to consult with Old RPS’ Chief Executive Officer or President regarding the compensation of officers or employees other than the Chief Executive Officer or President. Prior to the merger, James Macdonald and Daniel Raynor were the two members of Old RPS’ compensation committee.
          Old RPS’ compensation committee had the authority to review and approve the salary, bonus, equity incentive awards, and all other significant terms of employment for Old RPS’ Chief Executive Officer, President, Old RPS employees that reported directly to the CEO or President, and all Old RPS employees with an annual base salary exceeding $150,000. Old RPS’ compensation committee operated through fiscal year 2006 and until August 30, 2007, when it was replaced with the compensation committee described immediately below in connection with our merger with Old RPS.
          The Compensation Committee (the “Committee”) of the Board of Directors of RPS was formed in conjunction with our merger with Old RPS, and has responsibility for reviewing and approving the recommendations of management with respect to the appropriate management compensation policies, programs and levels, and continually monitoring adherence to RPS’ compensation philosophy. The Committee is responsible for ensuring that the total compensation paid to the executive officers is fair, reasonable and competitive. The Committee must recommend to the Board of Directors, and the Board of Directors must review and, if it deems appropriate, approve all changes to our Chief Executive Officer and any other executive officer’s compensation packages.
          The Committee comprises two members: Daniel Raynor and Stephen Stonefield. Both members are independent directors. Mr. Raynor serves as the Chair of the Committee. The Committee’s charter is available on the Company’s website (www.rpsweb.com).
          Company Objectives
          The primary objective of the RPS’ current compensation program is to ensure that members of the executive management of RPS are provided with appropriate incentives to encourage enhanced performance and are, in a fair and responsible manner, rewarded for their individual contributions to the success of RPS. The Committee reviews and approves RPS’ compensation program to provide sufficient compensation opportunities for executives in order to attract, retain and motivate the best possible management team to lead RPS in the achievement of both its short- and long-term performance goals. The Committee has identified that the first step in attracting and retaining executives is to ensure that RPS’ compensation program is competitive in the marketplace. Furthering this goal, RPS’ compensation packages for executive officers, including the Chief Executive Officer, consist of a base salary, opportunities for bonus cash compensation, and long-term compensation in the form of equity ownership.
          Each of our named executive officers has a written employment agreement setting forth the material terms of employment. Pursuant to our merger with Old RPS on August 30, 2007, certain named executive officers entered into new employment agreements with RPS. The material terms of the named executive officers’ employment agreements for the 2006 fiscal year and, if applicable, the named executive officers’ employment agreements entered into in conjunction with our merger with Old RPS are described in the section following the Summary Compensation Table.
          On an ongoing basis, the Committee determines what adjustments to base salary, the amount of cash bonus, performance targets for performance-based compensation, and the appropriate level and targets for other compensation, if any, would be appropriate for the executives. The Committee, annually and as it otherwise deems appropriate, meets with our Board of Directors to obtain recommendations with respect to the Company compensation programs and packages for executives and other employees. The directors may make recommendations to the Committee on base salary, performance targets and other terms, which the Committee may consider. No director or executive is involved in any decisions as to their own compensation.
          Long-Term versus Currently-Paid Compensation
          Currently, paid compensation to RPS’ executives includes base salaries, which are paid in regular installments in accordance with the Company’s general payroll practices and are subject to customary withholding, cash bonuses at the sole discretion of the Board of Directors or based on achieving business and financial goals determined by the Board of Directors or the Committee and approved by the Committee, and perquisites and personal benefits, which are paid consistent with RPS’ policies in appropriate circumstances. RPS’ long-term compensation provides for stock options. Our executives may also participate in RPS’ 401(k) plan, which is open to employees that have completed at least three months of service and are at least 21 years of age.
          RPS’ compensation structure for its executives attempts to balance the need of RPS’ executives for current income with the need to create long-term incentives that are directly tied to achievement of our long-term targets and enhanced stockholder value. The allocation between cash and non-cash or short-term and long-term incentive compensation is set by the terms of the individual employment agreement and the terms of our incentive plan. Income from elements of incentive compensation is realized as a result of the performance of RPS or the executive, depending on the type of award, compared to goals proposed by Board of Directors and approved by the Committee on an annual basis. Historically, the majority of RPS’ executives’ compensation packages have been in the form of annual base salary and cash performance bonuses.

          Compensation Components
          For the fiscal years ended December 31, 2006 and December 31, 2007, the principal compensation components for Old RPS’ and RPS’ named executive officers consisted of the following:
•	Base salary: fixed pay that takes into account an individual’s role and responsibilities, experience, expertise, and individual performance;

•	Performance bonuses: paid to reward attainment of annual business and financial performance targets as determined by the Board of Directors, the compensation committee of Old RPS, and the Committee, as applicable;

•	Long-term Incentives: issued to reward increases in stockholder value over longer terms and align the interests of executives with the interests of stockholders.
          Base Salary
          Base salary is determined by an annual assessment of a number of factors, including position and responsibilities, experience, individual job performance relative to responsibilities, impact on development and achievement of RPS’ business strategy, and competitive market factors for comparable talent. Base salaries may also be increased at other times if a change in scope of the officer’s responsibilities justifies such consideration or, in limited circumstances, to maintain salary competitiveness. RPS does not benchmark the compensation of its executives against the executives of other companies.
          Base salary for our named executive officers in 2006 and 2007 is shown in the Summary Compensation Table, under the heading “Salary” in this registration statement.
          Performance Bonuses
          The Committee believes that some portion of overall cash compensation for executive officers should be “at risk,” that is, contingent on successful achievement of RPS’ business and financial targets. To that end, and depending on our financial and operating performance, the Board of Directors and the Committee augments cash compensation in appropriate circumstances with the payment of bonuses. These performance-based bonuses more closely align an individual’s overall compensation with his or her performance and/or the profitability of RPS. The Committee believes that this bonus arrangement focuses our executives on long-term strategic issues, and aligns management’s interests with those of our stockholders.
     In fiscal years 2006 and 2007, Old RPS and RPS determined and awarded performance bonuses in the same manner. In each case, the Board of Directors reviewed and approved an annual budget that included a provision for awarding bonuses to the executive officers based upon achieving performance targets established by the Board of Directors for each fiscal year. Depending on whether Old RPS or RPS, as applicable, achieved, exceeded or fell short of the financial target established by the Board of Directors, the Board of Directors determined, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. The targets established by the Board of Directors serve as general guidelines for determining bonuses, but the ultimate determination regarding the performance bonus amount awarded to individual executive officers is at the discretion of the Board of Directors, taking into account any contractual provisions in an executive’s employment agreement. During 2006 and 2007, progress towards meeting the financial target was evaluated on a quarterly basis. Each executive officer was awarded 50% of the bonus that the Board of Directors determined that executive officer was entitled to receive for the relevant quarter, and the remaining bonus amounts were paid at the end of the fiscal year.
     The performance target established by the Board of Directors of Old RPS in fiscal year 2006 was an EBITDA target of $3,000,000, for which an aggregate bonus pool of $550,000 was available to the executive officers of Old RPS. In addition, the Board of Directors had the discretion to increase the amount available in the bonus pool based on Old RPS exceeding the established EBITDA target. For example, if EBITDA for 2006 exceeded the established target by up to $150,000, 100% of such excess could be added to the aggregate amount available for bonuses. Up to 25% of the next $550,000 in EBITDA could be contributed to the aggregate bonus pool, as well as 15% of any additional excess EBITDA amounts. The Board of Directors of Old RPS had sole discretion in determining whether to increase the size of the aggregate bonus pool if the EBITDA target was exceeded, as well as determining the percentage of the aggregate bonus pool to be paid to individual executive officers. In determining the amounts to be paid to individual executive officers, the Board of Directors of Old RPS considered factors including the performance of the individual executive and the performance of Old RPS as a whole, in addition to the performance target as measured by EBITDA.
     In fiscal year 2006, Mr. Perlman was eligible for a target bonus of $100,000 for meeting Old RPS’ EBITDA target for that year, which could be increased at the discretion of the Board of Directors, as described above. In fiscal year 2006, his first year of employment, Dr. Koffer was eligible for a bonus equal to 50% of his base salary, pursuant to his employment agreement then in effect. Under his employment agreement in effect during fiscal year 2006, Mr. Bell was eligible to receive a bonus equal to 25% of his base salary, half of which was based on meeting personal objectives, half of which was based on the performance of Old RPS. Messrs. Shah and Arcangelo and Ms. Brennan were eligible for bonuses at the sole discretion of the Board of Directors, determined by the performance of Old RPS or RPS in relation to set profitability targets, and adjusted at the discretion of the Board.
          For 2006, performance-based bonuses earned as a percentage of base salaries were 49% for Mr. Perlman, 50% for Dr. Koffer, 20% for Mr. Bell, 33% for Mr. Shah, 20% for Ms. Brennan, and 20% for Mr. Arcangelo. For 2007, performance-based bonuses earned as a percentage of base salaries were 49% for Mr. Perlman, 41% for Dr. Koffer, 33% for Mr. Bell, 33% for Mr. Shah, 20% for Ms. Brennan, and 21% for Mr. Arcangelo. No executive officer is guaranteed to receive a bonus, with the exception that Dr.

Koffer’s bonus was guaranteed for his service in 2006 following his hire in July of 2006.
          Performance bonuses for our named executive officers earned in 2006 and 2007 are shown in the Summary Compensation Table, under the heading “Non-Equity Incentive Plan Compensation” in this registration statement.
          Long-Term Incentives
          The Committee considers long-term incentives to be an essential component of executive compensation so that a proper balance exists between short- and long-term considerations and enhancing stockholder value. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the RPS’ stockholders. Prior to the merger with Old RPS, Old RPS’ 2002 Equity Incentive Plan (the “Equity Incentive Plan”) was the primary means for granting stock ownership to the executive management. After the merger with Old RPS, RPS adopted the 2007 Stock Incentive Plan (the “Stock Incentive Plan”) and terminated Old RPS’ 2002 Equity Incentive Plan. As part of the merger, awards made under the Equity Incentive Plan, unless terminated or exercised, were replaced with awards made under the Stock Incentive Plan.
          The terms of the Stock Incentive Plan, including provisions relating to termination and change in control, are described in the section of this registration statement entitled “Market Price of and Dividends of the Registrant’s Common Equity and Related Stockholder Matters”.
          In December 2007, in connection with the merger with Old RPS, the Company granted 450,000 options to Mr. Perlman, 180,000 options to Mr. Bell, and 120,000 options to Dr. Koffer under the Stock Incentive Plan. Stock options held by the Company’s executives, employees, and consultants that were not terminated as a result of the merger with Old RPS and/or exercised under the Equity Incentive Plan have been replaced with stock options under the Stock Incentive Plan pursuant to the formula established in the Agreement and Plan of Merger dated April 26, 2007, as amended. Each option granted under the Equity Incentive Plan was terminated and converted into an option to purchase RPS’ stock exercisable for the number of whole shares of RPS’common stock (rounded down to the nearest whole number of shares of RPS’ stock) underlying the option granted under the Equity Incentive Plan, multiplied by 1.8140442. The per share exercise price of the replacement option is equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the per share exercise price of the option granted under the Equity Incentive Plan by 1.8140442.
          Other Compensation and Benefits
          All of our executive officers are eligible to participate in certain benefit plans and arrangements offered to employees generally, including health, dental, life, disability, our 401(k) and 125 plans. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. The Committee in its discretion may revise, amend or add to any executive’s benefits and perquisites as it deems advisable.
          RPS provides our executive officers with limited perquisites and other personal benefits that are not otherwise available to all of our employees. We believe the few perquisites and other personal benefits made available to our executive officers are reasonable and consistent with our overall compensation program, and better enable us to attract and retain superior employees for key positions. Certain perquisites may be subject to the approval of the Committee, depending on the amount and type. Perquisites and personal benefits are taken into account as part of the total compensation to executive officers, and generally include a car allowance and premiums for health, dental, life and disability insurance paid on behalf of the named executive officers, all as described in the footnotes to the Summary Compensation Table.
          Perquisites and other personal benefits for our named executive officers are described in the Summary Compensation Table, under the heading “All Other Compensation” in this registration statement.
          Tax Considerations
          Section 162(m) of the Internal Revenue Service Code (the “Code”) generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with the exemptions provided in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table
          The table below summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for fiscal years 2006 and 2007.

			Non-Equity Incentive	Option Awards	All Other
Name and Principal Position (1)(10)	Fiscal Year	Salary ($)	Plan Compensation ($)	($) (11)	Compensation ($)		Total ($)
Daniel M. Perlman (8)	2006	$306,394	$146,890	—	$62,545	(3)	$515,829
Chief Executive Officer (CEO)	2007	$350,000	$171,205	$84,621	$63,426	(3)	$669,252
Steven Bell (9)	2006	$260,000	$53,044	$1,177	$22,798	(4)	$337,019
Chief Financial Officer (CFO)	2007	$280,000	$91,309	$35,731	$23,863	(4)	$430,903
Harris Koffer (2)	2006	$143,182	$71,591	$20,201	$11,320		$246,294
Chief Operating Officer	2007	$300,000	$122,289	$68,303	$28,780	(2)	$519,374
Janet Brennan	2006	$260,000	$53,044	—	$18,959	(5)	$332,003
Chief Clinical Officer	2007	$260,000	$52,992	—	$19,159	(5)	$332,151
Samir Shah	2006	$225,000	$73,445	$2,941	$25,951	(6)	$327,337
Vice President, Strategic Development	2007	$250,000	$81,526	$4,706	$31,101	(6)	$367,333
Joseph Arcangelo	2006	$225,000	$45,903	—	$24,007	(7)	$294,910
Senior Vice President, Recruiting	2007	$225,000	$47,897	—	$24,634	(7)	$297,531

(1)	The CEO, CFO, nor any of our three most highly compensated executive officers other than the CEO and CFO received any compensation in the form of Stock Awards, Bonuses, or a Change in Pension Value and Nonqualified Deferred Compensation Earnings in fiscal year 2006 or fiscal year 2007. Accordingly, the corresponding columns have been omitted.

(2)	Dr. Koffer’s employment commenced on July 10, 2006. Dr. Koffer was an executive officer at the end of fiscal year 2006, but due to the starting date of his employment with the Company, he was not one of the three most highly compensated executive officers during fiscal year 2006 (Dr. Koffer’s annualized salary would have been $300,000 with a bonus of $150,000), but was one of the three most highly compensated officers during fiscal year 2007. His 2006 compensation is included in the Summary Compensation Table for the purposes of comparison, as more fully described under the heading “Comparison of Named Executive Officer Compensation Prior and Subsequent the Merger with Old RPS”. The terms of Dr. Koffer’s current employment agreement are set forth under the heading “Harris Koffer Employment Agreement.” Dr. Koffer’s additional compensation for fiscal year 2006 consisted of Company paid medical, dental, and other insurance premiums in an amount of $4,650, and a monthly car allowance in the total amount of $6,670 for the portion of the 2006 fiscal year in which he was the Chief Operating Officer and President of Old RPS. Dr. Koffer’s additional compensation for fiscal year 2007 consisted of Company paid medical, dental, and other insurance premiums in the amount of $16,780, and a monthly car allowance in an amount of $12,000 for the 2007 fiscal year.

(3)	The figure for Mr. Perlman’s additional compensation for fiscal year 2006 consists of $13,811 in medical, dental, and other insurance premiums paid by Old RPS; monthly automobile lease payments totaling $37,213 annually; payment of auto insurance premiums in the amount of $3,921; and automobile maintenance, repairs, and gasoline in the amount of $7,600. Mr. Perlman’s additional compensation for fiscal year 2007 consists of $14,914 in medical, dental, and other insurance premiums paid by Old RPS; monthly automobile lease payments totaling $37,213 annually; payment of auto insurance premiums in the amount of $3,699; and automobile maintenance, repairs, and gasoline in the amount of $7,600.

(4)	The figure for Mr. Bell’s additional compensation for fiscal year 2006 consists of $13,798 in medical, dental, and other insurance premiums paid by Old RPS, and a monthly automobile allowance totaling $9,000 annually. Mr. Bell’s additional compensation for fiscal year 2007 consists of $14,863 in medical, dental, and other insurance premiums paid by Old RPS, and a monthly automobile allowance totaling $9,000 annually.

(5)	The figure for Ms. Brennan’s additional compensation for fiscal year 2006 consists of $5,231 in medical, dental, and other insurance premiums paid by Old RPS; monthly automobile lease payments totaling $11,342 annually; and payment of auto insurance premiums and repairs in the amount of $2,386. Ms. Brennan’s additional compensation for fiscal year 2007 consists of $6,111 in medical, dental, and other insurance premiums paid by Old RPS; monthly automobile lease payments totaling $10,788 annually; and payment of auto insurance premiums and repairs in the amount of $2,260.

(6)	The figure for Mr. Shah’s additional compensation for fiscal year 2006 consists of $13,754 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile payments totaling $11,504 annually, and auto insurance premiums in the amount of $693. Mr. Shah’s additional compensation for fiscal year 2007 consists of $14,684 in medical, dental, and other insurance premiums paid by Old RPS, monthly automobile payments totaling $9,120 annually, and auto insurance premiums in the amount of $1,297.

(7)	The figure for Mr. Arcangelo’s additional compensation for fiscal year 2006 consists $13,754 in medical, dental, and other insurance premiums paid by Old RPS and a monthly automobile lease and automobile insurance premiums in the amount of $10,254 annually. Mr. Arcangelo’s additional compensation for fiscal year 2007 consists $14,684 in medical, dental, and other insurance premiums paid by Old RPS and a monthly automobile lease and automobile insurance premiums in the amount of $9,949 annually. Mr. Arcangelo was not one of the three most highly compensated executive officers during fiscal year 2007, but was one of the three most highly compensated officers during fiscal year 2006. His 2006 compensation is included in the Summary Compensation Table for the purposes of comparison, as more fully described under the heading “Comparison of Named Executive Officer Compensation Prior to and Subsequent to Our Merger with Old RPS”

(8)	Mr. Perlman’s employment agreement in effect during fiscal year 2006 was replaced with an employment agreement effective August 29, 2007. Under his previous employment agreement, dated April 28, 2001, Mr. Perlman served as Old RPS’ Chairman and Chief Executive Officer and was entitled to receive a base salary of $240,000 per year (or such higher rate as the Board may have designated from time to time) and an annual bonus in the amount of $100,000 upon reaching the budget revenue and EBITDA goals approved by the Board of Directors. Mr. Perlman was also eligible to receive a bonus from a pool of 15% of EBITDA established by the Board of Directors each fiscal year for each EBITDA dollar over budget, at the Board’s discretion.

(9)	Mr. Bell’s employment agreement in effect during fiscal year 2006 was replaced with an employment agreement effective August 29, 2007. Under his previous employment agreement, dated December 2, 2003, Mr. Bell served as Old RPS’ Executive Vice President of Finance and Chief Financial Officer and was entitled to receive a base salary of $200,000 per year (as may be adjusted by the Chief Executive Officer from time to time), and an annual target bonus of 25% of his base salary for achieving Old RPS’ performance and personal objectives. In addition, Mr. Bell received incentive stock options representing 125,000 shares.

(10)	Mr. Dennis M. Smith was the Chief Executive Officer of Cross Shore until completion of our merger with Old RPS, when Mr. Perlman replaced him as Chief Executive Officer. Mr. Smith did not receive any compensation for services rendered as CEO of Cross Shore during fiscal year 2006 and until August 29, 2007, except reimbursement for out-of-pocket expenses incurred in identifying and performing due diligence on a target for a qualified business combination. Mr. Smith’s compensation is set forth in the Director Compensation table of this registration statement.

(11)	The amounts reported in the “Option Awards” column represent the amount of compensation cost recognized by us in fiscal 2006 and in fiscal 2007 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see the section of this registration statement entitled “Managements Discussion and Analysis: Stock Based Compensation” in this registration statement.
Comparison of Named Executive Officer Compensation Prior to and Subsequent to Our Merger with Old RPS
          All of Old RPS’ executive officers were retained subsequent to the merger, and are currently executive officers of RPS. Pursuant to the merger, Daniel Perlman, Harris Koffer, and Steven Bell each entered into new employment agreements with RPS, and Samir Shah entered into an employment agreement with RPS on December 6, 2007. The existing employment agreements between Ms. Brennan and Mr. Arcangelo were retained and are in effect between RPS and the respective employee.
     Comparing the base salary earned by the named executives in fiscal year 2006 to the base salary earned by the named executives in fiscal year 2007, after our merger with Old RPS was completed, Mr. Perlman’s base salary increased by approximately 12%, Dr. Koffer’s base salary remained the same (on an annualized basis), Mr. Bell’s base salary increased by approximately 7%, Mr. Shah’s base salary increased by 10%, Ms. Brennan’s base salary remained the same, and Mr. Arcangelo’s base salary remained the same. The increase in base salary for our named executive officers can primarily be attributed to the new employment agreements entered into by Messrs. Perlman and Bell in conjunction with our merger with Old RPS, and the employment agreement entered into between RPS and Mr. Shah on December 6, 2007. Dr. Koffer’s base salary in his employment agreement in effect prior to our merger with Old RPS and after our merger with Old RPS remained constant. The increases in base salary reflected in the new employment agreements were due to a number of factors. Primarily, Old RPS had grown in both profitability and revenues since Messrs. Perlman, Bell, and Shah had entered into employment agreements with Old RPS, and their base salaries were increased during that time to reflect the growth that occurred during their respective tenures. Also, their base salaries were increased to reflect both actual and projected growth between the end of fiscal year 2006 and our merger with Old RPS. In addition, given the transitions consequent to our merger with Old RPS, the increases in base salaries were determined to be an important part of retaining those executives that were instrumental to both completing the merger with Old RPS and to the future of RPS.
     Comparing the bonus as a percentage of salary awarded to our named executive officers at the end of fiscal year 2006 to the bonuses as a percentage of salary after our merger with Old RPS and at the end of fiscal year 2007, Mr. Perlman’s bonus percentage remained the same, Dr. Koffer’s decreased by nine percentage points, Mr. Bell’s increased by 13 percentage points, Mr. Shah’s and Ms. Brennan’s remained the same, and Mr. Arcangelo’s increased by one percentage point. The changes in bonuses can be attributed to the loss of the guaranteed bonus provided for in Dr. Koffer’s employment agreement for fiscal year 2006, and Mr. Bell’s performance as our Executive Vice President of Finance and Chief Financial Officer. Under the employment agreements entered into or after our merger with Old RPS, bonuses to Messrs. Bell and Shah are awarded at the sole discretion of the Board of Directors of RPS. Mr. Perlman and Dr. Koffer became eligible for performance bonuses of 60% and 50%, respectively, based on the increased revenues of Old RPS under their management, and also to reflect the general impression by Old RPS’ and Cross Shore’s respective Boards of Directors of the appropriate range of bonuses available to executives of similar title and responsibility in companies similar to Old RPS and RPS.
     Mr. Perlman received no compensation in the form of stock option awards in fiscal year 2006, and received $84,621 in option award compensation in 2007 as a result of the 450,000 options awarded by virtue of his employment agreement entered into in conjunction with our merger with Old RPS. Similarly, Mr. Bell and Mr. Koffer received an additional $34,554 and $48,102 in compensation in the form of stock option awards in fiscal year 2007, respectively, when compared to fiscal year 2006, also as a result of the stock options awarded by virtue of entering into their respective employment agreements in conjunction with our merger with Old RPS. Mr. Shah’s compensation in the form of stock option awards in fiscal year 2007 was not a result of our merger with Old RPS, but rather the vesting of his options granted in fiscal year 2006. Mr. Arcangelo and Ms. Brennan received no compensation in the form of stock option grants during fiscal year 2006 or fiscal year 2007. The primary determinant in awarding stock options to Messrs. Perlman and Bell and Dr. Koffer in conjunction with our merger with Old RPS was to align the interests of these executives with those of RPS’ stockholders. As a result of our merger with Old RPS, many stockholders that were previously unfamiliar with Old RPS were now taking an equity interest in RPS, and to align the interests of these stockholders with our management, as well as to retain these executives and assure continued alignment of interests between our executives and our stockholders, our Board of Directors approved the award of stock options to Mr. Perlman, who prior to our merger with Old RPS had not been granted stock options, and awarded additional options to Mr. Bell and Dr. Koffer.

          Comparing the total compensation earned by the named executives in fiscal year 2006 to the total compensation earned by the named executives in fiscal year 2007, after our merger with Old RPS was completed, Mr. Perlman’s total compensation increased by approximately 23%, primarily due to an increase in base salary and stock option compensation. Dr. Koffer’s total compensation increased by approximately 7% (on an annualized basis), primarily due to an increase in stock option compensation as a result of options granted prior to our merger with Old RPS vesting and options granted in conjunction with our merger with Old RPS. Mr. Bell’s total compensation increased by approximately 22%, primarily due to an increase in bonus, compensation in the form of stock options, and an increase in base salary. Mr. Shah’s total compensation increased by approximately 11%, primarily due to an increase in base salary and bonus. Total compensation for Ms. Brennan and Mr. Arcangelo increased by less than 1%, respectively, the increase in each instance primarily due to an increased bonus.
Named Executive Officer Employment Agreements
          Daniel M. Perlman, Harris Koffer, Steven Bell, Janet Brennan, Samir Shah, and Joseph Arcangelo have written employment agreements setting forth the material terms of their employment. Daniel Perlman, Harris Koffer, and Steven Bell entered into new employment agreements in conjunction with our merger with Old RPS, and Samir Shah entered into an employment agreement with RPS on December 6, 2007. These new employment agreements were reviewed and approved by the respective Boards of Directors of Old RPS and Cross Shore. The employment agreements of Janet Brennan and Joseph Arcangelo remained in effect before and after our merger with Old RPS. Under these employment agreements, these executives receive annual base salaries at rates not less than the amounts reported in the Summary Compensation Table for fiscal 2006 and fiscal 2007, which may be adjusted from time to time. Each of these agreements provides for:
•	The payment of bonuses which are based upon achievement of agreed upon criteria established from time to time by the Committee, and

•	Customary allowances and perquisites.

          Each of our named executive officers as of the end of fiscal 2006 and fiscal 2007 participates in both short-term and long-term incentive programs provided by Old RPS and now provided by RPS. The level of participation is determined by the Committee and varies by named executive officer.
          Potential severance payments in the event of termination or change of control of RPS for each named executive officer, as applicable, are described more particularly in the section of this registration entitled “Compensation Discussion and Analysis” under the sub-heading “Potential Payments Upon Termination or Change in Control”.
          Daniel M. Perlman Employment Agreement
          Daniel M. Perlman entered into an employment agreement with RPS on April 26, 2007, as our Chairman and Chief Executive Officer, and the employment agreement became effective on August 29, 2007, upon completion of the merger with Old RPS. The employment agreement has an initial term of three years, and will be automatically renewed for successive one year periods after the initial term unless terminated by either RPS or Mr. Perlman within a specified period prior to the end of the initial term or any renewal thereof.
          During the term of the employment agreement, Mr. Perlman is entitled to receive a base salary of $400,000 per year (or such higher rate as the Board may designate from time to time), payable in accordance with the Company’s normal payroll practices. Mr. Perlman is eligible to receive an annual target bonus equal to 60% of his base salary, with the actual amount of any bonus based on achieving RPS’ business and financial objectives. In addition, Mr. Perlman is entitled to participate in RPS’ equity incentive plan and any programs available to executive officers and all benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by RPS from time to time for its executives or employees generally. RPS has agreed under the employment agreement to obtain and maintain a life insurance policy covering the life of Mr. Perlman with death benefits in an aggregate amount of not less than $4,000,000, with the beneficiaries of such policy to be selected by Mr. Perlman.
          Under the employment agreement, in December 2007 we granted Mr. Perlman a stock option to purchase 450,000 shares at an exercise price of $5.05 per share. Mr. Perlman’s initial stock option grant will vest equally over a three year period, unless a change of control occurs, in which case Mr. Perlman’s options immediately vest as described below in the section entitled “Potential Payments Upon Termination or Change in Control”. Mr. Perlman’s stock options will be treated as incentive stock options to the maximum extent possible.
          Mr. Perlman will also be entitled to receive various severance payments and benefits from the Company in the event his employment is terminated by the Company or he voluntarily resigns his employment as described below in the section entitled “Potential Payments Upon Termination or Change in Control”.
          Additionally, Mr. Perlman and RPS have made customary representations regarding confidentiality, assignment of inventions, and non-competition, and RPS has made representations regarding indemnification under our certificate of incorporation and bylaws.
          Harris Koffer Employment Agreement
     Dr. Harris Koffer entered into an employment agreement with the Company on April 26, 2007, as the Company’s President and Chief Operating Officer, and the employment agreement became effective on August 29, 2007, upon completion of the merger with Old RPS. The employment agreement can be terminated by RPS at any time for any reason. Dr. Koffer will also be entitled to receive various severance payments and benefits from the Company in the event his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this registration statement entitled “Potential Payments Upon Termination or Change in Control”.
          During the term of the employment agreement, Dr. Koffer is entitled to receive a base salary of $300,000 (as may be adjusted by the Board from time to time), payable in accordance with RPS’ normal payroll practices. Dr. Koffer is also eligible to receive an annual target bonus equal to 50% of his base salary for achieving RPS’ business and financial objectives. In addition, Dr. Koffer will be entitled to participate in all benefit plans, including medical, dental, retirement, flexible spending account, Section 125 plan, Section 401(k) plan, short- and long-term disability, life insurance (in an amount equal to three times his base salary) and accident and disability insurance, and other such plans established by RPS from time to time for its executives or employees generally.
          Under the employment agreement, in December 2007 we granted Dr. Koffer a stock option grant to purchase 120,000 shares at an exercise price of $5.05 per share (in addition to incentive stock options that were granted as replacement options for the incentive stock options held by Dr. Koffer in Old RPS pursuant to our merger with Old RPS). Dr. Koffer’s initial stock option grant will have a three year vesting schedule from the date of grant with one-third of the options vesting after one year from the date of grant and an additional 8.33% vesting each 90 days thereafter.
          Additionally, the employment agreement contains customary representations by Dr. Koffer and the Company relating to confidentiality, assignment of inventions, and non-competition.
          Steven Bell Employment Agreement
          Mr. Steven Bell entered into an employment agreement with RPS on April 26, 2007, wherein he agreed to serve as the Company’s Executive Vice President of Finance and Chief Financial Officer, and the employment agreement became effective on August 29, 2007, upon completion of the merger with Old RPS The employment agreement has an initial term of one year, and is automatically renewed for successive one year periods after the initial term unless terminated by either RPS or Mr. Bell within a specified period prior to the end of the initial term or any renewal thereof.
          During the term of the employment agreement, Mr. Bell is entitled to receive a base salary of $280,000 per year (or such other higher rate as the Chief Executive Officer may designate from time to time), payable in accordance with RPS’ normal payroll practices. Mr. Bell is also eligible to receive an annual bonus in such amount as determined by the Board in its sole discretion. In addition, Mr. Bell is entitled to participate in all benefit plans, including medical, dental, retirement, short- and long-term disability, the premiums and fees for which will be fully paid by RPS, and stock incentive and other such plans established by RPS from time to time for its executives or employees generally.
          Under the employment agreement, in December 2007 we granted Mr. Bell a stock option grant to purchase 180,000 shares at an exercise price of $5.05 per share (in addition to incentive stock options that were granted as replacement options for the incentive stock options held by Mr. Bell in Old RPS pursuant to the merger with Old RPS). Mr. Bell’s initial stock option grant will have a three year vesting schedule from the date of grant, with one-third of the options vesting after one year of service and an additional 8.33% vesting each 90 days thereafter.
          Additionally, the employment agreement contains customary representations by Mr. Bell and the Company regarding confidentiality, assignment of inventions, and non-competition.
          Janet Brennan Employment Agreement
          Ms. Janet Brennan entered into an employment agreement with Old RPS on April 28, 2001, which remains in effect with RPS. Under Ms. Brennan’s employment agreement, Ms. Brennan serves as the Company’s Vice President of Clinical Operations and Strategic Development. The initial term was one year and was automatically renewed for successive one year periods unless terminated by either RPS or Ms. Brennan within a specified period prior to the end of the initial term or any renewal term.
          During the term of Ms. Brennan’s employment agreement, Ms. Brennan is entitled to receive a base salary of $165,000 per year (or such higher rate as the Board of Directors may designate from time to time), payable in accordance with RPS’ normal payroll practices. Ms. Brennan is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Ms. Brennan is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by RPS from time to time for its executives or employees generally.
          Ms. Brennan is also entitled to receive various severance payments and benefits from RPS in the event her employment is terminated by RPS or she voluntarily resigns her employment as described in the section entitled “Potential Payments Upon Termination or Change in Control”.
          Additionally, the employment agreement contains customary representations by Ms. Brennan and RPS regarding confidentiality, assignment of inventions, and non-competition.
          Joseph Arcangelo Employment Agreement
          Mr. Joseph Arcangelo entered into an employment agreement with the Old RPS on April 28, 2001, which remains in effect with RPS. Under Mr. Arcangelo’s employment agreement, Mr. Arcangelo serves as our Vice President of Recruitment Operations. The initial term was one year and automatically renews for successive one year periods unless terminated by either RPS or Mr. Arcangelo within a specified period prior to the end of the initial term or any renewal term.

          During the term of Mr. Arcangelo’s employment agreement, Mr. Arcangelo is entitled to receive a base salary of $140,000 per year (or such higher rate as the Board may designate from time to time), payable in accordance with RPS’ general payroll practices. Mr. Arcangelo is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Mr. Arcangelo is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by RPS from time to time for executives or employees of RPS generally.
          Mr. Arcangelo is also entitled to receive various severance payments and benefits from RPS in the event that his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this registration statement entitled “Potential Payments Upon Termination or Change in Control”.
          Additionally, the employment agreement contains customary representations by Mr. Arcangelo and RPS regarding confidentiality, assignment of inventions, and non-competition.
          Samir Shah Employment Agreement
          Mr. Samir Shah entered into an employment agreement with RPS on December 6, 2007. Under Mr. Shah’s employment agreement, Mr. Shah serves as the RPS’ Vice President, Strategic Development. The initial term is one year and automatically renews for successive one year periods unless terminated by either RPS or Mr. Shah within a specified period prior to the end of the initial term or any renewal term.
          During the term of Mr. Shah’s employment agreement, Mr. Shah is entitled to receive a base salary of $250,000 per year (or such higher rate as the Board may designate from time to time), payable in accordance with RPS’ general payroll practices. Mr. Shah is eligible to receive an annual performance bonus in such amount as determined in the sole discretion of the Board of Directors. In addition, Mr. Shah is eligible to participate in our benefit plans, including medical, dental, retirement, short- and long-term disability and other such plans established by RPS from time to time for executives or employees of RPS generally.
          Mr. Shah is also entitled to receive various severance payments and benefits from RPS in the event that his employment is terminated by RPS or he voluntarily resigns his employment as described in the section of this registration statement entitled “Potential Payments Upon Termination or Change in Control”.
          Additionally, the employment agreement contains customary representations by Mr. Shah and RPS regarding confidentiality, assignment of inventions, and non-competition.
Grants of Plan-Based Awards
          The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal years 2006 and 2007.
Grants of Plan-Based Awards

		Date of Board	Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Exercise or Base	Grant Date Fair Value of Stock
		Action to Award	Incentive Plan Awards (3)			Incentive Plan Awards (4) (5)			Price of Option	and Option
Name	Grant Date (2)	Options	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (6)	Maximum (#)	Awards ($/Sh)	Awards ($) (7)
Daniel M. Perlman				$146,890
Chief Executive Officer	12/06/07	12/6/07	—	$171,205	—	—	450,000	—	$5.05	$762,000
Steven Bell	8/16/06	8/16/06		$53,044		—	36,280	—	$0.83	$5,600
Chief Financial Officer	12/06/07	12/6/07	—	$91,309	—	—	180,000	—	$5.05	$305,000
Harris Koffer (1)	7/10/06	7/10/06		$71,591		—	899,279	—	$0.83	$134,982
Chief Operating Officer	12/06/07	12/6/07	—	$122,289	—	—	120,000	—	$5.05	$203,000
Janet Brennan				$53,044
Chief Clinical Officer	—	—	—	$52,992	—	—	—	—	—	—

		Date of Board	Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under Equity			Exercise or Base	Grant Date Fair Value of Stock
		Action to Award	Incentive Plan Awards (3)			Incentive Plan Awards (4) (5)			Price of Option	and Option
Name	Grant Date (2)	Options	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (6)	Maximum (#)	Awards ($/Sh)	Awards ($) (7)
Samir Shah				$73,445
Vice President, Strategic Development	8/16/06	8/16/06	—	$81,526	—	—	90,702	—	$0.83	$14,000
Joseph Arcangelo				$45,903
Senior Vice President, Recruiting	—	—	—	$47,897	—	—	—	—	—	—

(1)	Dr. Koffer was not one of Old RPS’ three most highly compensated executive officers at the end of fiscal year 2006, but was one of RPS’ three most highly compensated officers a the end of fiscal year 2007, and therefore his 2006 and 2007 grants of plan based awards are included in this table. Dr. Koffer was granted 495,732 options under the Equity Incentive Plan on July 10, 2006 pursuant to the terms of his employment agreement then in effect. Pursuant to our merger with Old RPS, Dr. Koffer’s options were cancelled and he was granted 899,279 replacement options. We also granted Dr. Koffer 120,000 options as a result of our merger with Old RPS.

(2)	Mr. Perlman, Ms. Brennan, and Mr. Arcangelo were not granted any stock options in fiscal year 2006.

(3)	The non-equity incentive plan used by both Old RPS and RPS to provide bonuses to executive officers does not provide for threshold, target or maximum amounts of bonuses to be awarded upon satisfaction of conditions under the plan. The bonuses awarded to executive officers under the non-equity incentive plan are determined by the Board of Directors by reviewing and approving an annual budget that includes a provision for awarding bonuses to the executive officers based upon achieving performance targets established by the Board of Directors for each fiscal year. Depending on whether Old RPS or RPS, as applicable, achieves, exceeds or falls short of the financial target established by the Board of Directors, the Board of Directors determines, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. Please see the section of this registration statement entitled “Performance Bonuses” for additional detail. There is no threshold or maximum bonus amount, and the amounts received by the executive officers of Old RPS and RPS in fiscal years 2006 and 2007 are listed in chronological order with the 2006 amount presented first, in the column with the heading “Target.” Dr. Koffer was guaranteed a 50% bonus in 2006.

(4)	Old RPS’ Equity Incentive Plan and RPS’ Stock Incentive Plan do not provide for threshold, target or maximum amounts of options to be awarded upon satisfaction of conditions under either plan. The number of options awarded to each participant in the previous Equity Incentive Plan or the current Stock Incentive Plan was or is determined by the Board of Directors and not contingent on any other factors. Mr. Bell and Dr. Koffer were awarded replacement options under their respective employment agreements with RPS, and Messrs. Perlman, Bell and Dr. Koffer were awarded a specific number options pursuant to their respective employment agreements with RPS.

(5)	The column with the heading “All Other Stock Awards: Number of Shares of Stock or Units” has been deleted from the table because neither Old RPS or RPS awarded any shares of stock or units during fiscal year 2006 or fiscal year 2007. The column with the heading “All Other Option Awards: Number of Securities Underlying Options” has been deleted from the table because all of the options awarded to the named executives in fiscal year 2006 were awarded under the Equity Incentive Plan, and all of the options awarded to the named executives in fiscal year 2007 were awarded under either the Equity Incentive Plan or the Stock Incentive Plan, and are listed under the column with the heading “Estimated Future Payouts Under Equity Incentive Plan Awards: Target”.

(6)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of our merger with Old RPS on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option was calculated by dividing the exercise price of the Old RPS option by 1.8140442 (rounded up to the nearest whole cent). Option grants made in fiscal year 2006 noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

(7)	The amounts reported in the “Option Awards” column represent the amount of compensation cost recognized by us in fiscal 2006 for financial statement reporting purposes, as computed in accordance with FAS 123(R). For information regarding significant factors, assumptions and methodologies used in our computations pursuant to FAS 123(R), see the section of this registration statement entitled “Managements Discussion and Analysis: Stock Based Compensation” in this registration statement.
Outstanding Equity Awards at Fiscal Year End
          The table below sets forth information regarding our named executive officers’ outstanding equity awards at the completion of fiscal year 2006.
Option Awards (2)(3)(4)(9)

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised Options		Unexercised Options	Option Exercise	Option Expiration
Name (1)	(#) Exercisable		(#) Unexercisable	Price ($)	Date
Daniel M. Perlman
Chief Executive Officer	—		—	—	—
Steven Bell	36,280	(5)	—	$0.83	6/1/2014
Chief Financial Officer			36,280 (5)	$0.83	5/23/2016
Janet Brennan	5,442	(7)	—	$0.37	12/31/2011
Chief Clinical Officer	5,442	(8)	—	$0.37	12/31/2012
	60,468	(5)	12,093 (5)	$0.83	6/1/2014
Samir Shah	1,814	(7)	—	$0.37	12/31/2011
Vice President,	1,814	(8)	—	$0.37	12/31/2012
Strategic Development	36,280	(5)	—	$0.83	6/1/2014
			90,702 (6)	$0.83	5/23/2016

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration
Name (1)	(#) Exercisable	(#) Unexercisable	Price ($)	Date
Joseph Arcangelo	5,442 (7)	—	$0.37	12/31/2011
Senior Vice President,	5,442 (8)	—	$0.37	12/31/2012
Recruiting	36,280 (5)	—	$0.83	6/1/2014

(1)	Dr. Koffer was granted 495,732 options under the Equity Incentive Plan on July 10, 2006 pursuant to the terms of his employment agreement then in effect. Pursuant to our merger with Old RPS, Dr. Koffer’s options were cancelled and replaced with 899,279 options. None of Dr. Koffer’s options were exercisable during fiscal year 2006. Dr. Koffer’s options vest on the following schedule: 33 1/3 vested on July 10, 2007, 2 7/9% vest every month thereafter until the option is fully vested on July 10, 2009, provided that Dr. Koffer has remained continuously employed by the Company during those three years. Dr. Koffer is not included in the Outstanding Equity Awards at Fiscal Year End table because he was not one of the Company’s three most highly compensated executive officers at the end of fiscal year 2006.

(2)	None of the securities underlying any of the named executive officers’ options are unearned, and therefore the column with the heading “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been deleted from this table.

(3)	The four columns under the heading “Stock Awards” have been deleted from this table because the Company did not award any stock during fiscal year 2006.

(4)	All options listed in the table vest on the following schedule: 33 1/3 of options vest on the first anniversary of the date of grant, and 8 1/3 of options vest every 90 days until fully vested. The option becomes fully vested three years after grant, provided that the employee has remained continuously employed by the Company during those three years.

(5)	These options became fully vested on June 1, 2007.

(6)	These options become fully vested on May 23, 2009.

(7)	These options became fully vested on December 31, 2004.

(8)	These options became fully vested on December 31, 2005.

(9)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of our merger with Old RPS on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option was calculated by dividing the exercise price of the Old RPS option by 1.8140442 (rounded up to the nearest whole cent). Option grants made in fiscal year 2006 noted in the table above have been adjusted to reflect the cancellation and replacement of these options.
          The table below sets forth information regarding our named executive officers’ outstanding equity awards at the completion of fiscal year 2007.

	Option Awards (2)(3)(4)(9)
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised Options		Unexercised Options		Option Exercise	Option Expiration
Name (1)	(#) Exercisable		(#) Unexercisable		Price ($)	Date
Daniel M. Perlman
Chief Executive Officer	—		450,000	(10)	$5.05	12/06/17
Steven Bell	36,280	(5)	—		$0.83	6/1/2014
Chief Financial Officer	18,140		18,140	(5)	$0.83	5/23/2016
	—		180,000	(10)	$5.05	12/06/17
Harris Koffer	424,660		474,619	(11)	$0.83	7/10/16
Chief Operating Officer			120,000	(10)	$5.05	12/6/07
Janet Brennan	5,442	(7)	—		$0.37	12/31/2011
Chief Clinical Officer	5,442	(8)	—		$0.37	12/31/2012
	72,561	(5)	—		$0.83	6/1/2014
Samir Shah	1,814	(7)	—		$0.37	12/31/2011
Vice President,	1,814	(8)	—		$0.37	12/31/2012
Strategic Development	36,280	(5)	—		$0.83	6/1/2014
	45,351		45,351	(6)	$0.83	5/23/2016

(1)	Dr. Koffer is included in this table for fiscal year 2007 because he was one of RPS’ three most highly compensated officers during that year. Mr. Arcangelo is removed from this table because he was not one of RPS’ three most highly compensated officers during fiscal year 2007.

(2)	None of the securities underlying any of the named executive officers’ options are unearned, and therefore the column with the heading “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been deleted from this table.

(3)	The four columns under the heading “Stock Awards” have been deleted from this table because the neither Old RPS or RPS awarded any stock during fiscal year 2006 or fiscal year 2007.

(4)	All options listed in the table, with the exception of the 450,000 options granted to Mr. Perlman and the 899,279 options granted to Dr. Koffer upon commencing employment with Old RPS on July 10, 2006, vest on the following schedule: 33 1/3% of options vest on the first anniversary of the date of grant, and 8 1/3% of options vest every 90 days until fully vested. The option becomes fully vested three years after grant, provided that the employee has remained continuously employed by RPS during those three years. One-third of Mr. Perlman’s options vest on the first anniversary of the date of grant, one-third vest on the second anniversary of the date of grant, and the remaining third vest on the third anniversary of the date of grant. The option becomes fully vested three years after the date of grant. Dr. Koffer’s options vest on the following schedule: 33(1/3f) vested on July 10, 2007, 2 7/9% vest every month thereafter until the option is fully vested on July 10, 2009, provided that Dr. Koffer has remains continuously employed by the Company during those three years.

(5)	These options became fully vested on June 1, 2007.

(6)	These options become fully vested on May 23, 2009.

(7)	These options became fully vested on December 31, 2004.

(8)	These options became fully vested on December 31, 2005.

(9)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of our merger with Old RPS on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option was calculated by dividing the exercise price of the Old RPS option by 1.8140442 (rounded up to the nearest whole cent). Option grants made in fiscal year 2006 noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

(10)	These option become fully vested on December 6, 2010.

(11)	These options become fully vested on July 10, 2009.
Option Exercises and Stock Vested Table
          None of the named executive officers exercised any options awarded by either Old RPS or RPS during fiscal year 2006 or fiscal year 2007 and neither Old RPS nor RPS have granted any stock awards. Therefore, the Option Exercises and Stock Vested table has been deleted from this registration statement.
Pension Benefits Table
          Neither Old RPS’ or RPS’ offer pension benefit plans to its employees or officers, and therefore the Pension Benefits table has been deleted from this registration statement.
Nonqualified Deferred Compensation Table
          None of the named executive officers participated in any nonqualified deferred compensation arrangements and therefore, the Nonqualified Deferred Compensation table has been deleted from this registration statement.
Potential Payments upon Termination or Change in Control
          The employment agreements in place with Daniel Perlman, Harris Koffer, and Steven Bell during fiscal year 2006 and until August 29, 2007 were terminated and replaced with new employment agreements in connection with our merger with Old RPS. The employment agreements with Janet Brennan and Joseph Arcangelo remained effective after the merger with Old RPS. Samir Shah did not operate under an employment agreement until December 6, 2007. The provisions relating to potential payments in connection with termination or a change in control for both our previous employment agreements and the employment agreements currently in effect are summarized below.
          Each of the employment agreements with our named executive officers addresses severance payments upon a termination of his or her employment for “Cause” and/or “Good Reason”. The definitions of “Cause” and “Good Reason” are generally described below and are applicable to the employment agreements in effect in fiscal year 2006 and Dr. Koffer and Mr. Bell’s employment agreements entered into following our merger with Old RPS.
          Termination for “Cause” generally means termination because of:
•	Conviction of a felony or the commission of any other act or omission involving dishonesty or fraud;

•	Failure to perform duties as directed by the Board of Directors, provided those duties are reasonable and consistent with the duties generally performed by an executive with the same title;

•	Gross negligence or willful misconduct; or

•	Material breach of the employment agreement.
          Termination with “Good Reason” generally means:
•	A material alteration or reduction in the employee’s duties;

•	A reduction in the employee’s compensation package; or

•	A requirement that the employee be based at a location in excess of 40 miles from the employee’s current residence.
          The employment agreement Mr. Perlman entered into in conjunction with our merger with Old RPS addresses severance payments upon a termination of his or her employment for “Cause” and/or “Good Reason”. The definitions of “Cause” and “Good Reason” are described below and are applicable to his employment agreement currently in effect.
          Termination for “Cause” generally means termination because of:

•	Conviction of a felony;

•	Indictment for a felony involving dishonesty or fraud or the commission of an act or omission involving dishonesty or fraud; or

•	Gross negligence or willful misconduct.
          Termination with “Good Reason” generally means:
•	A material breach of our obligations to Mr. Perlman under the employment agreement that is not remedied within a specific amount of time;

•	A relocation of Mr. Perlman outside the metropolitan Philadelphia area;

•	A material change in the job description, office title, and/or responsibilities of Mr. Perlman, excluding promotions or increased responsibility;

•	Removal from our Board without Cause; or

•	Failure of the Company to nominate Mr. Perlman as a candidate for election to the Board.
Employment Agreements in Effect in Fiscal Year 2006
          The employment agreements in effect in fiscal year 2006 for Messrs. Perlman and Bell and Dr. Koffer were terminated on August 29, 2007 and replaced with new employment agreements. The employment agreements in effect during fiscal year 2006 for Mr. Arcangelo and Ms. Brennan remain in effect. Mr. Shah did not operate under an employment agreement during fiscal year 2006.
          Each of the employment agreements in effect during fiscal year 2006 provides that if the employee was terminated without cause, the employee would be entitled to receive, as severance, base salary and benefits for a specified period of time following termination. Messrs. Bell and Arcangelo, and Ms. Brennan were entitled to receive their respective base salary and benefits for one year following termination without cause. Mr. Perlman was entitled to receive his base salary and benefits for a period of two years following termination without cause. Dr. Koffer was entitled to receive the equivalent of six months of his base salary if he was terminated without cause or Dr. Koffer terminated his agreement for good reason within 12 months of his date of hire, and was entitled to receive the equivalent of 12 months of his base salary if he was terminated without cause after 12 months from his date of hire.
          Each of the employment agreements in effect during fiscal year 2006 provides that if the employee was terminated with cause, the employee terminated the employment agreement, or the employment was terminated due to death or disability, the employee would be entitled to receive base salary through the date of termination. Dr. Koffer’s employment agreement further provided that if he terminated the employment agreement without good reason, he would be entitled to receive his base salary through the date of termination.
          Mr. Bell’s former employment agreement provided that if Old RPS sold substantially all of its assets, was acquired, or merged with another company resulting in a change of control, and Mr. Bell was terminated without cause at any time in the nine months preceding the closing of the transaction, Mr. Bell was entitled to 18 months of base salary and benefits.
Quantification of Potential Payments upon Termination or Change in Control
          The following table outlines the estimated termination payments that would be made to our named executive officers for the termination scenarios listed and assuming the triggering events for the scenarios occurred on the last day of fiscal 2006 or fiscal 2007, which is either December 31, 2006 or December 31, 2007:

		Termination		Termination
		without		with		Change in
	Year	cause		cause (1)		Control
Daniel M. Perlman	2006
Cash and Benefits		$640,410		—		n/a
Equity Acceleration		n/a		—		n/a
Daniel M. Perlman	2007
Cash and Benefits		$1,046,500	(12)(14)	$350,000	(16)	$1,091,242	(19)
		$525,000	(15)	—	(17)	$536,119	(20)
				$910,000	(18)
Equity Acceleration (6)		n/a		n/a		$761,585	(7)(11)

		Termination		Termination
		without		with		Change in
	Year	cause		cause (1)		Control
Harris Koffer	2006
Cash and Benefits		$150,000		—		n/a
Equity Acceleration		n/a		—		$134,982	(4)
Harris Koffer	2007
Cash and Benefits		$300,000		—	(12)	n/a
Equity Acceleration (6)		$67,696	(8)	$67,696	(8)	$137,212	(7)
Steven Bell	2006
Cash and Benefits		$273,798		—		$410,697	(2)
Equity Acceleration		n/a		—		$5,600	(4)
Steven Bell	2007
Cash and Benefits		$442,293		—		$589,726	(2)
Equity Acceleration (6)		$101,545	(9)	$101,545	(9)	$310,634	(7)(10)
Janet Brennan	2006
Cash and Benefits		$265,231		—		n/a
Equity Acceleration		n/a		—		n/a
Janet Brennan	2007
Cash and Benefits		$266,111		—		n/a
Equity Acceleration (6)		n/a		—		n/a
Samir Shah	2006
Cash and Benefits		—	(5)	—		n/a
Equity Acceleration		n/a		—		$14,000	(4)
Samir Shah	2007
Cash and Benefits		$264,684		—		n/a
Equity Acceleration (6)		n/a		—		$14,119	(7)
Joseph Arcangelo	2006
Cash and Benefits		$238,754		—		n/a
Equity Acceleration		n/a		—		n/a
Joseph Arcangelo	2007
Cash and Benefits		$239,684		—		n/a
Equity Acceleration (6)		n/a		—		n/a

(1)	Each of the named executive officers would receive his or her base salary through the date of termination. No additional payments would be made if the named executive officer was terminated on December 31, 2006 or December 31, 2007.

(2)	This assumes Mr. Bell was terminated within nine months prior to a change of control occurring on December 31, 2006, or was terminated within three months prior to a change of control occurring on December 31, 2007, or any time thereafter.

(3)	Pursuant to Old RPS’ terminated Equity Incentive Plan and the individual employment agreements of the named executive officers, no option awards would accelerate in the event of the named executive officer’s termination on December 31, 2006. Options exercisable on the date of termination would remain exercisable for a period of three months from the date of termination.

(4)	Pursuant to Old RPS’ terminated Equity Incentive Plan, upon a change in control the Board of Directors may, but is not obligated to, cause all outstanding options to become fully vested and immediately exercisable. The figures in the table represent the value of the options if they became fully vested and exercisable on December 31, 2006.

(5)	Mr. Shah did not operate under an employment agreement during fiscal year 2006 and until December 6, 2007. Therefore, if Mr. Shah were terminated on December 31, 2006, he would receive his base salary through the date of termination.

(6)	Pursuant to RPS’ Stock Incentive Plan, no option awards would accelerate in the event of the named executive officer’s termination on December 31, 2007. Options exercisable on the date of termination would remain exercisable for a period of three months from the date of termination.

(7)	Pursuant to RPS’ Stock Incentive Plan, upon a change in control the Board of Directors may, but is not obligated to, cause all outstanding options to become fully vested and immediately exercisable. The figures in the table represent the value of the options if they became fully vested and exercisable on December 31, 2007.

(8)	Under the terms of Dr. Koffer’s employment agreement, 33 ⅓ of Dr. Koffer’s stock options automatically vest if he is terminated during the first year of the term of his employment agreement, that is, before August 29, 2008. This figure assumes termination on December 31, 2007.

(9)	Under the terms of Mr. Bell’s employment agreement, 33 ⅓ of Mr. Bell’s stock options automatically vest if he is terminated during the first year of the term of his employment agreement, that is, before August 29, 2008. This figure assumes termination on December 31, 2007.

(10)	Under the terms of Mr. Bell’s employment agreement, all of his stock options fully and immediately vest upon a change of control. This figure assumes a change of control and exercise of all stock options on December 31, 2007.

(11)	Under the terms of Mr. Perlman’s employment agreement, all of his stock options fully and immediately vest upon a change of control. This figure assumes a change of control and exercise of all stock option on December 31, 2007.

(12)	In this instance, termination without cause also includes termination with good reason.

(13)	Under the terms of the employment agreements between RPS and Dr. Koffer and Mr. Bell, respectively, termination within one year of the effective date of their employment causes 1/3 of their options to immediately vest.

(14)	This assumes Mr. Perlman agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months. Mr. Perlman may also elect coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).

(15)	This assumes Mr. Perlman does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement. Mr. Perlman may also elect coverage under COBRA.

(16)	This assumes Mr. Perlman resigns without good reason, resulting in Mr. Perlman being bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 12 months. Mr. Perlman may also elect coverage under COBRA.

(17)	This assumes Mr. Perlman does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreement.

(18)	This assumes Mr. Perlman is permanently disabled and has received payment from his disability insurance for one year. Mr. Perlman is entitled to receive at least 60% of his then base salary at the time of permanent disability. Mr. Perlman may also elect coverage under COBRA.

(19)	This assumes Mr. Perlman is terminated without cause or resigns within six months before or 12 months after a change of control and agrees to be bound by the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months and the cost of Mr. Perlman’s benefits remains the same over three years.

(20)	This assumes Mr. Perlman is terminated without cause or resigns within six months before or 12 months after a change of control and does not agree to be bound by the non-competition and non-solicitation provisions of his employment agreemen and the cost of Mr. Perlman’s benefits remain the same over the next year.

          Our employment agreements with Mr. Perlman, Dr. Koffer, and Mr. Bell were terminated and replaced with new employment agreements as a result of our merger with Old RPS. In addition, Mr. Shah entered into an employment agreement with the Company following the merger with Old RPS. As a result of entering new employment agreements, some of the provisions relating to potential payments in relation to termination or a change of control also changed. These current provisions are summarized below, but were not in effect for fiscal year 2006.
          Daniel M. Perlman’s Employment Agreement
          If Mr. Perlman’s employment is terminated by RPS without cause or if Mr. Perlman voluntarily resigns for good reason, there are two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.
          Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following such termination or resignation and entitles him to receive an amount equal to 2.99 times his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment by the Company of his premiums under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), for a period of 18 months following termination if Mr. Perlman elects coverage thereunder.
          Option two permits Mr. Perlman to choose not to be bound by the agreement’s non-competition and non-solicitation covenants and entitles him to receive an amount equal to his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment by RPS of his premiums under COBRA for a period of 18 months following termination if Mr. Perlman elects coverage thereunder.
          If Mr. Perlman is terminated by RPS for cause, he will have two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.
          Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of one year following termination and entitles him to receive an amount equal to his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated, plus payment by the Company of his premiums under COBRA for a period of 12 months following termination if Mr. Perlman elects coverage thereunder.
          Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants but does not entitle him to receive any severance payments or benefits from RPS.
          If Mr. Perlman voluntarily resigns his employment without good reason, RPS will pay Mr. Perlman all compensation accrued through the date of resignation, and Mr. Perlman will be bound by the employment agreement’s non-competition and non-solicitation covenants for one year following the date of resignation.
          If Mr. Perlman’s employment is terminated by RPS due to his suffering a permanent disability (as defined in the employment agreement), he will receive in one lump sum payment an amount equal to two times his then current annual base salary, plus the pro rata portion of any bonus to which he is entitled for the year in which his employment is terminated. RPS will also pay Mr. Perlman’s premiums under COBRA for a period of 18 months following termination if he elects coverage thereunder. Mr. Perlman is also entitled under the employment agreement to receive the benefits under a disability insurance policy maintained by RPS that would pay Mr. Perlman at least 60% of his then current annual base salary.
          If Mr. Perlman dies during the term of the employment agreement, RPS will pay his estate all compensation and reimbursements accrued for Mr. Perlman through the date of his death.
          Notwithstanding the provisions of Mr. Perlman’s employment agreement related to termination without a change of control, if Mr. Perlman’s employment is terminated by RPS for any reason other than death, disability, or cause within six months preceding or 12 months after a change of control, or if he resigns for any reason during this period, he has two severance options depending on whether or not he chooses to be bound by the non-competition and non-solicitation covenants contained in the employment agreement.
          Option one permits Mr. Perlman to choose to be bound by the employment agreement’s non-competition and non-solicitation covenants for a period of 18 months following his termination or resignation and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to 2.99 times the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman will also be entitled to receive, for a period of three years following the later of the change of control, termination or resignation, medical benefits for him, his spouse and any dependents to the same extent he was so entitled prior to such termination or resignation, at RPS’ expense if and to the extent RPS was paying for such benefits at the time of such termination or resignation. If RPS’ medical benefits plans do not allow such payment, RPS will pay Mr. Perlman a lump sum equal to the amount it would have paid for such coverage over the three year period had such coverage been permitted. Mr. Perlman, his spouse, and any dependents would also be entitled to such rights as he or they may have to continue coverage at his sole expense under COBRA for the COBRA coverage period following the expiration of the period during which he, his spouse and any dependents continue to receive such medical benefits coverage.
          Option two permits Mr. Perlman to choose not to be bound by the employment agreement’s non-competition and non-solicitation covenants and entitles him to receive any amounts earned but not yet paid under the employment agreement plus a lump sum payment equal to the sum of his then current annual base salary plus his bonus for the previous year. Mr. Perlman would also receive the same continuation of medical benefits (or lump sum payment if continued coverage is not permitted) described above, except that such medical benefits would extend only for a period of one year.
          Notwithstanding any agreements to the contrary, upon a change of control (whether or not Mr. Perlman’s employment is thereafter terminated), all of Mr. Perlman’s stock grants shall become fully vested immediately before such change of control, all stock options previously granted shall become immediately vested and exercisable (without regard to continued employment or performance-based vesting standards), and each non-qualified stock option shall remain exercisable until the earlier of (i) the later of 180 days after the change of control or the period set forth in the relevant stock option agreement or (ii) the scheduled expiration date of such option. The exercise period of any incentive stock options granted to Mr. Perlman will continue to be governed by the relevant incentive stock option agreement.
          Harris Koffer’s Employment Agreement
          In the event Dr. Koffer’s employment is terminated within 12 months following the effective date of the employment agreement, one-third of Dr. Koffer’s then outstanding options will automatically vest. Dr. Koffer’s stock options will be treated as incentive stock options to the maximum extent possible.
          If Dr. Koffer’s employment is terminated by RPS without cause or by Dr. Koffer for good reason, he will be entitled to receive a lump sum payment equal to his then current annual base salary.
          If Dr. Koffer’s employment is terminated by RPS for cause or by Dr. Koffer without good reason, he will be entitled to receive his then current base salary through the date of termination. If Dr. Koffer’s employment is terminated as a result of his death or disability, there will be no further payments of his base salary under the employment agreement.
          Steven Bell’s Employment Agreement
          In the event Mr. Bell’s employment is terminated within 12 months following the effective date of the employment agreement, one-third of Mr. Bell’s then outstanding options will automatically vest. All of Mr. Bell’s options granted under the employment agreement will immediately vest upon the occurrence of a change of control. Mr. Bell’s stock options will be treated as incentive stock options to the maximum extent possible.
          If Mr. Bell’s employment is terminated by RPS without cause, he will be entitled to receive his then current base salary and benefits for a period of 18 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which such termination occurs.
          If Mr. Bell’s employment is terminated by RPS without cause at any time after the date which is three months before a change of control or at any time thereafter, he will be entitled to receive his then current base salary and benefits for a period of 24 months following the date of termination and any earned but unpaid bonuses, determined based on the partial year in which such termination occurs.
          If Mr. Bell’s employment is terminated by RPS for cause, or due to his death or disability, or if Mr. Bell resigns for any reason, he will be entitled to receive his then current base salary through the date of termination or resignation.
          Samir Shah’s Employment Agreement
          Mr. Shah’s employment agreement provides that if he is terminated without cause, he is entitled to receive, as severance, base salary and benefits for one year following termination. If Mr. Shah is terminated with cause, he terminates the employment agreement, or the employment is terminated due to death or disability, Mr. Shah is entitled to receive base salary through the date of termination.
Stock Incentive Plan
          Our Equity Incentive Plan, which was in effect in fiscal year 2006 and until August 30, 2007, was terminated in conjunction with our merger with Old RPS, and our Stock Incentive Plan, which is currently in effect, provide our Board of Directors discretion to prohibit the exercise of any option until either a change of control is no longer anticipated or is consummated. Upon the occurrence of a change of control, the Board may (i) cause outstanding options to become fully vested and immediately exercisable, and outstanding restricted stock to become non-forfeitable; (ii) cancel any option or restricted stock in exchange for an option to purchase common stock of any successor corporation or for restricted shares of the common stock of any successor corporation, as applicable; or (iii) redeem any restricted stock or cancel any option in exchange for cash and/or other substitute consideration. Further information regarding our Equity Incentive Plan, including the definition of “Change of Control” is set forth in this registration statement under the heading entitled “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters”. The provisions of our Stock Incentive Plan and our terminated Equity Incentive Plan relating to a change of control operate identically for our named executive officers and our salaried employees participating in the plan.
Director Compensation Table
          The Board of Directors of Cross Shore in fiscal year 2006 and until August 30, 2007 consisted of Edward V. Yang (chair), Dennis M. Smith, Stephen E. Stonefield, and Jon A. Burgman. Mr. Stonefield currently serves on our Board. The directors were not paid compensation of any kind during fiscal year 2006 and until August 30, 2007, with the exception of reimbursement for out-of-pocket expenses incurred by or on behalf of the director in identifying and performing due diligence on an acquisition target.
          The Board of Directors of RPS after August 30, 2007 consisted of Daniel Perlman, Harris Koffer, Daniel Raynor, James Macdonald, Stephen Stonefield, Dennis Smith, and Edward Yang. Messrs. Smith and Yang resigned as directors of the Company effective December 6, 2007. Other than the compensation Messrs. Perlman and Koffer receive as employees of RPS, and the service agreements described below between RPS and Messrs. Smith and Yang, our directors are not compensated for their services. The directors of Old RPS were not compensated for their services.
          Messrs. Smith and Yang each entered into service agreements with the Company on April 26, 2007, as Executive Directors of the Company, and the service agreements became effective on August 29, 2007, upon completion of the merger with Old RPS.

Messrs. Smith and Yang resigned as directors of the Company effective December 6, 2007. Pursuant to the service agreements, Messrs. Smith and Yang provide consulting services, and are entitled to receive their respective annual base salaries ($60,000 each), and are eligible to participate in all of our benefit plans, equity incentive plans, and to receive an annual bonus at the sole discretion of our Board of Directors.
Director Compensation
          The table below sets forth information regarding compensation of RPS’ directors at the completion of fiscal years 2006 and 2007.

		Fees Earned	All Other
		or Paid	Compensation
Name	Fiscal Year	in Cash ($)	($)(5)	Total ($)(1)
Edward V. Yang	2006	$0	$0	$0
	2007	$20,000	$1,576	$21,576
Dennis M. Smith	2006	$0	$0	$0
	2007	$20,000	$2,251	$22,251
Stephen E. Stonefield	2006	$0	$0	$0
	2007	$0	$0	$0
Jon A. Burgman	2006	$0	$0	$0
	2007	$0	$0	$0
Daniel Perlman (2) (3)	2007	—	$0	—
Harris Koffer (2) (3)	2007	—	$0	—
Daniel Raynor (3) (4)	2007	$0	$0	$0
James Macdonald (3) (4)	2007	$0	$0	$0

(1)	No director during fiscal year 2006 or fiscal year 2007 received stock awards, option awards, non-equity incentive plan compensation, other compensation, nor were there pensions or nonqualified deferred compensation available to the directors solely as compensation for their services as directors. Except as indicated in the table, directors did not receive compensation and only received reimbursement for out-of-pocket expenses incurred by or on behalf of the director in identifying and performing due diligence on an acquisition target. Therefore, the columns with the headings “Stock Awards”, “Option Awards”, “Non-Equity Incentive Plan Compensation”, “Changes in Pension Value and Nonqualified Deferred Compensation Earnings”, and “All Other Compensation” have been deleted from this table.

(2)	Compensation for Messrs. Perlman and Koffer is set forth in the Summary Compensation Table above. Messrs. Perlman and Koffer receive no additional compensation for their service as directors of RPS.

(3)	Messrs. Perlman, Koffer, Raynor, and Macdonald were not directors of RPS until August 30, 2007.

(4)	Messrs. Raynor and Macdonald receive no compensation for their services as directors of RPS. The directors of Old RPS did not receive compensation for their services.

(5)	Messrs. Smith and Yang received additional compensation in the form of payment for medical insurance premiums for the portion of fiscal year 2007 in which they served as directors of RPS in the amounts of $2,251 and $1,576, respectively.

Item 7. Certain Relationships and Related Transactions, Director Independence
Certain Relationships and Related Transactions
          The Company repurchased 750,000 shares of our common stock from Pangaea One Acquisition Holdings I, LLC (“Pangaea”) at a price of $4.85 per share, the quoted price on AIM on the repurchase date, for a total repurchase price of $3,637,500 pursuant to a Share Repurchase Agreement dated October 4, 2007. In addition, pursuant to an agreement between RPS and Pangaea, Pangaea has the right to appoint and have elected up to two directors to our Board of Directors as long as they own at least 20% of our outstanding common stock, and one director as long as they own at least 10% of our outstanding common stock. As of the date of this registration statement, Pangaea has not appointed any directors to our Board of Directors. Pangaea owns 27.8% of our common stock and is an affiliate of Cartesian Capital Group, LLC (“Cartesian”). On November 16, 2007, the Company entered into a Consulting Agreement with Cartesian for consulting and advisory services relating to non-U.S. acquisitions. Cartesian will receive advisory service fees in the amount of $600,000 over the term of the Consulting Agreement.
          Our written Code on Dealing in Securities, adopted prior to our merger with Old RPS, requires the Chairman and Chief Executive Officer to notify and receive approval from the Board of Directors when the acquisition or disposition of our securities is proposed, and the party proposing to sell or buy those securities owns more than 3% of our outstanding securities. No such acquisition or disposition is permitted without approval of the Board of Directors, and the Board of Directors must determine that the proposed transaction is fair and reasonable to the Company’s stockholders. The Board has up to five days to review the proposed transaction, written approval or disapproval must be prepared, and the transaction must take place within two days after the date of the approval, if approval is granted.
          The repurchase of 750,000 shares of our common stock from Pangaea was reviewed and unanimously approved by the Board of Directors pursuant to the procedures of the Code on Dealing in Securities. We do not have a specific policy for transactions not involving our securities, but our past practice has been that the Board must review and grant approval for transactions involving related parties and/or significant expenditures, such as the Consulting Agreement with Cartesian. In accordance with this practice, the Board of Directors reviewed and unanimously approved entry into the Consulting Agreement.
Director Independence
          Board Composition and Election of Directors
          Our Board of Directors consists of five members. All directors serve for staggered three-year terms, as described in the section of this registration statement entitled “Classification of Directors and Change of Control” and are elected for a new three-year term at the annual meeting of the stockholders.
          We are not currently applying to list our stock and warrants on a national securities exchange or an inter-dealer quotation system. However, we believe that three of our current directors, Daniel Raynor, James Macdonald, and Stephen Stonefield, and therefore a majority of our Board of Directors, are independent directors, as defined by the applicable rules of NASDAQ.
          Board Committees
          Our Board of Directors has established an audit committee and a compensation committee.
          Audit Committee
          The members of our audit committee are James Macdonald (Chairman) and Stephen Stonefield. Both are independent directors. Our audit committee assists our Board of Directors in its oversight of the integrity of our consolidated financial statements, our independent registered public accounting firm’s qualifications and independence and the performance of our independent registered public accounting firm.
          Our audit committee’s responsibilities include:
•	monitor the integrity and clarity of the financial statements of the Company, including significant financial reporting issues and judgments which they contain;

•	review the consistency of, and any changes to, accounting policies, and the methods used to account for significant or unusual transactions;

•	the use of appropriate accounting standards;

•	monitor our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	meeting independently with our internal auditing staff, our independent registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules.

•	review the Company’s arrangements for its employees to report concerns regarding financial reporting or other matters;

•	monitor and review the effectiveness and management of the Company’s internal audit function;

•	oversee the relationship with the Company’s external auditor, including compensation and independence, and the selection process for new auditors, if necessary.
          All audit services to be provided to us and all non-audit services, other than de minimus non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee. Both Stephen Stonefield and James Macdonald have significant past employment experience in finance, and are our audit committee financial experts. We believe that the composition of our audit committee meets the requirements for independence under the current SEC rules and regulations.
          The audit committee’s charter is set forth on the Company’s website under the section of the website entitled “Investor Relations”.
          Compensation Committee
          The members of our compensation committee are Daniel Raynor (Chairman) and Stephen Stonefield. Both are independent directors. Our Compensation committee assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our executive officers.
          Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendation to the Board of Directors with respect to, our chief executive officer’s compensation;

•	evaluating the performance of our executive officers and reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our executive officers;

•	overseeing and administering, and making recommendations to the Board of Directors with respect to, our bonus and equity incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation; and

•	preparing the compensation committee report required by SEC rules.
          Compensation Committee Interlocks and Insider Participation
          None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee. None of the members of our compensation committee has ever been our employee.
          The compensation committee’s charter is set forth on the Company’s website under the section of the website entitled “Investor Relations”.
Item 8. Legal Proceedings
          We are party to lawsuits and administrative proceedings incidental to the normal course of its business. We does not believe that any liabilities related to such lawsuits or proceedings will have a material effect on its financial condition, results of operations or cash flows.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
          RPS’ common stock and warrants are traded on the Alternative Investment Market (“AIM”) of the London Stock Exchange (symbol: RPSE for common stock and RPSW for warrants), and are not currently traded on any United States markets. The following tables show the reported high and low bid prices of each quarter as listed on AIM from the initial public offering of Cross Shore on April 24, 2006 to the last completed quarter. The reported bid prices may not reflect actual transactions in our stock. There were no quotation systems, markets, or exchanges listing the Company’s securities prior to April 24, 2006. RPS’ securities are traded in U.S. Dollars. The source for the information below is the AIM market of the London Stock Exchange.
Common Stock

Quarter	High	Low
Fourth Quarter 2007	$4.85	$4.03
Third Quarter 2007	$5.40	$4.78
Second Quarter 2007	$5.63	$5.05
First Quarter 2007	$5.45	$5.05
Fourth Quarter 2006	$5.64	$5.25
Third Quarter 2006	$5.63	$5.25
Second Quarter 2006 (1)	$5.72	$5.25

(1)	Cross Shore’s stock and warrants began trading on AIM on April 24, 2006.
Warrants

Quarter	High	Low
Fourth Quarter 2007	$0.50	$0.40
Third Quarter 2007	$0.60	$0.50
Second Quarter 2007	$0.60	$0.60
First Quarter 2007	$0.60	$0.60
Fourth Quarter 2006	$0.60	$0.60

Quarter	High	Low
Third Quarter 2006	$0.60	$0.60
Second Quarter 2006 (1)	$0.60	$0.60

(1)	Cross Shore’s stock and warrants began trading on AIM on April 24, 2006.
          As of January 7, 2008, the reported high and low bid price of RPS’ common stock traded on AIM is set forth in the following table. The reported bid prices may not reflect actual transactions in our stock.

Date	High	Low
January 7, 2008	$4.05	$4.05
          As of January 7, 2008, the high and low bid price of RPS’ warrants traded on AIM is set forth in the following table. The reported bid prices may not reflect actual transactions in our warrants.

Date	High	Low
January 7, 2008	$0.40	$0.40
          As of January 7, 2008, there are 32,199,223 outstanding shares of our common stock, 2,726,102 outstanding options, 1,357,179 warrants convertible into our common stock, and approximately 88 holders of our common stock and 15 holders of our warrants.
          Pursuant to a Unit Option Purchase Agreement dated April 24, 2006 entered into upon Cross Shore’s initial public offering, Cross Shore granted Sunrise Securities Corp. (“Sunrise”), Cross Shore’s sole placing agent, options to purchase 933,333 units, with each unit consisting of one share of our common stock and two warrants to purchase our common stock. Subsequently, Sunrise assigned all 933,333 unit purchase options (“UPOs”) to 12 individuals. With the exception of one individual holding 186,667 UPOs, the remaining assignees tendered their UPOs in connection with our merger with Old RPS. As of January 7, 2008, 186,667 of these untendered UPOs remain outstanding.
          The UPOs may be exercised by the holder at any time until April 24, 2010 for a price of $6.60 per unit purchased, and each warrant received in exchange for the exercised UPOs is identical to our existing warrants, and may be exercised for a price of $5.00 per share. The holder of the UPOs is entitled to the same registration rights as a holder of our common stock and warrants upon exercise of the UPOs. The holder of the UPOs has no right to vote or consent to any matter, or any other rights as a shareholder whatsoever, unless the UPOs are exercised.
          Based on the SEC’s recent amendments to Rule 144, no shares of our common stock or warrants may be sold pursuant to Rule 144 within one year of the date of filing this registration statement. The amendments to Rule 144 are expected to become effective at or around the same time this registration statement is expected to become effective. Rule 144, as amended, does not permit the resale of securities initially issued by a non-reporting shell company, such as Cross Shore, or an issuer that was previously a non-reporting shell company, such as RPS, unless the following conditions are met: the issuer is no longer a shell company, the issuer is subject to Exchange Act reporting requirements and has made all required Exchange Act filings for the preceding twelve months (or for such shorter period that the issuer was required to make Exchange Act filings), other than Form 8-K reports, and at least one year has elapsed from the time that the issuer initially filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company. Therefore, for a period of one year following the filing of this Form 10 registration statement, none of our securities may be sold under Rule 144.
          We have not agreed to register any shares under the Securities Act of 1933 (the “Securities Act”) for sale by security holders, and no security holders have filed a demand to register any shares under the Securities Act pursuant our Registration Rights Agreement or Investor Rights Agreement, as described below under the heading “Registration Rights”.
          RPS has not paid any cash dividends on its common stock or warrants in its history of operation. Declaration and payment of cash dividends constitutes an event of default in accordance with the covenants in our $15 million revolving line of credit with PNC Bank, N.A., dated November 1, 2006 and expiring October 31, 2009. RPS does not currently intend to pay cash dividends on its common stock or warrants in the foreseeable future, but rather, currently intends to reinvest earnings in its business.
          The table below summarizes our securities authorized for issuance under our equity compensation plan as of September 30, 2007.

Equity Compensation Plan Information

Number of
securities
remaining available
for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options	options, warrants	securities
	warrants and rights (5)	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	n/a	n/a	n/a
Equity compensation plans not approved by security holders (2)	1,976,102 (4)	$0.75	4,816,169 (3)
Total

(1)	The Company does not currently have any equity incentive plans approved by the security holders. Prior to the merger with Old RPS, RPS did not have an employee benefit plan.

(2)	The Equity Incentive Plan was terminated effective August 30, 2007 and options granted under the Equity Incentive Plan were cancelled and replacement options were granted under the Stock Incentive Plan. The Stock Incentive Plan is described below under the heading “Stock Incentive Plan”.

(3)	The figure in this table represents the number of unissued options as of the end of fiscal year 2007. The Stock Incentive Plan authorizes the issuance of up to 6,792,271 options.

(4)	Each unexercised option granted to our named executive officers, employees, consultants, and other participants were, as a result of our merger with Old RPS on August 30, 2007, cancelled and replaced with 1.8140442 replacement options (rounded down to the nearest whole number). The exercise price of each replacement option was calculated by dividing the exercise price of the Old RPS option by 1.8140442 (rounded up to the nearest whole cent). Option grants noted in the table above have been adjusted to reflect the cancellation and replacement of these options.

(5)	None of our 1,357,179 currently outstanding warrants were issued pursuant to an employee benefit plan or individual compensation arrangement, and are therefore not included in this table. Warrants to purchase 985,715 shares of Old RPS common stock outstanding at the end of fiscal year 2006 were converted into cash and our common stock pursuant to our merger and were not issued under an employee benefit plan or individual compensation arrangement.

Stock Incentive Plan
          Our Equity Incentive Plan was terminated on August 30, 2007 and replaced by the Stock Incentive Plan. Options issued under the Equity Incentive Plan that were not otherwise terminated in conjunction with our merger or exercised were replaced according to the formula described above in the section of this registration statement entitled “Executive Compensation”. All of our designated employees, directors, consultants and advisors can participate in the Stock Incentive Plan.
          The Stock Incentive Plan permits awards of up to 6,792,271 options to purchase our common stock and/or restricted stock. In addition, on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the Stock Incentive Plan is increased (but cannot be decreased) automatically by the number of shares needed such that the total number of shares reserved for issuance equals 15% of the number of shares outstanding (calculated on a fully diluted basis) on that date. The shares underlying options that expire or are not fully exercised, and restricted stock that is cancelled, repurchased, or forfeited become available for use under the Stock Incentive Plan.
          The Stock Incentive Plan is administered by the Board, or a committee of at least two persons appointed by the Board to administer the plan. Members of the Board or the appointed committee may not act upon any award to himself or herself.
          The Board or committee is authorized to issue nonqualified stock options to participants as additional compensation for service to the Company or its wholly owned subsidiaries. No participant may receive options relating to more than 1,000,000 shares in any calendar year, not including any replacement options granted in exchange for any unforfeited options as a result of our merger with Old RPS. The Board or committee has sole discretion to determine when options are exercisable and when they expire, provided that the term cannot exceed 10 years. The exercise price of any option must be at least equal to the fair market value of the stock on the date of the grant.
          The Stock Incentive Plan also permits rewards of restricted stock. The restricted stock consists is subject to vesting restrictions and to restrictions on sale or other transfer by the participant. The Board or the committee determines eligible participants, the time and number of shares of restricted stock granted, the price at the time of grant, the time when the restricted stock will be subject to forfeiture, when the restrictions will terminate, and all other terms and conditions of the grants. Vesting conditions may include continued employment or service, or attaining specified individual or corporate performance goals. Awards of restricted stock may include the right to be credited with dividends and the right to vote.
          The Board or the committee may suspend, terminate, discontinue or amend the Stock Incentive Plan, or modify, extend or renew any award, provided, that neither the Board nor the committee may amend an award in a manner which would adversely affect the rights of any participant without the participant’s consent.
          If a Change of Control (as defined below) occurs or is anticipated, the Board may prohibit the exercise of any option until either the Change of Control is no longer anticipated or has occurred. Contingent upon a Change of Control, the Board, in its sole and absolute discretion and without the consent of the participant may (i) cause outstanding options to become fully vested and immediately exercisable, and outstanding restricted stock to become non-forfeitable; (ii) cancel any option or restricted stock in exchange for an option to purchase common stock of any successor corporation or for restricted shares of the common stock of any successor corporation, as applicable; or (iii) redeem any restricted stock or cancel any option in exchange for cash and/or other substitute consideration.
          For purposes of the Stock Incentive Plan, the term “Change of Control” is defined as: (a) the acquisition of 50% or more of the combined voting power of the Company’s then outstanding voting securities; (b) approval by the stockholders of (i) a merger, reorganization, or consolidation involving the Company if the stockholders of the Company immediately before such merger, reorganization or consolidation do not or will not own, immediately following such merger, reorganization or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, reorganization or consolidation in substantially the same proportion as their ownership immediately before such merger, reorganization or consolidation, (ii) a complete liquidation or dissolution of the Company, or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to an unrelated entity; or (c) acceptance by the stockholders of stock or units in a stock or unit exchange if the stockholders immediately before such stock exchange do not or will not own, immediately following such stock or unit exchange, more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such stock or unit exchange in substantially the same proportion as their ownership immediately before such stock or unit exchange.
          If there is a change in the number of shares by reason of a stock split, reverse stock split, stock dividend, reclassification and recapitalization, merger, consolidation, exchange of shares, or a similar change affecting the stock, the number of shares which may be issued and the number of shares subject to outstanding awards will be adjusted proportionately.
Warrants
          As of January 7, 2008, the following warrants are outstanding:
•	1,357,179 warrants that expire on April 29, 2010 to purchase 1,357,179 shares of our common stock at an exercise price of $5.00 per share. The number of outstanding warrants does not include the option to purchase warrants under the UPOs, which includes an option to purchase up to 373,334 warrants. The holders of these warrants have registration rights with respect to the shares of our common stock that are issuable upon the conversion of the warrants. These registration rights are outlined in the section of this registration statement entitled “Registration Rights.”
Registration Rights
          Our stockholders are granted certain rights to register their shares under the securities laws of the United States pursuant to two separate registration rights agreements. The Registration Rights Agreement (as defined below) pertains to those holding shares in Old RPS prior to the merger. The Investor Rights Agreement (as defined below) pertains to those acquiring shares and warrants in Cross Shore’s initial public offering in April of 2006.
          Investor Rights Agreement
          Under the Investor Rights Agreement dated April 24, 2006 (the “Investor Rights Agreement”), the Company agreed to use commercially reasonable efforts to file a registration statement under the Exchange Act within 120 days after the date of the merger with Old RPS, and to cause the registration statement to become effective within 90 days after it is filed.
          If these deadlines are not met, the Company agreed to issue additional shares to stockholders as liquidated damages in the amount of 1% of all or a portion of such holder’s securities for up to four months each.
          The Company is also required to file a shelf registration statement on Form S-3 within 90 days after becoming eligible to do so. In addition, the holders of the Company’s stock and warrants are entitled to no more than three demand registrations (covering in each case a minimum of 15% of the shares then outstanding) and piggyback registration rights. If the Company files a shelf registration statement for resale of shares, demand and piggyback registration rights will be suspended except for underwritten offerings. Registration rights are generally available only for stock that is subject to restrictions on transfer under the U.S. securities laws.
          Registration Rights Agreement
          Under the terms of the Registration Rights Agreement dated August 30, 2007 (the “Registration Rights Agreement”), the Company will grant the existing stockholders the rights to include shares and warrants on any registration statement filed by the Company pursuant to the Securities Act in connection with a public offering of stock, whether such offering is being made for the Company’s own account or for the account of stockholders other than the existing stockholders. These registration rights are applicable to any registration of stock that is made pursuant to a demand from the existing stockholders pursuant to the Investor Rights Agreement. The number of shares and warrants that the existing stockholders may include in an underwritten public offering by exercising their registration rights under the Registration Rights Agreement is subject to reduction in the event the managing underwriters of such offering advise the Company that the number of shares, warrants, and other stock to be included in such offering exceeds the amount of stock that can be sold without adversely affecting the offering.
          The Registration Rights Agreement also provides the Old RPS stockholder similar shelf registration rights as those in the Investor Rights Agreement.
          If we fail to make filings under the Securities Act or the Exchange Act that are required to be made pursuant to our contractual arrangements with the existing stockholders, the holders of shares and warrants are entitled to receive liquidated damages in the form of additional shares in an amount per month equal to 1% of all or a portion of such holder’s Registrable Securities for up to two months.
          The Company is required to bear all expenses incident to its compliance with the terms of the Registration Rights Agreement and the Investor Rights Agreement. The Registration Rights Agreement also contains customary indemnification obligations from the Company to the existing stockholders with respect to untrue statements or material omissions in any registration statement that includes shares and warrants.
Item 10. Recent Sales of Unregistered Equity Securities
          On April 24, 2006, Cross Shore sold 18,666,668 units, each unit consisting of one share of Cross Shore’s common stock and two warrants to purchase one share of Cross Shore’s common stock, at a price of $6.00 per unit for an aggregate offering price of $112,000,008 in an initial public offering on AIM. The sole underwriter of the initial public offering was Sunrise Securities Corp., which received a commission of $7,248,000. The initial public offering was exempt from registration under Section 4(2) of the Securities Act as a transaction under Section 903(b)(3) of Regulation S of the Securities Act. Each purchaser of units in the initial public offering was required to certify that it was not a U.S. person and was not acquiring the units for the account or benefit of U.S. person, or is a U.S. person who purchased securities in a transaction that did not require registration under the Securities Act.
          On April 24, 2006, Cross Shore sold Sunrise Securities Corp. an option to purchase 933,333 units at an exercise price of $6.60 per option, each unit consisting of one share and two warrants to purchase one share, at an aggregate purchase price of $100. The sale of the options was exempt from registration under Section 4(2) of the Securities Act as an exempt transaction under Rule 144A of the Securities Act. Sunrise Securities Corp. is a qualified institutional buyer.
          On December 6, 2007 we granted an option to purchase 450,000 shares of our common stock at an exercise price of $5.05 to Daniel Perlman, which is subject to vesting. The issuance of the options was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as a transaction not involving a public offering.
          On December 6, 2007 we granted an option to purchase 120,000 shares of our common stock at an exercise price of $5.05 to Harris Koffer, which is subject to vesting. The issuance of the options was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as a transaction not involving a public offering.

          On December 6, 2007 we granted an option to purchase 180,000 shares of our common stock at an exercise price of $5.05 to Steven Bell, which is subject to vesting. The issuance of the options was exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as a transaction not involving a public offering.
          On August 30, 2007 we issued 15,758,496.59 shares of our common stock to the stockholders of Old RPS in connection with the merger of Longxia Acquisition, Inc. with and into Old RPS with Old RPS being the surviving corporation and the subsequent merger of Old RPS with and into ReSearch Pharmaceutical Services, LLC, a wholly-owned subsidiary of RPS. The issuance of the shares was therefore exempt from registration under Section 4(2) of the Securities Act as shares were issued to a limited number of existing shareholders of Old RPS, and did not involve a public offering.
Item 11. Description of Registrant’s Securities to be Registered
          We are authorized to issue 150,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. Our common stock and warrants have been accepted for listing on AIM.
Preferred Stock
          The Company’s Second Restated and Amended Certificate of Incorporation authorizes the issue of up to 1,000,000 shares of Preferred Stock, with such designations, rights and preferences as may be determined from time to time by the Board. As such, the Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. No Preferred Stock has been issued.
Common Stock
          Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the rights of any other class of capital stock that may be issued, holders of our common stock are entitled to receive such dividends on a pro rata basis, if any, as may be declared by the Board of Directors out of any funds legally available for that purpose. Upon the Company’s dissolution, liquidation or winding-up, holders of our common stock, subject to the rights of any other class of capital stock that may be issued, are entitled to receive pro-rata the Company’s net assets available after the payment of all debts and other liabilities of the Company. Authorized but unissued shares of common stock may generally be issued upon the approval of the Board of Directors without obtaining the approval of the stockholders, unless the issuance relates to a transaction that requires stockholder consent.
          Under the laws of the state of Delaware, where we are incorporated, stockholders generally do not have pre-emptive rights over further issuances of shares by the Company.
          Shares are in certificated form and may only be transferred on the books and records of the Company. Capita Registrars Limited presently serves as our transfer agent and warrant agent, as applicable, of record for all transfer transactions involving our common stock and warrants. Stock certificates contain restrictive legends detailing certain transfer restrictions and may not be held in uncertificated form.
Classification of Directors and Change of Control
          Pursuant to our Second Restated and Amended Certificate of Incorporation, we have a classified board of directors divided into three classes with staggered three-year terms. Only one class of directors may be elected each year, while the directors in the other classes continue to hold office for the remainder of their three-year terms. Each class of the Board is required to have approximately the same number of directors. The Board may, on its own, determine the size of the exact number of directors on the Board between the stipulated numbers of one and eleven directors and may fill vacancies on the Board. The procedure for electing and removing directors on a classified board of directors generally makes it more difficult for stockholders to change control of the Company by replacing a majority of the classified Board at any one time, and the classified board structure may discourage a third party tender offer or other attempt to gain control of the Company and may maintain the incumbency of directors. In addition, under our Second Restated and Amended Certificate of Incorporation, directors may only be removed by from office for cause and by a vote of the majority of the shares then outstanding and eligible to vote.
          The bylaws contain advance notice procedures with respect to stockholder proposals and further limit stockholder rights to nominate candidates for election as directors. These provisions may discourage stockholders from nominating directors or bringing any other business at a particular meeting if the stockholders do not follow the proper procedures. In addition, the procedures may deter a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such business or such attempt might be beneficial to the Company or its stockholders.
          The Company’s bylaws provide that (to the extent permitted by applicable law) any person is obliged to notify the Company (within the period and including the particulars required by the Company) if the aggregate nominal amount of stock in which the person has an interest (A) exceeds 3% of the outstanding stock (meaning the issued stock of all classes) of the Company or (B) changes from an aggregate amount which exceeded 3% of the outstanding stock of the Company; and, unless otherwise directed by the directors, stockholders will not be entitled to vote or appoint a proxy to vote, at any meeting of stockholders unless, in connection therewith, they either certify to the Company that they have complied with such obligation or provide notification of their interests. On written request by the Company, a registered holder of stock is obliged to notify the Company (within the period and including the particulars required by the Company) of any person interested in such stock; and, unless otherwise directed by the directors, voting rights in respect of such stock may not be exercised for so long as such holder of stock is in default of this obligation and warrants may not be exercised for so long as such holder of stock is in default of this obligation. For these purposes “interest” or “interested” means any interest of any kind whatsoever (whether direct, indirect or otherwise) in any stock (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share of stock is, or may be subject) and, without limitation, a person shall be taken to have an interest in a share of stock if (i) he enters into a contract for its purchase by him (whether for cash or other consideration); or (ii) not being the registered holder, he is entitled to exercise any right conferred by the holding of the stock or is entitled to control the exercise or non-exercise of any such right; or (iii) he is a beneficiary of a trust where the property held in trust includes an interest in the stock; or (iv) otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the stock to himself or to his order; or (v) otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the stock or is under an obligation to take an interest in the stock; or (vi) he has a right to subscribe for the stock, whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable. A person who has an interest in stock has a “notifiable interest” at any time when the aggregate par value of the stock in which he has such interests is equal to or more than 3% of the par value of that class or series of the Company’s stock. A person is taken to be interested in any shares of stock in which his spouse or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years. A person is also taken to be interested in shares of stock if any corporation, person, partnership, limited partnership, limited liability company, trust or other any other entity is interested in them and: (i) that entity or its directors are accustomed to act or required to act in accordance with that person(s) directions or instructions; or (ii) that person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that entity. “Percentage level,” means the percentage figure found by expressing the aggregate par value of all the stock in the class or series of the stock concerned in which the person has interests immediately before or (as the case may be) immediately after the relevant time as a percentage of the par value of that class or series of the stock and rounding that figure down, if it is not a whole number, to the next whole number. Where the par value of that class or series of the stock is greater immediately after the relevant time than it was immediately before, the percentage level of the person’s interest immediately before (as well as immediately after) that time is determined by reference to the larger amount. These requirements will terminate if the stock ceases to be admitted to trading on AIM, provided that the Company is then subject to periodic reporting requirements under the Exchange Act.
          Certain provisions of our bylaws are intended to strengthen the position of our Board of Directors in the event of a hostile takeover attempt. These provisions have the effect of providing that stockholders may only call a special meeting by the request, in writing to the Secretary, of stockholders holding of record at least fifty percent of the voting power of the issued and outstanding stock of the corporation entitled to vote at such meeting.
          Our Second Restated and Amended Certificate of Incorporation authorizes our Board of Directors, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of our preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by our Board of Directors. Any such issuance may have the effect of delaying, deferring or preventing a change in control of RPS.
Debt Securities
          The Company has not issued any debt securities.
Warrants
          As of January 7, 2008, the following warrants are outstanding:
•	1,357,179 warrants that expire on April 29, 2010 to purchase 1,357,179 shares of our common stock at an exercise price of $5.00 per share. The number of outstanding warrants does not include the option to purchase warrants under the UPOs, which includes an option to purchase up to 373,334 warrants. The holders of these warrants have registration rights with respect to the shares of our common stock that are issuable upon the conversion of the warrants. These registration rights are outlined in the section of this registration statement entitled “Registration Rights.”
Item 12. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
          Our Second Restated and Amended Certificate of Incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
          Our Second Restated and Amended Certificate of Incorporation and bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense of settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of such other court shall deem proper.
          We are also permitted to apply for insurance on behalf of any director, officer, employee or agent for liability arising out of his actions, whether or not the corporation’s provisions for indemnification would permit indemnification.
Item 13. Financial Statements and Supplementary Data
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
          The following unaudited pro forma condensed consolidated balance sheet combines the consolidated historical balance sheet of Old RPS and the historical balance sheet of Cross Shore as of December 31, 2006, giving effect to the merger of Old RPS and Cross Shore pursuant to the merger agreement, as if the merger had been consummated on December 31, 2006. The following unaudited pro forma condensed consolidated statements of operations combine the historical statements of operations of Old RPS and Cross Shore for the year ended December 31, 2006, giving effect to the merger as if it had occurred on January 1, 2006 and for the six month period ending June 30, 2007, giving effect to the merger, as if it had occurred on January 1, 2007.
          The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and expected to have a continuing impact on the combined results.

          The unaudited pro forma consolidated information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the pro forma consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will experience.
The following information should be read in conjunction with the pro forma condensed consolidated statements:
•	Accompanying notes to the unaudited pro forma condensed consolidated financial statements.

•	Separate historical consolidated financial statements of Old RPS for the year ended December 31, 2006 and the nine months ended September 30, 2007 included elsewhere in this registration statement.

•	Separate historical financial statements of Cross Shore for the year ended December 31, 2006 and the six months ended June 30, 2007 included elsewhere in this document.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2006

			Pro Forma		Pro Forma
	Old RPS	Cross Shore	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$197,024	$719,059	$49,735,839	(a)
			(22,627,334	)(b)
			(4,500,000	)(c)
			(8,991,544	)(d)	$14,533,044
Restricted cash	1,467,765	—	—		1,467,765
Investments held in trust	—	106,042,582	(106,042,582	)(e)	—

Accounts receivable, less allowance for doubtful accounts of $200,000	22,113,582	—	—		22,113,582
Prepaid expenses and other current assets	641,512	42,390	—		683,902

Total current assets	24,419,883	106,804,031	(92,425,621)		38,798,293

Intangible assets, net	611,704	—	—		611,704
Property and equipment, net	829,732	—	—		829,732
Other assets	262,991	—	—		262,991

Total assets	$26,124,310	$106,804,031	$(92,425,621)		$40,502,720

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,375,020	$171,598	$—		$1,546,618
Accrued expenses	2,924,519	50,000	—		2,974,519
Customer deposits	1,467,765	—	—		1,467,765
Deferred revenue	3,037,165	—	—		3,037,165
Lines of credit	8,991,544	—	(8,991,544	)(d)	—
Current portion of capital lease obligations	21,366	—	—		21,366
Income taxes payable from cash in trust	—	1,200,000	—		1,200,000
Deferred fees payable	—	756,000	(756,000	)(f)	—

Total current liabilities	17,817,379	2,177,598	(9,747,544)		10,247,433

Note payable	4,165,397	—	(4,165,397	)(c)	—
Put warrant liability	489,661	—	(489,661	)(g)	—

Total liabilities	22,472,437	2,177,598	(14,402,602)		10,247,433

Redeemable convertible preferred stock, no par value:
Series A	5,489,688	—	(5,489,688	)(h)	—
Series B	2,512,345	—	(2,512,345	)(h)	—

Common shares subject to possible repurchase	—	53,013,337	(53,013,337	)(i)	—

Stockholders’ equity (deficit):
Common Stock	—	1,401	1,894	(j)	3,295
Less treasury shares	(1,187,650)	—	1,187,650	(k)	—
Additional paid-in capital	118,628	50,103,062	(16,688,560	)(l)	33,533,130
Accumulated other comprehensive income	6,297	—	—		6,297
Retained earnings (accumulated deficit)	(3,287,435)	1,508,633	(1,508,633	)(m)	(3,287,435)

Total stockholders’ equity (deficit)	(4,350,160)	51,613,096	(17,007,649)		30,255,287

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$26,124,310	$106,804,031	$(92,425,621)		$40,502,720

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2006

			Pro Forma		Pro Forma
	Old RPS	Cross Shore	Adjustments		Combined

Net revenues	$84,417,353	$—	$—		$84,417,353
Reimbursement revenue	10,273,380	—	—		10,273,380

Total service revenues	94,690,733	—	—		94,690,733

Direct costs	61,364,988	—	—		61,364,988
Reimbursable out-of-pocket costs	10,273,380	—	—		10,273,380
Selling, general and administrative expenses	19,069,809	—	—		19,069,809
Depreciation and amortization	900,905	—	—		900,905
Formation and operating costs	—	681,462	(681,462)	(n)	—

Income (loss) from operations	3,081,651	(681,462)	681,462		3,081,651
Interest expense	(1,244,541)	—	1,244,541	(o)	—
Interest income	—	14,047	585,953	(p)	600,000
Income on investments held in trust	—	3,376,048	(3,376,048)	(q)	—

Income before income taxes	1,837,110	2,708,633	(864,092)		3,681,651
Provision for income taxes	45,144	1,200,000	(237,000)	(r)	1,008,144

Net income (loss)	$1,791,966	$1,508,633	$(627,092)		$2,673,507
Accretion of preferred stock	484,800	—	(484,800)	(s)	—

Net income (loss ) applicable to common shares	$1,307,166	$1,508,633	$(142,292)		$2,673,507

Pro forma net income per common share:
Basic					$0.08
Diluted					$0.08
Pro forma weighted average number of common shares outstanding:
Basic					32,949,227
Diluted					33,060,214

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2007

			Pro Forma		Pro Forma
	Old RPS	Cross Shore	Adjustments		Combined

Net revenues	$54,853,432	$—	$—		$54,853,432
Reimbursement revenue	6,937,874	—	—		6,937,874

Total service revenues	61,791,306	—	—		61,791,306

Direct costs	39,657,330		—		39,657,330
Reimbursable out-of-pocket costs	6,937,874				6,937,874
Selling, general and administrative expenses	11,650,830				11,650,830
Depreciation and amortization	407,677				407,677
Formation and operating costs	—	2,014,542	(2,014,542	) (n)	—

Income (loss) from operations	3,137,595	(2,014,542)	2,014,542		3,137,595

Interest expense	(4,569,838)	—	4,569,838	(o)	—
Interest income	—	4,383	295,617	(p)	300,000
Income on investments held in trust	—	2,568,694	(2,568,694	)(q)	—

Income (loss) before income taxes	(1,432,243)	558,535	4,311,303		3,437,595
Provision (benefit) for income taxes	(3,279,837)	887,719	3,767,156 (r	)	1,375,038

Net income (loss)	$1,847,594	$(329,184)	$544,147		$2,062,557
Accretion of preferred stock	242,400	—	(242,400	) (s)	—

Net income (loss) applicable to common shares	$1,605,194	$(329,184)	$786,547		$2,062,557

Pro forma net income per common share:
Basic					$0.06
Diluted					$0.06
Pro forma weighted average number of common shares outstanding:
Basic					32,952,389
Diluted					34,563,453
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
Note 1. Description of Transaction and Basis of Presentation
          On August 30, 2007, Old RPS merged with and into a wholly-owned subsidiary of Cross Shore. As a result of the merger, RPS became a limited liability company organized under the laws of Delaware under the name Research Pharmaceutical Services, LLC and Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc (“RPS”). RPS is now a holding company for, and conducts all of its operations through its wholly-owned subsidiary, Research Pharmaceutical Services, LLC.
          The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Cross Shore was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the merger was treated as the equivalent of RPS issuing stock for the net monetary assets of Cross Shore. The total purchase price of the reverse acquisition of Cross Shore was approximately $50.1 million, consisting of $51.3 million of cash and investments, $270,000 of other assets and $1.5 million of accrued transaction fees. The purchase price was allocated to the assets acquired and liabilities assumed based on the fair values at the date of the acquisition, which equals the carrying value of the assets and liabilities acquired.
Note 2. Pro Forma Adjustments
          Adjustments included in the column under the heading “Pro Forma Adjustments” include the following:

(a)	To reflect the release of funds held in trust by Cross Shore to Old RPS, net of redemptions paid to Cross Shore investors who dissented to the acquisition and acquisition costs.

(b)	To reflect the payment of accumulated preferred stock dividends to Old RPS preferred stock holders and the distribution of cash to Old RPS security holders in connection with the merger.

(c)	To reflect the payoff of the note payable in connection with the merger.

(d)	To reflect the pay down of the line of credit with proceeds received in connection with the merger

(e)	To reflect the release of funds held in trust by Cross Shore to Old RPS

(f)	To reflect the payment of the deferred investment banking fee upon the closing of the merger

(g)	To reflect the exchange of Old RPS warrants subject to put rights for cash and common stock of Cross Shore in connection with the merger.

(h)	To reflect the exchange of Old RPS preferred stock for cash and common stock of Cross Shore in connection with the merger

(i)	To eliminate the common shares of Cross Shore subject to possible redemption in connection with the merger

(j)	To reflect the issuance of common stock in exchange for outstanding shares of Old RPS preferred stock, common stock and common stock warrants, net of shares of Cross Shore common stock which were redeemed for cash prior to the merger.

(k)	To reflect the retirement of the Old RPS treasury shares in connection with the merger

(l)	To reflect the release of funds held in trust by Cross Shore to Old RPS, net of redemptions paid to Cross Shore investors who dissented to the acquisition and acquisition costs. To reflect the distribution of cash to Old RPS security holders in connection with the merger. To reflect the retirement of the Old RPS treasury shares in connection with the merger. To reflect the exchange of Old RPS preferred stock, common stock and common stock warrants for common stock of Cross Shore in connection with the merger

(m)	To eliminate the retained earnings of Cross Shore as the accounting acquiree under the reverse merger application of the purchase method of accounting

(n)	To eliminate formation and operating costs of Cross Shore as the merger of Old RPS and Cross Shore was a capital transaction in substance

(o)	To eliminate interest expense due to the payoff of the note payable in connection with the merger and the pay down of the line of credit with proceeds received in connection with the merger. To eliminate interest expense recognized in connection with the put warrant liability.

(p)	To reflect an increase in interest income due to the net cash proceeds available for use by the combined entity subsequent to the merger

(q)	To eliminate income on investments held in trust by Cross Shore as the proceeds were released from trust in connection with the merger consummation

(r)	To adjust the provision for income taxes based on adjustments to pretax income noted above

(s)	To eliminate the accretion of preferred stock as a result of the exchange of Old RPS preferred stock for cash and common stock of the combined entity in connection with the merger
          The following table is a reconciliation of the numerator and denominator of the computation of pro forma basic and diluted net income per share:

	Six months ended June	Year ended December
	30, 2007	31, 2006
Pro forma net income applicable to common shares	$2,062,557	$2,673,507
Pro forma weighted average common shares outstanding — basic	32,952,389	32,949,227
Pro forma dilutive effect of stock options	1,611,064	110,987

Pro forma weighted average common shares outstanding — diluted	34,563,453	33,060,214

          The pro forma weighted average shares outstanding for both the six months ended June 30, 2007 and the year ended December 31, 2006 give effect to the merger as if it occurred on January 1, 2007 and January 1, 2006, respectively. Accordingly, all common shares outstanding subsequent to the merger are reflected as outstanding as of the beginning of the respective period. The dilutive impact on the pro forma weighted average common shares for each period is calculated based on the dilution that would occur upon the exercise of certain common stock options or common stock warrants during each period.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Previous Independent Registered Public Accounting Firm
          Prior to the merger with Old RPS, KPMG Audit Plc (“KPMG”) was Cross Shore’s independent registered public accounting firm. Prior to the merger with Cross Shore, Ernst & Young, LLP (“Ernst & Young”) was Old RPS’ independent registered public accounting firm. Ernst & Young, LLP had been Old RPS’ auditors for the fiscal years ended 2002 through 2006. The Company’s Audit Committee recommended and approved the decision to retain Ernst & Young as our independent registered public accounting firm, and the Company has engaged Ernst & Young as of November 30, 2007 as our independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2007. On December 11, 2007, KPMG was dismissed as auditor of the Company.
          The report of KPMG on the financial statements for Cross Shore (a development stage corporation) for the fiscal year ended December 31, 2006, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. KPMG audited the balance sheet of Cross Shore as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for the period from January 30, 2006 (inception) to December 31, 2006. KPMG’s audit was conducted in accordance with auditing standards generally accepted in the United States.
          In connection with the audit of Cross Shore’s financial statements for the most recently completed fiscal year ended December 31, 2006, and through the subsequent interim period, which was the interim period through December 11, 2007, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. In connection with the audit of Cross Shore’s financial statements for the most recently completed fiscal year ended December 31, 2006, and through the subsequent interim period, which was the interim period through December 11, 2007, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
          The Company has given permission to KPMG to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event.
          The Company has requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated January 18, 2008, is filed as Exhibit 16.1 to this registration statement.
Item 15. Financial Statements and Exhibits
(a)	The financial statements required to be included in this Registration Statement are listed below and appear at the end of the Registration Statement beginning on page F-1.

ReSearch Pharmaceutical Services, Inc. and Subsidiaries Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006 and 2005	F-2
Consolidated Statements of Operations for the nine months ended September 30, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005 and 2004	F-3
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ equity (deficit) for the nine months ended September 30, 2007 (unaudited) and for the years ended December 31, 2006, 2005 and 2004
F-4
Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited) and for the years ended December 31, 2006, 2005 and 2004	F-5
Notes to Consolidated Financial Statements	F-6
Cross Shore Acquisition Corporation (now ReSearch Pharmaceutical Services, Inc.) Independent Auditor’s Report	F-29
Balance Sheet as of December 31, 2006	F-30

Statement of Income for the period from January 30, 2006 (inception) to December 31, 2006	F-31
Statement of Changes in Shareholders’ Equity from January 30, 2006 (inception) to December 31, 2006	F-32
Statement of Cash Flows from January 30, 2006 (inception) to December 31, 2006	F-33
Notes to Financial Statements	F-34
Cross Shore Acquisition Corporation (now ReSearch Pharmaceutical Services, Inc.) Interim Financial Statements	F-40
Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006	F-41
Statements of Income for six months ended June 30, 2007 (unaudited) and the period from January 30, 2006 (inception) to June 30, 2006 (unaudited)	F-42
Statements of Cash Flows for the six months ended June 30, 2007 (unaudited) and the period from January 30, 2006 (inception) to June 30, 2006 (unaudited)	F-43
Notes to Financial Statements	F-44
(b)	See the Exhibit list below.
EXHIBIT LIST

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated as of April 26, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., The RPS Securityholders and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee+***

2.2
First Amendment to Agreement and Plan of Merger dated as of June 5, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee+***

2.3
Second Amendment to Agreement and Plan of Merger dated as of July 6, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee+***

3.1	Second Restated and Amended Certificate of Incorporation of Cross Shore Acquisition Corporation**

3.2	Restated By-laws of Cross Shore Acquisition Corporation**

4.1	Registration Rights Agreement dated as of August 30, 2007 between Cross Shore Acquisition Corporation and Daniel M. Perlman and Daniel Raynor as the RPS Securityholders Committee**

4.2	Investor Rights Agreement dated as of April 24, 2006 among Cross Shore Acquisition Corporation, Sunrise Securities Corp. and Collins Stewart Limited**

4.3
Registration Rights Agreement dated as of April 24, 2006 by and among Cross Shore Acquisition Corporation, Stephen Stonefield, Jon Burgman, CSA I, LLC, CSA II, LLC, CSA III, LLC, and Sunrise Securities Corp.**

4.4
Share Escrow Agreement dated as of April 24, 2006 by and among Cross Shore Acquisition Corporation, Dennis Smith, Edward Yang, Jon Burgman, Stephen Stonefield, CSA I, LLC, CSA II, LLC, CSA III, LLC, Sunrise Securities Corp., and Collins Stewart Limited.**

4.5	Specimen Certificate of Common Stock**

4.6	Specimen Warrant Certificate**

4.7	ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan**

4.8	Warrant Deed dated April 24, 2006 between Cross Shore Acquisition Corporation and Capita IRG (Offshore) Limited**

4.9	Unit Purchase Option for the Purchase of 933,333 Units of Cross Shore Acquisition Corporation dated April 24,

Exhibit No.	Description
2006**

10.1
Pennsylvania Full Service Lease between Brandywine Operating Partnership, L.P. and ReSearch Pharmaceutical Services, Inc. for 520 Virginia Drive, Fort Washington, Pennsylvania, dated as of August 7, 2006***

10.2	Revolving Credit and Security Agreement by and among ReSearch Pharmaceutical Services, Inc and PNC Bank, N.A. dated November 1, 2006***

10.3	First Amendment and Waiver by and among ReSearch Pharmaceutical Services, Inc. and PNC Bank, N.A. dated August 29, 2007***

10.4	Employment Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Daniel Perlman***

10.5	Employment Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Harris Koffer**

10.6	Employment Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Steven Bell**

10.7	Employment Agreement dated December 6, 2007 between ReSearch Pharmaceutical Services, LLC and Samir Shah**

10.8	Standard form of Non-Qualified Stock Option Award Agreement**

10.9	Standard form of Replacement Incentive Stock Option Award Agreement**

10.11	Agreement Concerning Board of Directors dated August 20, 2007 between ReSearch Pharmaceutical Services, Inc. and Pangaea One Acquisition Holdings I, LLC***

10.12	Consulting Agreement dated November 16, 2007 between ReSearch Pharmaceutical Services, Inc. and Cartesian Capital Management, LLC**

10.13	Employment Agreement dated April 28, 2001 between ReSearch Pharmaceutical Services, Inc. and Janet Brennan***

10.14	Employment Agreement dated April 28, 2001 between ReSearch Pharmaceutical Services, Inc. and Joseph Arcangelo***

10.15	Service Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Dennis Smith***

10.16	Service Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Edward Yang***

10.17	Share Repurchase Agreement dated October 4, 2007 between ReSearch Pharmaceutical Services, Inc. and Pangaea One Acquisition Holdings I, LLC***

10.18	Description of the ReSearch Pharmaceutical Services, Inc. Performance Bonus Award Process*

16.1	Letter regarding change in certifying accountant from KPMG Audit Plc***

21.1	List of subsidiaries of ReSearch Pharmaceutical Services, Inc.**

*	Filed herewith.

**	Previously filed as an exhibit to the Company’s registration statement filed on Form 10 filed with the Securities and Exchange Commission on December 14, 2007 and incorporated herein by reference.

***	Previously filed as an exhibit to the Company’s Amendment No. 1 to the registration statement filed on Form 10/A filed with the Securities and Exchange Commission on January 22, 2008 and incorporated herein by reference.

+	The Agreement and Plan of Merger dated as of April 26, 2007 contains a brief list identifying all schedules and exhibits to the Agreement and Plan of Merger, the First Amendment to Agreement and Plan of Merger dated June 5, 2007, and the Second Amendment to Agreement and Plan of Merger dated July 6, 2007. Such schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

RESEARCH PHARMACEUTICAL SERVICES, INC.
February 6, 2008	By:	/s/ Daniel M. Perlman
Daniel M. Perlman
Chairman and Chief Executive Officer

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Research Pharmaceutical Services, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Research Pharmaceutical Services, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Research Pharmaceutical Services, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, Research Pharmaceutical Services, Inc. and Subsidiaries changed their method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) on January 1, 2006.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
December 12, 2007

Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,268,322	$197,024	$540,349
Restricted cash	1,420,660	1,467,765	1,343,080
Accounts receivable, less allowance for doubtful accounts of $263,000 (unaudited) at September 30, 2007 and $200,000 and $150,000 at December 31, 2006 and 2005, respectively	24,328,110	22,113,582	13,788,823
Prepaid expenses and other current assets	1,367,531	641,512	472,350
Income tax recoverable	3,936,120	—	—

Total current assets	52,320,743	24,419,883	16,144,602

Intangible assets, net	359,578	611,704	947,872
Property and equipment, net	2,704,418	829,732	747,214
Other assets	218,888	262,991	143,785
Deferred tax asset	430,113	—	—

Total assets	$56,033,740	$26,124,310	$17,983,473

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$379,185	$1,375,020	$851,092
Accrued expenses	6,031,695	2,924,519	1,965,953
Customer deposits	1,420,660	1,467,765	1,343,080
Deferred revenue	4,365,605	3,037,165	2,741,350
Lines of credit	—	8,991,544	4,840,000
Current portion of capital lease obligations	439,547	21,366	52,098

Total current liabilities	12,636,692	17,817,379	11,793,573

Customer deposits	4,500,000	—	—
Note payable	—	4,165,397	3,980,261
Put warrant liability	—	489,661	458,715
Other liabilities	266,474	—	—
Capital lease obligations, less current portion	501,887	—	21,366

Total liabilities	17,905,053	22,472,437	16,253,915

Redeemable convertible preferred stock, no par value:
Series A — Authorized, issued, and outstanding shares — 7,593,198	—	5,489,688	5,167,728
Series B — Authorized shares — 1,279,130; issued and outstanding shares — 1,271,694	—	2,512,345	2,349,505

Total redeemable convertible preferred stock	—	8,002,033	7,517,233

Stockholders’ equity (deficit):
Common stock, $.0001 par value:
Authorized shares — 150,000,000 (unaudited) at September 30, 2007 and 25,301,475 at December 31, 2006 and 2005, respectively, issued shares — 32,949,227 (unaudited) at September 30, 2007 and 12,404,751 at December 31, 2006 and 2005, respectively, outstanding shares — 32,949,227 (unaudited) at September 30, 2007 and 5,501,674 at December 31, 2006 and 2005, respectively	3,295	1,240	1,240
Less treasury shares — 6,903,077 at December 31, 2006 and 2005, respectively	—	(1,187,650)	(1,187,650)
Additional paid-in capital	39,544,939	117,388	572,283
Stockholder notes receivable	—	—	(94,147)
Accumulated other comprehensive income	42,757	6,297	—
Accumulated deficit	(1,462,304)	(3,287,435)	(5,079,401)

Total stockholders’ equity (deficit)	38,128,687	(4,350,160)	(5,787,675)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$56,033,740	$26,124,310	$17,983,473

See accompanying notes.

Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Operations

	Nine months ended
	September 30,		Year ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)

Service revenue	$85,784,651	$60,350,523	$84,417,353	$62,798,831	$63,042,733
Reimbursement revenue	10,244,852	7,167,552	10,273,380	8,074,557	6,210,364

Total revenue	96,029,503	67,518,075	94,690,733	70,873,388	69,253,097

Direct costs	62,291,458	43,755,355	61,364,988	45,744,011	46,239,507
Reimbursable out-of-pocket costs	10,244,852	7,167,552	10,273,380	8,074,557	6,210,364
Selling, general, and administrative expenses	18,319,060	13,951,240	19,069,809	16,747,001	15,866,505
Depreciation and amortization	717,454	627,405	900,905	863,528	865,651

Income (loss) from operations	4,456,679	2,016,523	3,081,651	(555,709)	71,070

Interest expense	(5,979,208)	(901,668)	(1,244,541)	(1,127,370)	(857,996)
Interest income	107,699	—	—	—	—

Net income (loss) before provision (benefit) for income taxes	(1,414,830)	1,114,855	1,837,110	(1,683,079)	(786,926)
Provision (benefit) for income taxes	(3,239,961)	27,396	45,144	—	—

Net income (loss)	$1,825,131	$1,087,459	$1,791,966	$(1,683,079)	$(786,926)

Accretion of preferred stock	320,819	363,600	484,800	484,800	484,800

Net income (loss) applicable to common shares	$1,504,312	$723,859	$1,307,166	$(2,167,879)	$(1,271,726)

Net income (loss) per common share:
Basic	$0.17	$0.13	$0.24	$(0.39)	$(0.22)
Diluted	$0.09	$0.07	$0.12	$(0.39)	$(0.22)

Weighted average number of common shares outstanding:
Basic	8,621,880	5,501,764	5,501,674	5,506,022	5,774,074
Diluted	19,316,161	15,485,383	15,483,591	5,506,022	5,774,074
See accompanying notes.

Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (deficit)

	Redeemable Convertible Preferred Stock				Stockholders’ equity (deficit)
											Accumulated
									Additional	Stockholder	Other
	Series A	Series A	Series B	Series B	Common Stock		Treasury Shares		Paid-In	Notes	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Income	Deficit	Total

Balance at December 31, 2003	7,593,198	$4,523,808	1,271,694	$2,023,825	12,404,751	$1,240	6,628,636	$(1,070,493)	$1,521,228	$(369,177)	$—	$(2,609,396)	$(2,526,598)
Accretion of dividends on Series A and Series B Convertible Preferred Stock	—	321,960	—	162,840	—	—	—	—	(484,800)	—	—	—	(484,800)
Repurchase of shares from stockholder	—	—	—	—	—	—	248,931	(107,112)	—	—	—	—	(107,112)
Stockholders’ repayments of notes receivable	—	—	—	—	—	—	—	—	—	150,863	—	—	150,863
Interest on notes receivable	—	—	—	—	—	—	—	—	13,329	(13,329)	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(786,926)	(786,926)

Balance at December 31, 2004	7,593,198	4,845,768	1,271,694	2,186,665	12,404,751	$1,240	6,877,567	(1,177,605)	1,049,757	(231,643)	—	(3,396,322)	(3,754,573)
Accretion of dividends on Series A and Series B Convertible Preferred Stock	—	321,960	—	162,840	—	—	—	—	(484,800)	—	—	—	(484,800)
Repurchase of shares from stockholder	—	—	—	—	—	—	25,510	(10,045)	—	—	—	—	(10,045)
Stockholders’ repayments of notes receivable	—	—	—	—	—	—	—	—	—	144,822	—	—	144,822
Interest on notes receivable	—	—	—	—	—	—	—	—	7,326	(7,326)	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,683,079)	(1,683,079)

Balance at December 31, 2005	7,593,198	5,167,728	1,271,694	2,349,505	12,404,751	$1,240	6,903,077	(1,187,650)	572,283	(94,147)	—	(5,079,401)	(5,787,675)
Accretion of dividends on Series A and Series B Convertible Preferred Stock	—	321,960	—	162,840	—	—	—	—	(484,800)	—	—	—	(484,800)
Stock-based compensation	—	—	—	—	—	—	—	—	29,905	—	—	—	29,905
Stockholders’ repayments of notes receivable	—	—	—	—	—	—	—	—	—	95,639	—	—	95,639
Interest on notes receivable	—	—	—	—	—	—	—	—	—	(1,492)	—	—	(1,492)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	—	1,791,966	1,791,966
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	6,297	—	6,297
Total comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	1,798,263

Balance at December 31, 2006	7,593,198	5,489,688	1,271,694	2,512,345	12,404,751	1,240	6,903,077	(1,187,650)	117,388	—	6,297	(3,287,435)	(4,350,160)
Accretion of dividends on Series A and Series B Convertible Preferred Stock (unaudited)	—	214,747	—	106,072	—	—	—	—	(320,819)	—	—	—	(320,819)
Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	53,091	—	—	—	53,091
Exercise of common stock options (unaudited)	—	—	—	—	6,324	1	—	—	6,747	—	—	—	6,748
Repurchase of shares from stockholders (unaudited)					—	—	24,592	(172,909)	—	—	—	—	(172,909)
Payment of preferred stock dividends (unaudited)	—	(2,039,334)	—	(588,000)	—	—	—	—	—	—	—	—	—
Conversion of preferred stock and put warrants to common stock (unaudited)	(7,593,198)	(3,665,101)	(1,271,694)	(2,030,417)	10,287,702	1,029	—	—	10,906,580	—	—	—	10,907,609
Retirement of treasury shares(unaudited)	—	—	—	—	—	—	(6,927,669)	1,360,559	(1,360,559)	—	—	—	—
Issuance of common stock and proceeds received in connection with reverse acquisition of Cross Shore, net of distribution to stockholders and fees (unaudited)	—	—	—	—	10,250,450	1,025	—	—	30,142,511	—	—	—	30,143,536
Comprehensive income:
Net income (unaudited)	—	—	—	—	—	—	—	—	—	—	—	1,825,131	1,825,131
Other comprehensive income — foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	—	—	—	—	36,460	—	36,460
Total comprehensive income (loss) (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	1,861,591

Balance at September 30, 2007 (unaudited)	—	$—	—	$—	32,949,227	$3,295	—	$—	$39,544,939	$—	$42,757	$(1,462,304)	$38,128,687

See accompanying note

Research Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004

	(unaudited)	(unaudited)
Net income (loss)	$1,825,131	$1,087,459	$1,791,966	$(1,683,079)	$(786,926)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	465,328	375,279	564,737	489,860	429,484
Amortization of intangible assets	252,126	252,126	336,168	373,668	436,167
Amortization of debt discount	334,603	138,852	185,136	182,652	170,474
Interest charge related to put warrant liability	4,723,451	23,209	30,946	—	—
Stock-based compensation	53,091	22,430	29,905	—	—
Deferred tax benefit	(156,979)	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(2,214,528)	(4,674,224)	(8,324,759)	(1,866,359)	(3,382,013)
Income taxes recoverable	(3,936,120)	—	—	131,609	374,650
Prepaid expenses and other current assets	(726,019)	(316,134)	(169,162)	(50,536)	(235,341)
Other assets	44,103	—	(119,206)	—	—
Accounts payable	(995,835)	(69,752)	523,928	181,305	283,046
Accrued expenses	1,613,254	1,212,718	958,566	615,366	(18,029)
Customer deposits	4,452,895	523,381	124,685	(643,161)	15,955
Deferred revenue	1,328,440	884,519	295,815	960,919	(202,390)
Other liabilities	266,474	—	—	—	—

Net cash provided by (used in) operating activities	7,329,415	(540,137)	(3,771,275)	(1,307,756)	(2,914,923)

Investing activities
Change in restricted cash	47,105	(523,381)	(124,685)	643,161	(15,955)
Purchase of property and equipment	(1,337,390)	(564,591)	(647,255)	(277,319)	(506,648)

Net cash (used in) provided by investing activities	(1,290,285)	(1,087,972)	(771,940)	365,842	(522,603)

Financing activities
Net borrowings (repayments) on lines of credit	(8,991,544)	1,294,000	4,151,544	1,428,105	3,133,553
Principal payments on capital lease obligations	(82,552)	(44,907)	(52,098)	(80,619)	(70,402)
Proceeds from stockholder notes receivable	—	94,147	94,147	144,822	150,863
Purchase of treasury shares	(172,909)	—	—	(10,045)	(107,112)
Merger consideration, net of fees paid	51,363,299	—	—	—	—
Distribution to stockholders	(20,000,000)	—	—	—	—
Payment of preferred stock dividends	(2,627,334)	—	—	—	—
Proceeds from exercise of options	6,748	—	—	—	—
Payment of note payable	(4,500,000)	—	—	—	—

Net cash provided by financing activities	14,995,078	1,343,240	4,193,593	1,482,263	3,106,902
Effect of exchange rates on cash	36,460	—	6,297	—	—

Net change in cash	21,071,298	(284,869)	(343,325)	540,349	(330,624)
Cash and cash equivalents, beginning of period	197,024	540,349	540,349	—	330,624

Cash and cash equivalents, end of period	$21,268,322	$255,480	$197,024	$540,349	$—

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$921,154	$762,816	$1,028,000	$945,000	$688,000

Income taxes	$853,000	$—	$45,000	$—	$131,000

Supplemental disclosures of noncash financing activities
Accretion of preferred stock dividends	$320,819	$363,600	$484,800	$484,800	$484,800

Notes receivable interest	$—	$1,492	$1,492	$7,326	$13,329

Put warrants issued in connection with note payable	$—	$—	$—	$16,250	$—

Acquisition of fixed assets under capital leases	$1,002,624	$—	$—	$—	$—

See accompanying notes.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2006 and September 30, 2007
1. Business
Research Pharmaceutical Services, Inc. and Subsidiaries (the Company, RPS) is a Pharmaceutical Resource Organization (PRO), providing high-quality, efficient and flexible clinical development solutions to the pharmaceutical and biotechnology industries. The Company is able to leverage its high degree of clinical expertise, industry knowledge and specialization to reduce the expense and time frame of clinical development. The Company’s revenues are generated principally from customers located in the United States.
The Company has wholly owned subsidiaries in Canada, Brazil, Chile, Argentina, Uruguay, Peru and Mexico.
2. Significant Accounting Policies
Merger and Accounting Treatment (unaudited)
Cross Shore Acquisition Corporation (“Cross Shore”) was incorporated in Delaware on January 30, 2006 as a blank check company, the objective of which was to acquire one or more operating companies engaged in the delivery of business services to companies and consumers in the United States. On April 28, 2006, Cross Shore completed an Initial Public Offering (the Offering) on the Alternative Investment Market (AIM) of the London Stock Exchange and raised proceeds of $112 million before offering expenses. Of the net proceeds from the Offering, $102.7 million was placed in trust to be held until the earlier of (i) consummation of Cross Shore’s first business combination or (ii) liquidation of Cross Shore.
On August 30, 2007, RPS merged with and into a wholly-owned subsidiary of Cross Shore. As a result of the merger, RPS became a limited liability company organized under the laws of Delaware under the name Research Pharmaceutical Services, LLC, and Cross Shore changed its name to RPS. RPS is now a holding company for, and conducts substantially all of its operations through its wholly-owned subsidiary, Research Pharmaceutical Services, LLC. “Former RPS” represents the operating company prior to the August 30, 2007 merger with Cross Shore.
The merger was accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, Cross Shore was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the merger was treated as the equivalent of Former RPS issuing stock for the net assets of Cross Shore which amounted to $50.1 million (unaudited) and consisted of cash and investments of $51.3 million (unaudited), other assets of $0.3 million (unaudited) and $1.4 million (unaudited) of accrued transaction fees. The purchase price ($50.1 million) was allocated to the assets acquired and liabilities assumed based on their fair value at the date of the merger. Stockholders’ equity has been retroactively adjusted for all periods prior to the merger to reflect the number of shares of common stock received by holders of common stock of Former RPS in connection with the merger.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Merger and Accounting Treatment (unaudited) (continued)
The shares of preferred stock, common stock, and common stock warrants held by RPS stockholders prior to the merger were converted into a total of 15,758,497 shares (unaudited) of Cross Shore common stock, or approximately 47.34% of the subsequently outstanding common stock of the combined company. Upon consummation of the merger, $49.9 million (unaudited), net of $1.4 million (unaudited) of accrued transaction fees, was released from trust to be utilized by the combined Company. Of this amount, existing holders of shares of preferred stock, common stock and common stock warrants of RPS received a total cash distribution of $20 million (unaudited) as merger consideration pursuant to the terms of the merger agreement. The remaining cash of $29.9 million (unaudited) is available for use by the combined company to fund business operations. Total direct and incremental fees incurred by the Company in connection with the merger are reflected as a reduction of additional paid in capital. The senior management team of RPS prior to the merger continued as senior management of the combined company after the merger, and RPS controls the majority of the Board of Directors of the combined entity.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents include highly liquid investments with an original maturity of three months or less from date of purchase.
Restricted Cash
The Company receives cash in advance from certain customers specifically for the payment of investigator fees relating to specific projects. Such amounts are recorded in restricted cash and short term customer deposits in the accompanying consolidated balance sheets.
Concentration of Credit Risk
Financial instruments, which potentially subject the Company to credit risk, consist principally of cash and accounts receivable. The Company performs periodic evaluations of the financial institutions in which its cash is invested. The majority of the Company’s revenues and accounts receivable are derived from pharmaceutical companies located in the United States. The Company’s two largest customers accounted for approximately 24% (unaudited) and 9% (unaudited) of service revenues during the nine-month period ended September 30, 2007 and approximately 13% (unaudited) and 9% (unaudited) of service revenues during the nine month period ended September 30, 2006. The Company’s two largest customers accounted for approximately 15% and 9% of service revenues during the year ended December 31, 2006,

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Concentration of Credit Risk (continued)
9% and 7% of service revenues during the year ended December 31, 2005, and 8% and 8% of service revenues during the year ended December 31, 2004.
The two largest customers represented approximately 23% (unaudited) and 8% (unaudited) of the accounts receivable balance at September 30, 2007, 26% and 6% of the accounts receivable balance at December 31, 2006 and 20% and 2% of the accounts receivable balance at December 31, 2005. No other customers represented more than 10% of net service revenues or accounts receivable during those periods or at those times. The Company provides an allowance for doubtful accounts based on experience and specifically identified risks. Accounts receivable are carried at fair value and charged off against the allowance for doubtful accounts when management determines that recovery is unlikely and the Company ceases collection efforts.
The following table summarizes the changes in the Company’s allowance for doubtful accounts for the period indicated.

	Nine months ended	Year ended December 31,
	September 30,
	2007	2006	2005	2004

	(unaudited)
Balance at the beginning of the period	$200,000	$150,000	$150,000	$132,000
Amounts charged to expense	63,000	50,000	—	18,000
Accounts written off	—	—	—	—

Balance at the end of the period	$263,000	$200,000	$150,000	$150,000
Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Fair Value of Financial Instruments
The carrying value of financial instruments including cash, accounts receivable, accounts payable, and lines of credit approximates their fair value based on the short-term nature of these instruments. The carrying value of the note payable approximates the fair value, as the note is at the market rate currently available to the Company.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Property and Equipment
Property and equipment are recorded at cost. Expenditures for repairs and maintenance which do not extend the useful life of the related assets are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 1 to 5 years.
Intangible Assets
Intangible assets consist primarily of noncompete agreements, customer contracts and lists, and goodwill all related to an acquisition completed in 2003. The noncompete agreements and customer contracts and lists are amortized over the shorter of their contractual lives or the period over which the assets are expected to contribute to the Company’s cash flows, generally ranging from 2 to 5 years (Note 3). Goodwill represents the excess of the cost over the fair value of net assets acquired in a business combination.
The Company accounts for goodwill, noncompete agreements and customer lists in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Intangible Assets. Goodwill is tested for impairment on an annual basis (as of December 31 of each year) and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company below its carrying value. If the fair value of the Company is less than the carrying value, goodwill may be impaired, and will be written down to its estimated fair market value, if necessary.
Revenue and Cost Recognition
The majority of the Company’s service revenues are derived from fee-for-service contracts, some of which are fixed-price contracts. Revenues and the related costs of fee-for-service contracts are recognized in the period in which services are performed. Fixed-price contract revenue is recognized as services are performed, on a proportional performance basis, based on the ratio that costs incurred to date bear to estimated total costs at completion. Revenue related to contract modifications is recognized when realization is assured and the amounts are reasonably determinable. Adjustments to contract estimates are made in the periods in which the facts that require the revisions become known. When the revised estimate indicates a loss, such loss is provided for in the financial statements during that period. No such losses were recognized in 2006 or 2005. Deferred revenue represents amounts billed to customers in excess of revenue recognized. The long term customer deposit represents a deposit to be applied to customer invoices in future years or to be returned to the customer upon expiration of the contract. The Company also provides permanent placement services to its customers, representing less than 2% of total revenues for the nine-month periods ended September 30, 2007 and 2006, and the years ended December 31, 2006, 2005, and

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Revenue and Cost Recognition (continued)
2004. Revenues are recorded at the time a candidate begins work with his or her new employer. Provisions for sales allowances, based on historical experience, are recorded at the time the related revenue is recognized.
The Company accounts for expense reimbursements in accordance with Emerging Issues Task Force (EITF) Issue No. 01-14 (EITF 01-14), Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred. EITF 01-14 requires reimbursable out-of-pocket expenses to be characterized as revenue in the statements of operations. Reimbursements for out-of-pocket expenses included in total revenue in the Company’s consolidated statements of operations were $10,244,852 (unaudited) and $7,167,552 (unaudited) for the nine months ended September 30, 2007 and 2006, respectively and $10,273,380, $8,074,557, and $6,210,364 for the years ended December 31, 2006, 2005, and 2004, respectively.
The Company excludes investigator fees from its out-of-pocket expenses because these fees are funded from the customer’s restricted cash and are recorded on a “pass-through basis” without risk or reward to the Company. Investigator fees paid on behalf of clients for the nine-month periods ended September 30, 2007 and 2006 were approximately $5,114,000 (unaudited) and $4,635,000 (unaudited), respectively. Investigator fees paid on behalf of clients for the years ended December 31, 2006, 2005, and 2004 were approximately $6,039,000, $4,905,000, and $3,293,000, respectively.
Income Taxes
The Company accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts reportable for income tax purposes.
Foreign Currency Translation
The financial statements of the Company’s foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using average exchange rates in effect for the relevant periods. The gains and losses resulting from the changes in exchange rates during the year have been reported separately in other comprehensive income in the consolidated financial statements.
Stock-Based Compensation
In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)), which replaces SFAS No. 123 and supersedes Accounting Principles Board (APB) Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Stock-Based Compensation (continued)
grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after December 15, 2005. SFAS No. 123(R) requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such award over the period during which the employee is required to provide service in exchange for the award (vesting period). The pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS No. 123(R) on January 1, 2006 using the prospective transition method, which requires that all new stock-based awards granted subsequent to adoption be recognized in the financial statements at fair value.
The Company estimated the fair value of its common stock during 2006 and through August 30, 2007 utilizing retrospective, third party valuations performed by SMART Business Advisory and Consulting, LLC (“Smart”). The valuation methodologies utilized by Smart relied on the “income approach” and the “market approach” to estimate enterprise value. The income approach involves projecting future cash flows and discounting them to present value using a discount rate based on the risk adjusted weighted average cost of capital of comparable companies. The market approach involves analyzing the market price and other parameters of similar businesses as a determinant of the enterprise value of the subject business. Both the income approach and the market approach involve a significant level of judgment. The enterprise value was then allocated to the various securities that comprise the Company’s capital structure based on the relative rights, preferences and privileges of such securities. The estimated fair value of common stock ranged from $0.50 to $0.51 per share in 2006 and from $4.10 to $5.26 per share (unaudited) in 2007 prior to the merger with Cross Shore on August 30, 2007. Subsequent to the merger with Cross Shore, the Company will utilize the quoted stock price on the AIM as the determinant of fair value. There were no options granted by the Company from the date of the merger through September 30, 2007.
The per-share weighted average fair value of the options granted during the nine months ended September 30, 2007 and the year ended December 31, 2006 was estimated at $1.42 (unaudited) and $0.15 on the date of grant, respectively, using the Black-Scholes option-pricing model with the following weighted average assumptions which are based upon Company history or industry comparative information:

	September 30, 2007	December 31, 2006
	(unaudited)
Expected dividend yield	0.00%	0.00%
Expected volatility	50%	55%
Risk-free interest rate	5.19%	5.04%
Expected life	6 years	6 years

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Stock-Based Compensation (continued)
Prior to August 30, 2007, the Company’s stock was not publicly traded, and the expected volatility was calculated for each date of grant based on an alternative method (defined as “calculated value”). Subsequent to August 30, 2007, the Company will continue to utilize the calculated value for expected volatility until a sufficient level of history is available as a publicly traded company. The Company identified similar public entities for which share price information is available and has considered the historical volatility of these entities’ share prices in determining its estimated expected volatility. The Company used the average volatility of these guideline companies over a six-year period, consistent with the expected term calculated pursuant to Staff Accounting Bulletin No. 107. Compensation expense under SFAS No. 123(R) for the nine months ended September 30, 2007 and for the year ended December 31, 2006 related to share-based service awards was $53,091 (unaudited) and $29,905, respectively and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. The Company recognizes the compensation expense of such share-based service awards on a straight-line basis. Total compensation cost of options granted but not yet vested as of September 30, 2007 was $129,370 (unaudited) net of estimated forfeitures, which is expected to be recognized over the weighted average period of 1.4 years (unaudited). Total compensation cost of options granted but not yet vested as of December 31, 2006 was $149,052 net of estimated forfeitures, which is expected to be recognized over the weighted average period of 1.8 years.
Prior to 2006, the Company accounted for its stock-based compensation plans in accordance with APB No. 25, Accounting for Stock Issued to Employees, and the related FASB Interpretation No. 44. Under APB No. 25, the Company was only required to recognize compensation expense for options granted to employees with exercise prices that were less than the estimated fair value of the underlying common stock on the date of grant. As the Company granted stock options to employees with an exercise price equal to or greater than the fair value of the shares at the date of grant, no compensation expense was recognized under APB No. 25. The pro forma disclosures that were required under the original provisions of SFAS No. 123 are no longer required for outstanding awards accounted for under the intrinsic value method of APB No. 25 in periods after adoption of SFAS No. 123(R).
Segment Information
SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. Operating segments are identified as components of an enterprise about which separate financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment.
The Company’s foreign operations accounted for approximately 5% (unaudited) and 3% (unaudited) of service revenues during the nine-month periods ended September 30, 2007 and 2006, respectively. The Company’s

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Segment Information (continued)
foreign operations accounted for approximately 4% of service revenues during the year ended December 31, 2006. There were no foreign operations prior to January 1, 2006. In addition, approximately 2% (unaudited) and 2% of the Company’s consolidated assets are located in foreign locations at September 30, 2007 and December 31, 2006, respectively.
Unaudited Interim Financial Data
The accompanying consolidated balance sheet as of September 30, 2007, the consolidated statements of operations and of cash flows for the nine-month periods ended September 30, 2007 and 2006, and the consolidated statement of redeemable convertible preferred stock and stockholders’ equity (deficit) for the nine-month period ended September 30, 2007 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company’s financial position as of September 30, 2007, and the results of its operations and cash flows for the nine months ended September 30, 2007 and 2006. The financial data and other information disclosed in these notes to the financial statements related to the nine-month periods are unaudited. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007, for any other interim period, or for any future year.
Recent Accounting Pronouncement
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of FIN 48 on January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s financial condition or results of operations for the nine months ended September 30, 2007.
Net Income (Loss) Attributable to Common Shares
The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No. 128, basic net income (loss) per share is computed by dividing net income (loss) applicable to common shares by the weighted average number of shares of Common Stock outstanding during the periods presented. Diluted net income (loss) per share is computed by dividing net income (loss) applicable to common shares by the weighted average number of shares of Common Stock outstanding during the periods plus the dilution that would occur upon the exercise or conversion of stock options or common stock warrants.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
2. Significant Accounting Policies (continued)
Net Income (Loss) Attributable to Common Shares (continued)
The following table is a reconciliation of the numerator and denominator of the computation of basic and diluted net income (loss) per share.

	Nine months ended
	September 30,		Fiscal year ended December 31,

	2007	2006	2006	2005	2004

	(unaudited)	(unaudited)
Net income (loss) applicable to common shares	$1,504,312	$723,859	$1,307,166	$(2,167,879)	$(1,271,726)
Weighted average common shares outstanding — basic	8,621,880	5,501,674	5,501,674	5,506,022	5,774,074
Dilutive effect of stock options and warrants	2,814,377	1,118,817	1,116,935	—	—
Conversion of preferred stock to common stock	7,879,904	8,864,892	8,684,982	—	—

Weighted average common shares outstanding — diluted	19,316,161	15,485,383	15,483,591	5,506,022	5,774,074

IPO Warrants (Note 10) to purchase 1,400,000 shares of common stock (unaudited) and the 187,000 Underwriter Purchase Options (Note 10) were excluded from the computation of diluted weighted average shares outstanding for the nine month period ended September 30, 2007 because their effect would have been anti-dilutive. Options to purchase 1,645,000 shares (unaudited) of the Company’s common stock were excluded from the computation of diluted weighted average shares outstanding for the nine-month period ended September 30, 2006 and the year ended December 31, 2006 because their effect would have been anti-dilutive. These options and warrants could potentially dilute earnings per share in the future. Since the Company reported a net loss applicable to common shares for the years ended December 31, 2005 and December 31, 2004, all of the outstanding stock options, warrants and shares of preferred stock were excluded from the calculation of diluted weighted average shares outstanding as their effect would have been anti-dilutive.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
3. Intangible Assets
Intangible assets consist of the following:

		September 30,	December 31,
	Useful life	2007	2006	2005
		(unaudited)

Customer contracts and lists	5 years	$1,920,128	$1,920,128	$1,920,128
Noncompete agreements	2 to 4 years	350,000	350,000	350,000
Goodwill	—	275,105	275,105	275,105

		2,545,233	2,545,233	2,545,233
Less accumulated amortization		(2,185,655)	(1,933,529)	(1,597,361)

		$359,578	$611,704	$947,872

The expected amortization expense for amortizable intangibles is approximately $337,000 for 2007.
4. Property and Equipment
Property and equipment consist of the following:

		September 30,	December 31,
	Useful life	2007	2006	2005
		(unaudited)
Computers, software and other equipment	2 to 3 years	$2,267,424	$1,923,472	$1,652,191
Automobiles	1 to 3 years	1,031,200	—	—
Furniture and fixtures	5 years	1,494,896	519,730	155,937

		4,793,520	2,443,202	1,808,128
Less accumulated depreciation		(2,089,102)	(1,613,470)	(1,060,914)

		$2,704,418	$829,732	$747,214

Automobiles, computers, software and other equipment include assets acquired under capital lease obligations (Note 13).

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
5. Accrued Expenses
Accrued expenses consist of the following:

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Accrued compensation	$2,654,280	$1,548,894	$803,825
Accrued professional fees	1,940,817	179,195	224,844
Volume rebate accrual	479,170	359,810	287,959
Other	957,428	836,620	649,225

	$6,031,695	$2,924,519	$1,965,853

6. Lines of Credit
In November 2006, the Company entered into a new bank line of credit agreement (the New Agreement), expiring October 31, 2009. This New Agreement provides for $15,000,000 of available borrowings, and is subject to certain borrowing base restrictions. Borrowings under the New Agreement require interest at the Federal Funds open rate, as defined, plus 1/2% (8.25% at December 31, 2006). The New Agreement is secured by all corporate assets and also contains financial and nonfinancial covenants including restrictions on the payment of dividends, restrictions on acquisitions and restrictions on the repurchase, redemption, or retirement of outstanding equity. At September 30, 2007, there were no outstanding borrowings under this line of credit.
At December 31, 2005, the Company had a bank line of credit agreement (the Agreement), which expired on May 31, 2006. This Agreement provided for $9,000,000 of available borrowings, and was subject to certain borrowing base restrictions. Borrowings under the Agreement were subject to interest at the prime rate, as defined, plus 1%. The Agreement was secured by all corporate assets and also contained financial and nonfinancial covenants including restrictions on the payment of dividends, restrictions on acquisitions and restrictions on the repurchase, redemption, or retirement of outstanding equity.
In 2005, the Company also had a $2,000,000 convertible bank line of credit for capital equipment purchases. Borrowings under this line of credit were subject to interest at the prime rate, as defined, plus 1%. This line of credit was repaid and terminated in 2005.
7. Note Payable
On December 29, 2003, the Company raised $4,500,000 in the form of a Senior Subordinated Note Payable. The note required the payment of interest at 12% per annum, due and payable in arrears monthly, through December 31, 2004. On March 21, 2005, the Company amended the terms of the Senior Subordinated Note

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
7. Note Payable (continued)
Payable. Effective January 1, 2005, the interest rate was increased to 13% per annum, and was subsequently reduced on August 1, 2006 to 12% per annum.
No principal payments are due on the note until maturity on December 31, 2008. Interest expense on the note amounted to $405,000 (unaudited) and $436,000 (unaudited) during the nine-month periods ended September 30, 2007 and 2006, respectively. Interest expense on the note amounted to $585,000, $585,000, and $571,500 for the years ended December 31, 2006, 2005, and 2004, respectively.
In connection with the original issuance of the note payable, the lenders received 956,839 warrants (2003 Warrants) to purchase the Company’s Common Stock at $.007 per share. Such warrants expire in 2013. In addition, in connection with the execution and delivery of the March 2005 amendment, the lenders received an additional 35,141 warrants (2005 Warrants) to purchase the Company’s Common Stock at $.007 per share. The 2003 and 2005 Warrants contain put features which enable the holder to require the Company to redeem the warrants for cash at any time subsequent to the fifth anniversary of the issuance date, subject to certain exceptions. The redemption price is equal to the greater of the estimated fair value of common stock as determined by a formula, or the estimated fair value of common stock as determined by an independent appraisal.
The fair value of the 2003 Warrants was determined to be $442,465 upon issuance, and such amount was recorded as debt discount and put warrant liability in 2003. The fair value of the 2005 Warrants was determined to be $16,250 upon issuance, and was recorded as put warrant liability in 2005. The debt discount is being amortized to interest expense through December 2008. Changes in the estimated value of the put warrant liability are recorded as charges to interest expense during the period of the change.
In 2006, the Company recorded a charge of $30,946 related to the increase in the estimated fair value of the put warrants. Such amount is included in interest expense in the accompanying consolidated statement of operations.
In 2007, the Company recorded a charge of approximately $4.7 million (unaudited) related to the increase in the estimated fair value of the put warrants. Such amount is included in interest expense in the consolidated statement of operations.
The Company incurred $420,000 of financing costs in connection with the issuance of the Note Payable. The resulting debt discount is being amortized to interest expense through December 2008. Unamortized discount on the note totaled $334,603 and $519,739 at December 31, 2006 and December 31, 2005, respectively.
In connection with the merger with Cross Shore on August 30, 2007, all of the outstanding 2003 and 2005 warrants were exchanged for a combination of cash and common shares of the combined entity (Note 2). In addition, the Company repaid the Senior Subordinated Note Payable and the remaining accrued interest thereon upon the closing of the merger. The remaining discount on the Senior Subordinated Note Payable of $211,179 (unaudited) was recognized as interest expense upon the repayment of the note.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
8. Retirement Plan
The Company maintains a defined contribution 401(k) retirement plan (Plan), which covers all eligible employees as defined in the Plan. Employees who are at least 21 years of age and completed three months of service are eligible for the Plan. Under the Plan, participating employees may defer up to 15% of their pretax salary but not more than statutory limits. Employee contributions vest immediately. The Company does not match any deferrals and, therefore, has no related expense for the nine-month periods ended September 30, 2007 or 2006, or any for the years ended December 31, 2006, 2005, and 2004.
9. Income Taxes
The provision for income taxes is as follows:

	Years ended December 31,
	2006	2005	2004

Current:
Federal	$40,733	$—	$—
State	—	—	—
Foreign	4,411	—	—

	45,144	—
Deferred:			—
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

Total	$45,144	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2006	2005

Deferred tax assets:
Deferred revenue	$11,198	$152,274
Net operating loss carryforwards and tax credits	41,628	752,907
Depreciation and amortization	97,204	12,372
Other reserves	136,304	256,181

Total deferred tax assets	286,334	1,173,734

Deferred tax liabilities:
Customer list	(129,355)	(298,343)
Depreciation and amortization	—	—

Total deferred tax liabilities	(129,355)	(298,343)
Valuation allowance for deferred tax assets	(156,979)	(875,391)

Net deferred tax assets (liabilities)	$—	$—

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Income Taxes (continued)
A valuation allowance was recorded against the net deferred tax asset in 2006 and 2005 as its realization was uncertain. During 2007, the Company determined that the remaining valuation allowance is no longer necessary due primarily to forecasted pre-tax income in future years, and therefore the Company recorded a deferred tax asset of $156,979 (unaudited) during the nine months ended September 30, 2007. During 2006, the Company utilized its remaining available federal net operating losses to offset 2006 federal taxable income. At December 31, 2006, the Company has state net operating loss carryforwards and credits of approximately $687,000, which expire in various years through 2025 and foreign net operating loss carryforwards of $100,000, which have an unlimited life. At September 30, 2007, the Company utilized substantially all of its remaining state net operating loss carryforwards to offset 2007 state taxable income.
A reconciliation of the Company’s effective income tax expense to the federal statutory income tax expense is as follows:

	Year ended December 31,
	2006	2005	2004

Federal statutory income tax expense (benefit)	$624,617	$(557,632)	$(267,555)
State taxes, net of federal benefit	88,632	(69,502)	(17,648)
Impact of foreign taxes	21,066	—	—
(Decrease) increase in valuation allowance	(718,412)	600,983	244,438
Other permanent differences	29,241	26,151	40,765

Income tax expense	$45,144	$—	$—

The effective tax rates for the nine months periods ended September 30, 2007 and 2006 reflect the Company’s effective tax rate on reported net income (loss) before provision (benefit) for income taxes. The expected tax rate for 2007 is significantly higher than the federal statutory rate primarily as a result of the significant interest charge for the put warrants discussed in Note 7, for which the Company will not receive a tax deduction. The Company records its interim income tax provision in accordance with FIN 18, Accounting for Income Taxes in Interim Periods, an Interpretation of APB Opinion No. 28. Accordingly, the income tax benefit of $3.2 million recorded during the nine months ended September 30, 2007 is reflective of this significant effective tax rate. The income tax benefit recorded during the nine month period ended September 30, 2007 as well as income taxes paid during the nine month period result in an income taxes recoverable balance of $3.9 million as of September 30, 2007. The Company expects the income tax benefit to reverse during the fourth quarter of 2007. On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 creates a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
9. Income Taxes (continued)
statements. The provisions of FIN 48 apply to all material tax positions in all taxing jurisdictions for all open tax years.
The adoption of FIN 48 did not have a material effect on the Company’s financial condition or results of operations for the nine months ended September 30, 2007.
The Company records accrued interest and penalties related to unrecognized tax benefits in the income tax provision. There have been no material changes to unrecognized tax benefits or accrued interest and penalties as of September 30, 2007. The Company does not expect a significant increase or decrease in unrecognized tax benefits over the next twelve months.
The Company files U.S. federal income tax returns as well as income tax returns in various states and for six foreign jurisdictions. The Company may be subject to examination by the various taxing authorities generally for calendar years 2004 through 2007. Additionally, any net operating losses and other tax attribute carryovers that were generated in prior years and utilized in these years may also be subject to examination.
10. Stockholders’ equity (deficit)
Prior to the Merger with Cross Shore
The Company was authorized to issue up to 25,301,475 shares of Common Stock with no par value. Of the shares authorized, 2,108,456 shares of Common Stock were reserved for issuance pursuant to the Company’s 2002 Equity Incentive Plan (Note 12).
Stockholder notes receivable represented amounts borrowed by certain employees to finance the purchase of common stock. Such amounts were repaid in full in 2006.
The Company issued 393,579 warrants to certain investors in 2003 in connection with a bridge loan. Such warrants are exercisable at $0.4695 per share at any time through 2013. In connection with the merger, such warrants were exchanged for a combination of cash and common shares of the combined entity (Note 1).
Subsequent to the Merger with Cross Shore (unaudited)
Subsequent to the merger with Cross Shore on August 30, 2007, the Company is authorized to issue up to 1,000,000 shares of Preferred Stock and 150,000,000 shares of Common Stock, $.0001 par value. Of the shares authorized, 6,792,271 shares of common stock have been reserved for issuance pursuant to the Company’s equity incentive plans (Note 12).

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Stockholders’ equity (deficit) (continued)
Subsequent to the Merger with Cross Shore (unaudited) (continued)
A total of 1,500,000 shares held by RPS stockholders prior to the merger were placed in escrow pursuant to the merger agreement with Cross Shore. Assuming no claims are made against the escrow fund, 60% of the escrow shares will be released on August 30, 2008 and the remainder will be released on August 30, 2009.
The Company’s stockholders are granted certain rights to register their shares under the securities laws of the United States pursuant to two separate registration rights agreements. The Registration Rights Agreement (as defined below) pertains to those holding shares in RPS prior to the merger. The Investor Rights Agreement (as defined below) pertains to those acquiring shares and warrants in Cross Shore’s initial public offering in April of 2006.
Under the Investor Rights Agreement dated April 24, 2006 (the “Investor Rights Agreement”), the Company agreed to use commercially reasonable efforts to file a registration statement under the Exchange Act within 120 days after the date of the merger, and to cause the registration statement to become effective within 90 days after it is filed. If these deadlines are not met, the Company agreed to issue additional shares to stockholders as liquidated damages in the amount of 1% of all or a portion of such holder’s securities for up to four months each.
The Company is also required to file a shelf registration statement on Form S-3 within 90 days after becoming eligible to do so. In addition, the holders of the Company’s stock and warrants are entitled to no more than three demand registrations (covering in each case a minimum of 15% of the shares then outstanding) and piggyback registration rights. If the Company files a shelf registration statement for resale of shares, demand and piggyback registration rights will be suspended except for underwritten offerings. Registration rights are generally available only for stock that is subject to restrictions on transfer under the U.S. securities laws.
Under the terms of the Registration Rights Agreement dated August 30, 2007 (the “Registration Rights Agreement”), the Company will grant the existing stockholders the rights to include shares and warrants on any registration statement filed by the Company pursuant to the Securities Act in connection with a public offering of stock, whether such offering is being made for the Company’s own account or for the account of stockholders other than the existing stockholders. These registration rights are applicable to any registration of stock that is made pursuant to a demand from the existing stockholders pursuant to the Investor Rights Agreement. The number of shares and warrants that the existing stockholders may include in an underwritten public offering by exercising their registration rights under the Registration Rights Agreement is subject to reduction in the event the managing underwriters of such offering advise the Company that the number of shares, warrants, and other stock to be included in such offering exceeds the amount of stock that can be sold without adversely affecting the offering. The Registration Rights Agreement also provides the historic RPS stockholders similar shelf registration rights as those in the Investor Rights Agreement. If the Company fails to make filings under the Securities Act or the Exchange Act that are required to be made pursuant to our contractual arrangements with the existing stockholders, the Registration Rights Agreement entitles the holders of shares and warrants to receive liquidated damages in the form of additional shares in an amount per month equal to 1% of all or a portion of such holder’s Registrable Securities for up to two months.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
10. Stockholders’ equity (deficit) (continued)
Subsequent to the Merger with Cross Shore (unaudited) (continued)
Subsequent to the date of the merger with Cross Shore, the Company also has a total of 1,357,179 common stock warrants (IPO Warrants) outstanding. Such warrants are immediately exercisable at any time through April 2010. All of the warrants are exercisable at $5.00 per share. These warrants were issued to investors in connection with the initial public offering of Cross Shore in April 2006 (Note 2). The Warrants are redeemable at the Company’s option at a price of $.0001 per Warrant only in the event that the last sale price of the Company’s common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given and the weekly trading volume of the Company’s Common Shares has been at least 550,000 shares for each of the two calendar weeks before the Company sends the notice of redemption.
In addition, a total of 186,667 options remain outstanding from the date of the Cross Shore initial public offering in April 2006 (Note 2). These options (Underwriter Purchase Options) were issued to representatives of the underwriters of the Cross Shore initial public offering. The options entitle the holder to one share of common stock and two common stock warrants in exchange for an exercise price of $6.60 per share. Should the options be exercised, the warrants received will be fully vested with exercise prices of $5.00 per share at any time through April 2010. Such warrants are subject to the same provisions as the IPO Warrants discussed above.
11. Redeemable Convertible Preferred Stock
Prior to the Merger with Cross Shore
The Company authorized the issuance of up to 7,593,198 shares of Series A 8% Convertible Preferred Stock and 1,279,130 shares of Series B 8% Convertible Preferred Stock. The rights and preferences of the Series A and Series B Preferred Stock were as follows:
Dividends
The holders of shares of Preferred Stock were entitled to receive an annual cash dividend at a rate of 8% (or $0.0424 per share of Series A Preferred Stock and $0.1273 per share of Series B Preferred Stock). Such dividends were cumulative and were payable, whether or not declared by the Board of Directors, upon conversion, redemption, liquidation, or disposition of the preferred shares subject to full payment of the Senior Subordinated Note. The Company recorded Preferred Stock accretion for the preferred dividends in the amount of $484,800 for 2006, 2005, and 2004. Preferred dividends accreted through December 31, 2006 and 2005 totaled $2,313,360 and $1,828,560, respectively.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Redeemable Convertible Preferred Stock (continued)
Liquidation
In the event of a liquidation of the Company, the holders of Preferred Stock were entitled to receive the accrued but unpaid dividends to the date of liquidation plus an amount equal to the greater of $0.5301 per outstanding share for the Series A Preferred Stock and $1.5914 per outstanding share for the Series B Preferred Stock or such additional amount as would have been received if the holders of the Series A or Series B Preferred Stock converted their securities into Common Stock immediately prior to liquidation and participated in the liquidation on a pro rata basis in relation to the stock held by the common stockholders.
Redemption
At any time on or after the fifth anniversary of the Series B issuance date (December 2008), the Company would, upon written notice of holders of not less than a majority of the then-outstanding shares of Preferred Stock, redeem all or a portion of the outstanding shares at a price equal to $0.5301 per share for the Series A Preferred Stock and $1.5914 per share for the Series B Preferred Stock plus all accrued but unpaid preferred dividends through the redemption date.
Conversion
Each share of Preferred Stock was convertible at the election of the holder into such number of shares of Common Stock as determined by dividing $0.5301 for the Series A Preferred Stock and $1.5914 for the Series B Preferred Stock by the applicable conversion price in effect at the time of conversion. Upon conversion, the holders of Preferred Stock were entitled to receive, in cash, an amount equal to all unpaid dividends accreted through the date of conversion. The Series A conversion price was $0.5301 per share at December 31, 2006 and 2005, and the Series B conversion price was $1.5914 at December 31, 2006 and 2005.
The Company was required to reserve, out of its authorized but unissued Common Stock, the full number of shares of Common Stock deliverable upon the conversion of the outstanding shares of the Preferred Stock. As of December 31, 2006 and 2005, the Company reserved 8,872,328 shares of Common Stock for issuance upon conversion of both the Series A and Series B Preferred Stock. The conversion price was subject to adjustment in the event that the Company issued additional stock at a price per share that is less than the Preferred Stock conversion price in effect immediately prior to the issuance of such stock. In such an event, the Preferred Stock conversion price would be reduced to an amount equal to such lower purchase price or $0.0071 if there is no consideration. The conversion price was also subject to adjustment for events of dilution including, but not limited to, stock dividends and stock splits. Shares of the Preferred Stock would automatically be converted into shares of Common Stock, at the then-effective conversion rate immediately prior to the closing of an underwritten public offering of Common Stock with gross proceeds of at least $20 million and an offering price equal to at least 300% of the Series A conversion price and 100% of the Series B conversion price then in effect.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
11. Redeemable Convertible Preferred Stock (continued)
Voting Rights
The holders of the Preferred Stock were entitled to elect two directors to the Board and vote on all matters on which holders of Common Stock are entitled to vote, casting such number of votes equal to the number of shares of Common Stock into which the Preferred Stock is then convertible. In addition, the Company would not, without the approval of the holders of the Preferred Stock (i) amend the articles of incorporation in a manner adverse to the rights of the preferred stockholders, (ii) authorize any class or series of capital stock ranking senior to the Preferred Stock, (iii) increase the number of authorized shares of Preferred Stock, (iv) change the rights of the Preferred Stock, (v) repurchase or declare a dividend on any shares of Common Stock other than as provided in agreements in existence on the Preferred Stock issuance date, and (vi) authorize a merger or consolidation of the Company.
Subsequent to the Merger with Cross Shore (unaudited)
Subsequent to the merger with Cross Shore on August 30, 2007, all of the outstanding shares of Series A and Series B Preferred Stock were converted into shares of common stock of the combined entity. In addition, all accumulated dividends of the Series A and Series B Preferred Stock accrued through the date of the merger, totaling $2.63 million, were paid to the investors.
12. Stock Option Plan
In June 2002, the Company adopted the 2002 Equity Incentive Plan (the 2002 Plan) which permits the granting of incentive stock options, nonqualified stock options and restricted stock. The Company has authorized the issuance of up to 2,108,456 shares of Common Stock to satisfy grants under the Plan. Stock options issued generally vest over a three-year period. The exercise period is determined by the Company’s Board of Directors, but may not exceed ten years from the date of grant. Each option entitles the holder to purchase one share of Common Stock at the indicated exercise price.
In connection with the merger with Cross Shore, the Company adopted the 2007 Stock Incentive Plan (2007 Incentive Plan) on August 30, 2007. The 2007 Incentive Plan permits awards of options and restricted stock. At September 30, 2007, the total number of shares reserved under the 2007 Incentive Plan was 6,792,271 shares. On an annual basis, this amount can be adjusted to increase to an amount equal to 15% of the number of shares outstanding (calculated on a fully diluted basis). Stock options issued generally vest over a three year period. The exercise period is determined by the Board of Directors, but may not exceed 10 years from the date of grant.

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
12. Stock Option Plan (continued)
The following table summarizes activity under the 2002 and 2007 Incentive Plans:

	Options Available	Number of Options	Weighted Average
	For Grant	Outstanding	Exercise Price

Balance, December 31, 2003	1,086,174	724,268	$0.36
Granted	(566,832)	566,832	$0.83
Forfeited/cancelled	218,394	(218,394)	$0.50

Balance, December 31, 2004	737,736	1,072,706	$0.58
Granted	(208,418)	208,418	$0.83
Forfeited/cancelled	266,099	(266,099)	$0.56

Balance, December 31, 2005	795,417	1,015,025	$0.64
Authorized	905,221	—	$—
Granted	(1,188,396)	1,188,396	$0.85
Forfeited/cancelled	180,827	(180,827)	$0.63

Balance, December 31, 2006	693,069	2,022,594	$0.75
Authorized (unaudited)	4,129,276	—	$—
Granted (unaudited)	(25,057)	25,057	$1.65
Exercised (unaudited)	—	(52,668)	$0.58
Forfeited/cancelled (unaudited)	18,881	(18,881)	$0.91

Balance, September 30, 2007 (unaudited)	4,816,169	1,976,102	$0.75

The weighted average grant date fair value of options granted was $1.42 (unaudited) and $0.15 (unaudited) during the nine months ended September 30, 2007 and 2006, respectively, and $0.15 per share during the year ended December 31, 2006. The total intrinsic value of options exercised during the nine months ended September 30, 2007 was $177,000 (unaudited). There were no options exercises during any other periods presented.
At September 30, 2007, 353,507 options (unaudited) were exercisable at $0.36 per share (unaudited) and 880,983 options (unaudited) were exercisable at $0.83 per share (unaudited). The weighted average remaining contractual life of the outstanding options at September 30, 2007 was 7.5 years (unaudited). The weighted average remaining contractual life of the fully vested options at September 30, 2007 was 6.9 years (unaudited). The aggregate intrinsic value of options outstanding and fully vested at September 30, 2007 are $7.6 million (unaudited) and $4.8 million (unaudited), respectively.
13. Commitments and Contingencies
The Company occupies its corporate headquarters and other offices and uses certain equipment under various operating leases. The Company’s current lease for its corporate headquarters expires in June 2017. Rent

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Commitments and Contingencies (continued)
expense under such arrangements was approximately $1,138,000 (unaudited) and $873,000 (unaudited) during the nine-month periods ended September 30, 2007 and 2006, respectively. Rent expense under such arrangements was approximately $1,192,000, $976,000, and $1,144,000 during the years ended December 31, 2006, 2005, and 2004, respectively. The Company is the lessee of approximately $1,300,000 (unaudited) of automobiles and equipment under capital leases expiring through 2010. The equipment is recorded at the present value of minimum lease payments and is amortized over its estimated useful life. Amortization of the assets under capital lease agreements of approximately $64,000 (unaudited), $26,000 (unaudited), $34,000, $71,000, and $71,000 is included in depreciation expense for the nine-month periods ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005, and 2004, respectively.
Future minimum lease payments subsequent to December 31, 2006 under capital and noncancelable operating leases are as follows:

	Capital	Operating
	Leases	Leases

2007	$22,189	$1,009,089
2008	—	1,113,921
2009	—	1,079,830
2010	—	1,101,561
2011	—	1,121,571
Thereafter	—	6,675,675

Total minimum lease payments	22,189	$12,101,647

Less amount representing interest	(823)

Present value of net minimum lease payments	$21,366

Future minimum lease payments subsequent to September 30, 2007 under capital and noncancelable operating leases are as follows:

	Capital	Operating
	Leases	Leases

	(unaudited)	(unaudited)
2007	$143,338	$596,353
2008	552,838	1,296,111
2009	351,799	1,273,747
2010	32,533	1,156,116
2011	—	1,129,080
Thereafter	—	6,393,416

Total minimum lease payments	1,080,508	$11,844,823

Less amount representing interest	(139,074)

Present value of net minimum lease payments	$941,434

Research Pharmaceutical Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)
13. Commitments and Contingencies (continued)
The Company is involved in various claims incidental to the conduct of its business. Management does not believe that any such claims to which the Company is a party, both individually and in the aggregate, will have a material adverse effect on the Company’s financial position or results of operations.
14. Subsequent Events (unaudited)
In October 2007, the Company repurchased 750,000 shares of Common stock from a shareholder for $3,637,500.
In November 2007, the Company entered into a consulting agreement with a shareholder to assist the Company in identifying potential acquisition candidates. The consulting agreement which expires in December 2007, requires payment to the shareholder totaling $600,000 for such services.
In December 2007, the Company granted a total of 750,000 options to certain executives.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition
Corporation
(A Development Stage Enterprise)
Financial statements
31 December 2006

The Directors
ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
222 West Adams Street
Suite 1000
Chicago, Illinois 60606
USA
Dear Sirs
Independent Auditors’ Report
We have audited the accompanying balance sheet of ReSearch Pharmaceutical Services, Inc. (formerly Cross Shore Acquisition Corporation, “the Company”) as of December 31, 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the period from incorporation on 30 January 2006 to the balance sheet date. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of its operations and its cash flows for the period then ended in conformity with U.S. generally accepted accounting principles.

7 December 2007
KPMG Audit Plc
Chartered Accountants

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
BALANCE SHEET

31 December 2006

ASSETS

Current Assets
Cash and cash equivalents	$719,059
Investments held in trust	106,042,582
Prepaid expenses	42,390

Total Current Assets	106,804,031

Total Assets	$106,804,031

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accrued expenses	$50,000
Accounts payable	171,598
Income taxes payable from cash in trust	1,200,000
Deferred Fees Payable	756,000

Total Current Liabilities	$2,177,598

Common shares, subject to possible repurchase: 9,333,334 shares at $5.50 plus interest per share	53,013,337

Shareholders’ Equity
Preferred shares $0.0001 par value; 1,000,000 shares authorised, -none issued and outstanding	—
Common shares $0.0001 par value 74,800,000 shares authorised, 23,333,335 issued and outstanding at 31 December 2006 (of which 9,333,334 shares are subject to possible repurchase — see note 6)	1,401
Additional paid in capital	50,103,062
Earnings accumulated during the development stage	1,508,633

Total Shareholders’ Equity	51,613,096

Total Liabilities and Shareholders’ Equity	$106,804,031

The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
STATEMENT OF INCOME
For the period from 30 January 2006 (inception) to 31 December 2006

30 January 2006
(inception) to
31 December 2006

Costs and expenses
Formation and Operating Costs	$681,462

Other income
Income on investments held in trust	3,376,048
Interest income	14,047

Total other income	3,390,095

Income before provision for income taxes	2,708,633
Provision for income taxes	(1,200,000)

Net Income	$1,508,633

Net income per weighted average common share outstanding — basic and diluted	$0.09
The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the period from 30 January 2006 (inception) to 31 December 2006

					Total
			Additional Paid-In	Earnings Accumulated	Shareholders'
	Common Shares		Capital	During Development Stage	Equity
	Shares	Amount
Common shares issued at 23 April 2006 at $0.0001 per share	4,666,667	$467	$24,533	$—	$25,000
Sale of 18,666,668 units net of underwriter’s discount and offering expenses	18,666,668	$1,867	103,090,833	—	103,092,700
Proceeds from issuance of option to underwriters	—	—	100	—	100
Net proceeds subject to possible repurchase of 9,333,334 shares	—	(933)	(53,012,404)	—	(53,013,337)
Net income	—	—	—	1,508,633	1,508,633

Balance at 31 December 2006	23,333,335	$1,401	$50,103,062	$1,508,633	$51,613,096

The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
STATEMENT OF CASH FLOWS
For the period from 30 January 2006 (inception) to 31 December 2006

30 January 2006
(inception) to
31 December 2006

Cash Flows from Operating Activities
Net income	$1,508,633
Adjustments to reconcile net income to net cash used in operating activities
Income on investments held in trust	(3,376,048)
Prepaid expenses	(42,390)
Accounts payable and accrued expenses	221,598
Income tax accrual	1,200,000

Net Cash Used in Operating Activities	$(488,207)

Cash Flows from Investing Activities
Purchase of investments held in trust	(102,666,534)

Cash Used in Investing Activities	$(102,666,534)

Cash Flows from Financing Activities
Proceeds from issuance of common shares	112,025,008

Payment of offering expenses	(8,151,208)

Net Cash Provided by Financing Activities	103,873,800

Net Increase in Cash	$719,059

Cash, Beginning of Period	—

Cash, End of Period	$719,059

The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
Notes to the financial statements for the period ended 31 December 2006
NOTE 1 — Organization and business operations
ReSearch Pharmaceutical Services, Inc. (formerly Cross Shore Acquisition Corporation) (a development stage enterprise) (the ''Company’’) was incorporated in Delaware on 30 January 2006 as a company, the objective of which is to acquire one or more operating companies engaged in the delivery of business services to companies and consumers in the U.S. At 31 December 2006, the Company was considered to be in the development stage as it had solely been engaged in efforts to raise capital and to identify and assess potential acquisitions.
The offering circular for the Company’s initial public offering (the “Offering”) was declared effective on 24 April 2006. The Company consummated the Offering on 28 April 2006 and received net proceeds of $112,000,008 before offering expenses. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with a company that is engaged in the delivery of business services (a “Business Combination”).
$102,666,534 of the net proceeds of the Offering was placed in a trust account (the “Trust Fund”) to be held there until the earlier of (i) consummation of the Company’s first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities defined as any Treasury Bill issued by the US having a maturity of 180 days or less. The investments held in trust amounted to $106,042,582 at 31 December 2006. The balance is held in trust and is not at the Company’s disposal until the consummation of a Business Combination. The remaining net proceeds received from the Offering, may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
Sums held in the Trust Fund will be released only on the earlier of completion of a Qualified Business Combination or the distribution of the remaining funds held in the Trust Fund on the Company’s failure to complete a Qualified Business Combination by the later of (i) 12 months from the date of the consummation of the Offering, (ii) 18 months after the date of the consummation of the Offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination is executed but not consummated within such 12 month period or (iii) another date agreed by a majority of shareholders (the “Business Combination Deadline”). If no Qualified Business Combination occurs the Company will be liquidated and all sums will be distributed on a pro rata basis to the Company’s shareholders.
NOTE 2 — Basis of preparation
The following accounting policies have been applied consistently in dealing with items which are material in relation to the financial statements of Cross Shore Acquisition Corporation set out in this report.
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. (“U.S. GAAP”).

Notes to the financial statements for the period ended 31 December 2006
NOTE 3 — Summary of Significant Accounting Policies
Cash and cash equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Investments held in trust are not included in the cash balance reported in the cash flow statement as the amount is restricted for use by the Company.
Investments held in trust
Investments held in trust represents amounts invested in US government securities which are held to maturity and are recorded at amortised cost. These funds will be held in trust until the earlier of the consummation of a Qualified Business Combination or 12 months from the date of the consummation of the Offering, extended to 18 months if the Company has signed a letter of intent or definitive agreement in respect of a Qualified Business Combination or extended to a date approved by the majority of shareholders. Income earned on the investments is recorded on an accruals basis and shown within other income in the income statement.
Income Taxes
Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realised. The Company recorded a deferred income tax asset to reflect the tax effect of temporary differences of approximately $234,000 at 31 December 2006. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance against the asset. The charge for ax related penalties is recorded in the taxation line of the income statement.
Earnings Per Share
Earnings per share is computed by dividing net income by the weighted-average number of shares of common shares outstanding during the period. At 31 December 2006, the weighted average number of common shares outstanding was 17,273,633. The potentially diluted effects of the warrants and option described in note 4 are not included as they are contingent upon future events.
Use of Estimates
The preparation of accounts in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Trade and Other Payables
Trade and other payables are stated cost.

Notes to the financial statements for the periods ended 31 December 2006
NOTE 4 — Initial Public Offering
On 28 April 2006, the Company sold 18,666,668 units (“Units”) in the Offering at a price of $6.00 per Unit, generating gross offering proceeds of $112,000,008. Each Unit consisted of one share of the Company’s common shares, par value $.0001 per share (the “Common Shares” or “New Shares”), and two redeemable common share purchase warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of Common Shares at an exercise price of $5.00 per share commencing on the earlier of the completion of a Qualified Business Combination with a target business or the Qualified Business Combination Deadline as defined in the admission document. The Warrants expire on the fourth anniversary of the admission date.
The Warrants are redeemable at a price of $.0001 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the Common Shares is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given and the weekly trading volume of the Company’s Common Shares has been at least 550,000 shares for each of the two calendar weeks before the Company sends the notice of redemption.
In connection with the Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase up to 933,333 Units at an exercise price of $6.60 per Unit. The option is exercisable on the earlier of the completion of a Qualified Business Combination with a target business or the Qualified Business Combination Deadline as defined in the admission document. The Warrants expire on the fourth anniversary of the admission date. The warrants underlying such Units are exercisable at $5.00 per share.
The Company determined, based upon a Black-Scholes model, that the fair value of the option on the date of the sale was approximately $1.15 per unit using an expected life of 4 years, volatility of 19.51% and a risk-free interest rate of 4.56%. At that time the Company had no trading history and as a result it was not possible to value this option based on historical trades. To estimate the volatility, the Company considered a basket of similar companies that specialize in business process outsourcing as well as broader market indices, such as the S&P 500 and Russell 2000. Management believes that this volatility is a reasonable benchmark to use in estimating the value of this option. The actual volatility of this option depended on many factors that cannot be precisely valued. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to shareholders’ equity.
NOTE 5 — Deferred Underwriters’ Fees
The Company’s lead manager and placing agent, Sunrise Securities Corp. elected to defer their non-accountable fees in connection with the placing in the amount of $756,000. Upon completion of a business combination $756,000 of the funds now in the Trust Fund will be payable. This amount will be waived if no business combination takes place.

Notes to the financial statements for the periods ended 31 December 2006
NOTE 6 — Share Capital
Preferred Shares
The Company is authorized to issue 1,000,000 shares of preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No preferred shares have been issued.
Common Shares
The Company is authorized to issue 74,800,000 shares of common shares. At 31 December 2006, there were 23,333,335 shares issued and outstanding, consisting of 4,666,667 Founding Shares issued prior to the IPO and 18,666,668 New Shares.
The Directors considered the fair value of the Founding Shares issued prior to the Offering, including factors such as the likelihood that the offering would be successful and that a Qualified Business Combination would be achieved and determined that no charge was required in respect of the Founding Shares due to the remaining uncertainty at that time.
Shares subject to repurchase
With respect to a Business Combination which is approved and consummated, any shareholder who voted against the Business Combination may demand that the Company repurchase his shares for cash. Such repurchase rights entitle a shareholder to have a certain number of New Shares repurchased which is calculated as a fraction equal to the amount of funds held in the Trust Fund immediately before the Business Combination divided by the funds placed in the Trust Funds as a result of the offering (never to exceed 1). The per share repurchase price will equal $5.50 per New Share plus the pro rata portion of income earned on the investments held in trust. A majority of New Shares are required to vote in favour of a Business Combination and founding shareholders have agreed to vote with the majority of the new shareholders. Accordingly, shareholders holding up to approximately 40% of the aggregate number of shares owned by all shareholders may seek repurchase of their shares in the event of a Business Combination. These shares are shown outside permanent equity on the balance sheet with a total value of $51,333,337 at 31 December 2006.
NOTE 7 — Income Tax Expense
For the year ended 31 December 2006, total income taxes were allocated as follows:

Income from continuing operations	$1,200,000
Shareholders’ equity	—

Total income taxes	$1,200,000

Notes to the financial statements for the periods ended 31 December 2006
NOTE 7 — Income Tax Expense (continued)
Income tax attributable to income from continuing operations consists of:

Current	Deferred	Total

Federal income tax	$1,157,232	$(234,042)	$923,190
Tax related penalties	42,768	—	42,768
Valuation allowance	—	234,042	234,042

Total income tax	$1,200,000	$—	$1,200,000

Income tax expense attributable to income from continuing operations was $1,200,000 for the year ended 31 December 2006, and differed from the amounts computed by applying the U.S. Federal income tax rate of 34% to pretax income from continuing operations as a result of the following.

Computed “expected” tax expense	$920,935
Temporary differences — Section 195 start up costs	234,042
Non-deductible expenses	2,255
Tax related penalties	42,768

Total income taxes	$1,200,000

The tax effects of temporary differences that give rise to the significant components of deferred income tax benefits attributable to income from continuing operations for the year ended 31 December 2006 and corresponding significant portions of the deferred tax asset at 31 December 2006 are presented below:

Deferred tax asset — Start up costs	$234,042
Less: Valuation allowance	$(234,042)

Total deferred tax asset	$—

In assessing the realisability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Because the generation of future taxable income is dependent upon the successful closing of a Qualified Business Combination, management has elected to establish a full valuation allowance.

Notes to the financial statements for the period ended 31 December 2006
NOTE 8 — Related Parties

Directors and Executive Officers
Edward V. Yang	Chairman and Director
Dennis M. Smith	Chief Executive Officer, Director, President and Company Secretary
Stephen E. Stonefield	Director
Jon A. Burgman	Director
The directors of the Company and their immediate relatives control 20% of the voting shares of the Company.
Transactions with Related Parties
On 28 April 2006, the Company repaid an unsecured promissory note payable to a Founding Shareholder, who is an officer and director of the Company, of $139,078. The note was non-interest bearing and therefore no interest was paid in the transaction.
The Company occupies office space provided by an affiliate of a Founding Shareholder. Such affiliate has agreed that, until the completion of a business combination or the distribution of all the sums held in the Trust Fund, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services.
NOTE 9 — Commitments and Contingent Liabilities
The company has agreed to pay an affiliate of a founding shareholder for office space as described in note 8.
An affiliate of the sole manager and placing agent of the Company has been engaged by the Company to provide financial advisory services in connection with the acquisition and financing of the Company’s initial business combination. The Company has agreed, upon completion of its initial business combination, to pay such affiliate a fee equal to the greater of (i) one per cent of the aggregate consideration paid in completing such business combination or (ii) $750,000.
NOTE 10 — Subsequent Events
On 26 April 2007, the Company executed an agreement and plan of merger in respect of a proposed Qualified Business Combination. Pursuant to the terms of the Offering, the Business Combination Deadline has been extended as described in Note 1. As a result of the extension, the Company’s financial statements have been prepared on a going concern basis.
On August 30, 2007, ReSearch Pharmaceutical Services, Inc. (RPS) merged with and into a wholly-owned subsidiary of the Company established for that purpose. As a result of the merger, RPS became a limited liability company organized under the laws of Delaware under the name ReSearch Pharmaceutical Services, LLC and the Company changed its name to ReSearch Pharmaceutical Services, Inc. The Company is now a holding company for, and conducts substantially all of its business through its wholly-owned subsidiary, ReSearch Pharmaceutical Services, LLC. The transaction constituted a Qualified Business Combination under the terms of the Offering.
On August 30, 2007 the company repurchased 8,011,148 shares at $5.65 per share and issued 15,758,496 new shares to RPS shareholders (at a value of $0.001 per share).

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
Financial Statements
(Unaudited)
Periods ended June 30, 2007 and 2006

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$106,822	$719,059
Investments held in trust	106,444,799	106,042,582
Prepaid expenses	15,540	42,390

Total Current Assets	106,567,161	106,804,031

Fixed Assets

Total Assets	106,567,161	106,804,031

LIABILITIES & SHAREHOLDERS EQUITY
Liabilities
Current Liabilities
Accounts payable and accrued expenses	2,269,912	2,177,598

Common shares subject to possible repurchase	53,013,337	53,013,337
Shareholders’ Equity	51,283,912	51,613,096

Total Liabilities and Shareholders’ Equity	$106,567,161	$106,804,031

The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
STATEMENTS OF INCOME

		Period from
		January 30,
		2006
	Six months ended	(inception) to
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)

Costs and expenses
Formation and Operating Costs	$2,014,542	$108,197

Other income
Income on investments held in trust	2,568,694	360,926
Interest Income	4,383	—

Total other income	2,573,077	360,926

Income before provision for income taxes	558,535	252,729

Provision for income taxes	(887,719)	(111,959)

Net Loss	$(329,184)	$140,770

Weighted Average Shares Outstanding	23,333,335	9,851,853

Net Income per weighted average common share outstanding — basic and diluted	$(0.01)	$0.01
The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

		Period from
	Six months	January 30, 2006
	ended	(inception) to
	June 30, 2007	June 30, 2006
	(unaudited)	(unaudited)

Cash Flows from Operating Activities
Net Income (Loss)	$(329,184)	$140,770
Adjustments to reconcile net income to net cash used in operating activities

Income on investments held in trust	(2,568,694)	(360,926)
Prepaid expenses	26,850	(78,753)
Accounts payable and accrued expenses	92,314	146,505
Income tax payments from trust	2,166,477	—

Net Cash Used in Operating Activities	(612,237)	(152,404)

Cash Flows from investing activities
Purchase of investments held in trust	—	(102,666,517)

Net Cash Provided by Financing Activities	—	(102,666,517)

Cash Flows from Financing Activities
Proceeds from issuance of common shares	—	112,025,008
Payment of offering expenses	—	(8,154,074)

Net Cash used in Financing Activities	—	103,870,934

Net (Decrease) Increase in Cash	(612,237)	1,052,013

Cash, Beginning of Period	719,059	—

Cash, End of Period	$106,822	$1,052,013

The accompanying notes are an integral part of these financial statements.

ReSearch Pharmaceutical Services, Inc.
(formerly Cross Shore Acquisition Corporation)
(A Development-Stage Enterprise)
Notes to the Financial Statements (unaudited)
NOTE 1 — Organization and Business Operations
Cross Shore Acquisition Corporation (a development stage enterprise) (the “Company”) was incorporated in Delaware on 30 January 2006 as a company, the objective of which is to acquire one or more companies engaged in the delivery of business services to companies and consumers in the U.S. The Company is considered to be in the development stage as it has solely been engaged in efforts to raise capital and to identify and assess potential acquisitions.
The offering circular for the Company’s initial public offering (the “Offering”) was declared effective on 24 April 2006. The Company consummated the Offering on 28 April 2006 and received net proceeds of approximately $112 million before offering expenses. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with a company that is engaged in the delivery of business services (a “Business Combination”).
$102,666,517 of the net proceeds of the Offering was placed in a trust account (the “Trust Fund”) to be held there until the earlier of (i) consummation of the Company’s first Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Fund, funds will only be invested in United States government securities defined as any Treasury Bill issued by the US having a maturity of 180 days or less. The investments held in trust amounted to $106,444,799 at June 30, 2007. The balance is held in trust and is not at the Company’s disposal until the consummation of a Business Combination. The remaining net proceeds received from the Offering, may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
Sums held in the Trust Fund will be released only on the earlier of completion of a Qualified Business Combination or the distribution of the remaining funds held in the Trust Fund on the Company’s failure to complete a Qualified Business Combination by the later of (i) 12 months from the date of the consummation of the Offering, (ii) 18 months after the date of the consummation of the Offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination is executed but not consummated within such 12 month period or (iii) another date agreed by a majority of shareholders (the “Business Combination Deadline”). If no Qualified Business Combination occurs, the Company will be liquidated and all sums will be distributed on a pro rata basis to the Company’s shareholders.

Notes to the Financial Statements (unaudited)
NOTE 2 — Basis of Preparation
The following accounting policies have been applied consistently in dealing with items which are material in relation to the financial statements of Cross Shore Acquisition Corporation set out in this report.
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
NOTE 3 — Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Investments held in trust are not included in the cash balance reported in the cash flow statement as the amount is restricted for use by the Company.
Investments held in Trust
Investments held in trust represents amounts invested in US government securities which are held to maturity and are recorded at amortized cost. These funds will be held in trust until the earlier of the consummation of a Qualified Business Combination or 12 months from the date of the consummation of the Offering, extended to 18 months if the Company has signed a letter of intent or definitive agreement in respect of a Qualified Business Combination or extended to a date approved by the majority of shareholders. Income earned on the investments is recorded on an accruals basis and shown within other income in the income statement.
Income Taxes
Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation is established when necessary to reduce deferred tax assets to the amount expected to be realized.
Earnings Per Share
Earnings per share is computed by dividing net income by the weighted-average number of shares of common shares outstanding during the period. At 30 June 2006 and June 30 2007, the weighted average number of common shares outstanding was 9,851,853 and 23,333,335 respectively. The potentially dilutive effects of the warrants and option described in note 4 are not included as they are contingent upon future events.
Use of Estimates
The preparation of accounts in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Trade and Other Payables
Trade and other payables are stated at cost.
NOTE 4 — Initial Public Offering
On 28 April 2006, the Company sold 18,666,668 units (“Units”) in the Offering at a price of $6.00 per Unit, generating gross offering proceeds of $112,000,008. Each Unit consisted of one share of the Company’s common shares, par value of $.0001 per share (the “Common Shares” or “New Shares”), and two redeemable common share purchase warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of Common Shares at an exercise price of $5.00 per share or the Qualified Business Combination Deadline as defined in the admission document. The Warrants expire on the fourth anniversary of the admission date.
The Warrants are redeemable at a price of $.0001 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the Common Shares is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given and the weekly trading volume of the Company’s Common Shares has been at least 550,000 shares for each of the two calendar weeks before the Company sends the notice of redemption.
In connection with the Offering, the Company issued, for $100, an option to the representative of the underwriters to purchase up to 933,333 Units at an exercise price of $6.60 per Unit. The option is exercisable on the earlier of the completion of a Qualified Business

Combination with a target business or the Qualified Business Combination Deadline as defined in the admission document. The Warrants expire on the fourth anniversary of the admission date. The warrants underlying such Units are exercisable at $5.00 per share.
The Company determined, based upon a Black-Scholes model, that the fair value of the option on the date of the sale was approximately $1.15 per unit using an expected life of four years, volatility of 19.51% and a risk-free interest rate of 4.56%. At that time, the Company had no trading history and as a result, it was not possible to value this option based on historical trades. To estimate the volatility, the Company considered a basket of similar companies that specialize in business process outsourcing as well as broader market indices, such as the S&P 500 and Russell 2000. Management believes that this volatility is a reasonable benchmark to use in estimating the value of this option. The actual volatility of this option depended on many factors that cannot be precisely valued. The Company accounted for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the public offering resulting in a charge directly to shareholders’ equity.

Notes to the Financial Statements (unaudited)
NOTE 5 — Deferred Underwriters’ Fees
The Company’s lead manager and placing agent, Sunrise Securities Corp., elected to defer their non-accountable fees in connection with the placing in the amount of $756,000. Upon completion of a business combination, $756,000 of the funds now in the Trust Fund will be payable. This amount will be waived if no business combination takes place.
NOTE 6 — Share Capital
Preferred Shares
The Company is authorized to issue 74,800,000 shares of common shares. At June 30, 2007, there were 23,333,335 shares issued and outstanding, consisting of 4,666,667 Founding Shares issued prior to the IPO and 18,666,668 New Shares.
The Directors considered the fair value of the Founding Shares issued prior to the Offering, including factors such as the likelihood that the offering would be successful and that a Qualified Business Combination would be achieved and determined that no charge was required in respect to the Founding Shares due to the remaining uncertainty at that time.
Shares Subject to Repurchase
With respect to a Business Combination which is approved and consummated, any shareholder who voted against the Business Combination may demand that the Company repurchase his shares for cash. Such repurchase rights entitle a shareholder to have a certain number of New Shares repurchased which is calculated as a fraction equal to the amounts of funds held in the Trust Fund immediately before the Business Combination divided by the funds placed in the Trust Funds as a result of the offering (never to exceed 1). The per share repurchase price will equal $5.50 per New Share plus the pro rata portion of income earned on the investments held in trust. A majority of New Shares are required to vote in favor of a Business Combination and founding shareholders have agreed to vote with the majority of the new shareholders. Accordingly, shareholders holding up to approximately 40% of the aggregate number of shares owned by all shareholders may seek repurchase of their shares in the event of a Business Combination. These shares are shown outside permanent equity on the balance sheet with a total value of $51,333,337.

Notes to the Financial Statements (unaudited)
NOTE 7 — Related Parties
The directors of the Company and their immediate relatives control 20% of the voting shares of the Company.
Transactions with Related Parties
On 28 April 2006, the Company repaid an unsecured promissory note payable to a Founding Shareholder, who is an officer and director of the Company, of $139,078. The note was non-interest bearing and therefore, no interest was paid in the transaction.
The Company occupies office space provided by an affiliate of a Founding Shareholder. Such affiliate has agreed that, until the completion of a business combination or the distribution of all the sums held in the Trust Fund, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services.
NOTE 8 — Commitments and Contingent Liabilities
The Company has agreed to pay an affiliate of a founding shareholder for office space as described in Note 7.
An affiliate of the sole manager and placing agent of the Company has been engaged by the Company to provide financial advisory services in connection with the acquisition and financing of the Company’s initial business combination. The Company has agreed, upon completion of its initial business combination, to pay such affiliate a fee equal to the greater of (i) one percent of the aggregate consideration paid in completing such business combination or (ii) $750,000.
NOTE 9 — Business Combination Deadline Extention
On 26 April 2007, the Company executed an agreement and plan of merger in respect of a proposed Qualified Business Combination. Pursuant to the terms of the Offering, the Business Combination Deadline has been extended as described in Note 1.
NOTE 10 — Subsequent Events
On 26 April 2007, the Company executed an agreement and plan of merger in respect of a proposed Qualified Business Combination. Pursuant to the terms of the Offering, the Business Combination Deadline has been extended as described in Note 1. As a result of the extension, the Company’s financial statements have been prepared on a going concern basis.
On August 30, 2007, ReSearch Pharmaceutical Services, Inc. (RPS) merged with and into a wholly-owned subsidiary of the Company established for that purpose. As a result of the merger, RPS became a limited liability company organized under the laws of Delaware under the name ReSearch Pharmaceutical Services, LLC and the Company changed its name to ReSearch Pharmaceutical Services, Inc. The Company is now a holding company for, and conducts substantially all of its business through its wholly-owned subsidiary, ReSearch Pharmaceutical Services, LLC. The transaction constituted a Qualified Business Combination under the terms of the Offering.
On August 30, 2007 the company repurchased 8,011,148 shares at $5.65 per share and issued 15,758,496 new shares to RPS shareholders (at a value of $0.001 per share).

EXHIBIT LIST

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated as of April 26, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., The RPS Securityholders and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee+***

2.2
First Amendment to Agreement and Plan of Merger dated as of June 5, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee+***

2.3
Second Amendment to Agreement and Plan of Merger dated as of July 6, 2007 among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and Daniel M. Perlman and Daniel Raynor, as the RPS Securityholders Committee+***

3.1	Second Restated and Amended Certificate of Incorporation of Cross Shore Acquisition Corporation**

3.2	Restated By-laws of Cross Shore Acquisition Corporation**

4.1	Registration Rights Agreement dated as of August 30, 2007 between Cross Shore Acquisition Corporation and Daniel M. Perlman and Daniel Raynor as the RPS Securityholders Committee**

4.2	Investor Rights Agreement dated as of April 24, 2006 among Cross Shore Acquisition Corporation, Sunrise Securities Corp. and Collins Stewart Limited**

4.3
Registration Rights Agreement dated as of April 24, 2006 by and among Cross Shore Acquisition Corporation, Stephen Stonefield, Jon Burgman, CSA I, LLC, CSA II, LLC, CSA III, LLC, and Sunrise Securities Corp.**

4.4
Share Escrow Agreement dated as of April 24, 2006 by and among Cross Shore Acquisition Corporation, Dennis Smith, Edward Yang, Jon Burgman, Stephen Stonefield, CSA I, LLC, CSA II, LLC, CSA III, LLC, Sunrise Securities Corp., and Collins Stewart Limited.**

4.5	Specimen Certificate of Common Stock**

4.6	Specimen Warrant Certificate**

4.7	ReSearch Pharmaceutical Services, Inc. 2007 Equity Incentive Plan**

4.8	Warrant Deed dated April 24, 2006 between Cross Shore Acquisition Corporation and Capita IRG (Offshore) Limited**

4.9	Unit Purchase Option for the Purchase of 933,333 Units of Cross Shore Acquisition Corporation dated April 24,

Exhibit No.	Description
2006**

10.1
Pennsylvania Full Service Lease between Brandywine Operating Partnership, L.P. and ReSearch Pharmaceutical Services, Inc. for 520 Virginia Drive, Fort Washington, Pennsylvania, dated as of August 7, 2006***

10.2	Revolving Credit and Security Agreement by and among ReSearch Pharmaceutical Services, Inc and PNC Bank, N.A. dated November 1, 2006***

10.3	First Amendment and Waiver by and among ReSearch Pharmaceutical Services, Inc. and PNC Bank, N.A. dated August 29, 2007***

10.4	Employment Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Daniel Perlman***

10.5	Employment Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Harris Koffer**

10.6	Employment Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Steven Bell**

10.7	Employment Agreement dated December 6, 2007 between ReSearch Pharmaceutical Services, LLC and Samir Shah**

10.8	Standard form of Non-Qualified Stock Option Award Agreement**

10.9	Standard form of Replacement Incentive Stock Option Award Agreement**

10.11	Agreement Concerning Board of Directors dated August 20, 2007 between ReSearch Pharmaceutical Services, Inc. and Pangaea One Acquisition Holdings I, LLC***

10.12	Consulting Agreement dated November 16, 2007 between ReSearch Pharmaceutical Services, Inc. and Cartesian Capital Management, LLC**

10.13	Employment Agreement dated April 28, 2001 between ReSearch Pharmaceutical Services, Inc. and Janet Brennan***

10.14	Employment Agreement dated April 28, 2001 between ReSearch Pharmaceutical Services, Inc. and Joseph Arcangelo***

10.15	Service Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Dennis Smith***

10.16	Service Agreement dated April 26, 2007 between Cross Shore Acquisition Corporation and Edward Yang***

10.17	Share Repurchase Agreement dated October 4, 2007 between ReSearch Pharmaceutical Services, Inc. and Pangaea One Acquisition Holdings I, LLC***

10.18	Description of the ReSearch Pharmaceutical Services, Inc. Performance Bonus Award Process*

16.1	Letter regarding change in certifying accountant from KPMG Audit Plc***

21.1	List of subsidiaries of ReSearch Pharmaceutical Services, Inc.**

*	Filed herewith.

**	Previously filed as an exhibit to the Company’s registration statement on Form 10 filed with the Securities and Exchange Commission on December 14, 2007 and incorporated herein by reference.

***	Previously filed as an exhibit to the Company’s Amendment No. 1 to the registration statement on Form 10/A filed with the Securities and Exchange Commission on January 22, 2008 and incorporated herein by reference.

+	The Agreement and Plan of Merger dated as of April 26, 2007 contains a brief list identifying all schedules and exhibits to the Agreement and Plan of Merger, the First Amendment to Agreement and Plan of Merger dated June 5, 2007, and the Second Amendment to Agreement and Plan of Merger dated July 6, 2007. Such schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.